  As filed with the Securities and Exchange Commission on August 2, 1999
                                                      Registration No. 333-81107
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              Amendment No. 2

                                    To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ----------------
                               LOISLAW.COM, INC.
             (Exact name of Registrant as specified in its charter)

        Delaware                       7374                  71-0655999
     (State or other             (Primary Standard        (I.R.S. Employer
     jurisdiction of                Industrial           Identification No.)
    incorporation or            Classification Code
      organization)                   Number)

                               ----------------
                             105 North 28th Street
                           Van Buren, Arkansas 72956
                                 (501) 471-5581
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------
                                 KYLE D. PARKER
               Chairman of the Board and Chief Executive Officer
                               Loislaw.com, Inc.
                             105 North 28th Street
                           Van Buren, Arkansas 72956
                                 (501) 471-5581
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                   Copies to:
            Kenn W. Webb, Esq.                Lawrence S. Wittenberg, Esq.
         Thompson & Knight, P.C.             Testa, Hurwitz & Thibeault, LLP
     1700 Pacific Avenue, Suite 3300                 125 High Street
           Dallas, Texas 75201                 Boston, Massachusetts 02110
              (214) 969-1700                         (617) 248-7000

                               ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]

   If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed.        +
+Loislaw.com may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and it is not soliciting + +of an offer to buy these securities in any state where the offer or sale is +
+not permitted.                                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                      SUBJECT TO COMPLETION--      , 1999

PROSPECTUS
--------------------------------------------------------------------------------

                                     Shares

[LOGO]                         Loislaw.com, Inc.

                                  Common Stock

--------------------------------------------------------------------------------

Loislaw.com, Inc. is offering           shares of its common stock and Douglas
W. Parker, Sr. is offering        shares of common stock in an initial public
offering. Prior to this offering, there has been no public market for Loislaw.com's common stock.

Loislaw.com provides comprehensive, affordable and easy-to-use legal and related information to lawyers and law firms over the Internet and on CD-ROM.

It is anticipated that the public offering price will be between $      and
$      per share. The shares of Loislaw.com will be quoted in the Nasdaq
National Market under the symbol "LOIS."

                                                               Per Share Total
   Public offering price......................................  $        $
   Underwriting discounts and commissions.....................  $        $
   Proceeds, before expenses, to Loislaw.com..................  $        $
   Proceeds to Douglas W. Parker, Sr. ........................  $        $

See "Risk Factors" on pages 9 to 16 for factors that you should consider before investing in the shares of Loislaw.com.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

The underwriters may purchase up to         additional shares from Loislaw.com
at the public offering price, less underwriting discounts and commissions.
Delivery and payment for the shares will be on      , 1999.

Prudential Securities
                           U.S. Bancorp Piper Jaffray
                                                           Dain Rauscher Wessels
                                                            a division of Dain
                                                           Rauscher Incorporated

     , 1999

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary...................   4
Risk Factors.........................   9
Forward-Looking Statements...........  17
Use of Proceeds......................  18
Dividend Policy......................  18
Dilution.............................  19
Capitalization.......................  20
Selected Financial Data..............  21
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................  23
Business.............................  33

                                      Page
                                      ----
Management..........................   45
Certain Transactions................   51
Principal and Selling Stockholders..   55
Description of Capital Stock........   57
Shares Eligible for Future Sale.....   59
Underwriting........................   61
Legal Matters.......................   62
Experts.............................   62
Available Information...............   63
Index to Financial Statements.......  F-1
Valuation and Qualifying Accounts...  S-1

--------------------------------------------------------------------------------

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully.

                                  Loislaw.com

   Loislaw.com provides comprehensive, affordable and easy-to-use legal and related information to lawyers and law firms over the Internet and on CD-ROM. We offer more than 1,180 databases that we estimate to contain over 50 million pages of federal and state law, continuing legal education materials and other legal information. We believe this is the largest collection of legal databases in hypertext mark-up language, or HTML, the standard format language used on the Internet. We offer powerful and intuitive search tools designed to make our information easily accessible and valuable to our users. Through LOIS LawWatch, we provide personalized, intelligent-searching software programs that automatically and continuously search our web site and notify our users when new documents match their search criteria. Our news feeds provide up to 150,000 news articles a month from more than 400 domestic and international sources. Our legal information is available through our web site at loislaw.com or through our CD-ROM products for an annual subscription price.

   We have historically targeted our marketing efforts to law firms with fewer than 20 lawyers. Small law firms typically require legal information for the states in which they practice, while large law firms typically require legal information for all 50 states. Currently, we provide statutes, regulations and rules of court for all state and federal jurisdictions. We also provide comprehensive court decisions for the U.S. Supreme Court dating back to 1899 and all federal circuit courts of appeal dating back to 1971. In addition, with the completion of databases for 12 new states in the last six months, we currently provide comprehensive legal information for 32 of the 50 states. The lawyers in these states represent over 88% of the total number of practicing lawyers in small U.S. law firms. We intend to complete our state law databases for all 50 states by December 31, 1999. Upon completion of these databases, we plan to aggressively market to additional small law firms, large law firms and legal departments of corporations.

   Since we launched our web site in 1996, our web-based products have represented an increasing percentage of our sales. We expect this trend to continue as we sell more web-based products to existing customers and gain new customers, and as our existing CD-ROM customers migrate to our web-based products. During the month of June 1999, we exceeded 1.8 million searches on our web site compared to 196,000 during June 1998. At June 30, 1999, we had a total of 7,844 customers of which 3,132 purchased our web-based products. The percentage of customers that renewed their subscriptions to our products was 89.3% in 1998. We generated revenues of $5.0 million in 1998 and $2.8 million in the six months ended June 30, 1999, and incurred a net loss of $8.6 million in 1998 and $7.5 million in the six months ended June 30, 1999. Through June 30, 1999, our accumulated deficit totaled $22.5 million.

                                   Our Market

   The market for web-based and other on-line legal, tax and public record information is large and growing. According to Simba Information, Inc.'s Web/Online Services 1998-2002: Market Analysis & Forecast, the market for web-based and other on-line legal, tax and public record information was $1.7 billion in 1998 and is projected to grow to $2.7 billion in 2002.

   We believe that the following are the key drivers of growth in the market for web-based and other on-line legal information:

  .An increase in the number of lawyers;

  .An increase in litigation; and

  .The growth of the Internet.

                                  Our Strategy

   Our objective is to become the leading Internet destination for lawyers, law students, business people and consumers who need legal and related information. We developed our core products to serve the research needs of lawyers. As we expand our product offerings, we plan to address additional needs of lawyers and offer legal information designed to meet the needs of consumers. To achieve our business objectives, we plan to do the following:

  . Continue to market aggressively to small law firms to expand our small law firm customer base;

  . Complete our state law databases for all 50 states by December 31, 1999, at which time we intend to aggressively market our products to large law firms and legal departments of corporations;

  . Continue to build the depth and breadth of our databases through internal development and by licensing and acquiring information from third parties;

  . Continue to promote brand awareness through expansion of our direct sales force, reliable product offerings, excellent customer service and effective marketing and promotion;

  . Continue to forge alliances with state and national bar associations, continuing legal education associations and court systems; and

  . Develop a new web site linked to our loislaw.com web site that will offer legal and related information to consumers.

   Loislaw.com was incorporated in Arkansas as Law Office Information Systems, Inc. on October 13, 1987 and reincorporated in the State of Delaware on June 18, 1999. Our principal executive offices are located at 105 North 28th Street, Van Buren, Arkansas 72956 and our telephone number is (501) 471-5581. Our web site address is www.loislaw.com. The information contained on our web site is not a part of this prospectus.

                                  The Offering

Shares offered by Loislaw.com................       shares

Shares offered by Douglas W. Parker, Sr. ....       shares

Total shares outstanding after this
 offering....................................       shares

Use of proceeds by Loislaw.com...............  For debt reduction, redemption of preferred stock, continued development
                                               of legal databases, expansion of
                                               marketing and sales activities,
                                               potential acquisitions and other general
                                               corporate purposes.

Proposed Nasdaq National Market symbol.......  LOIS

   The common stock to be outstanding after the offering is based on the shares outstanding as of June 30, 1999 and does not include the following:

  . 1,000,000 shares of common stock reserved for issuance under our employee stock option plan, of which options to purchase 583,122 shares are currently outstanding and options covering 186,500 shares to be granted upon the completion of this offering at the initial price to the public;

  . 320,000 shares of common stock reserved for issuance under our stock option plan for nonemployee directors, including 120,000 shares that will be covered by options we intend to grant with exercise prices equal to the initial public offering price;

  . 300,000 shares reserved for issuance under our employee stock purchase plan; and

  . 35,536 shares reserved for issuance upon the exercise of outstanding warrants.

   Unless otherwise indicated, all information contained in this prospectus reflects:

  .  a two-for-one stock split effected on July 23, 1999;

  . the conversion of Series A Convertible preferred stock and Series C Convertible preferred stock into common stock, which will occur immediately upon the completion of this offering; and

  .  does not include     shares subject to the underwriters' over-allotment
     option.

                                  Risk Factors

   You should consider the risk factors before investing in Loislaw.com's common stock, and the impact of various events that could adversely affect our business.

                             Summary Financial Data

   The summary financial data set forth below should be read in conjunction with Loislaw.com's financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                           Years Ended December        Six Months
                                    31,              Ended June 30,
                          -------------------------  ----------------
                           1996     1997     1998     1998     1999
                          -------  -------  -------  -------  -------
                                                       (unaudited)
Statement of Operations
Data:                      (in thousands, except per share data)
 Web-based products
  revenue...............  $    28  $   208  $   842  $   272  $ 1,171
 CD-ROM products
  revenue...............    1,855    3,157    3,182    1,516    1,621
 Other revenue(1).......      --       --     1,000      353      --
                          -------  -------  -------  -------  -------
Total revenues..........    1,883    3,365    5,024    2,141    2,792
                          -------  -------  -------  -------  -------
Total operating
 expenses...............    5,125    5,574   12,111    4,934    8,966
                          -------  -------  -------  -------  -------
Loss from operations....   (3,242)  (2,209)  (7,087)  (2,793)  (6,174)
Other income
 (expenses).............     (249)    (461)  (1,507)    (642)  (1,303)
                          -------  -------  -------  -------  -------
Net loss................   (3,491)  (2,670)  (8,594)  (3,435)  (7,477)
Accrued preferred stock
 dividends and accretion
 on redeemable preferred
 stock and common stock
 warrants...............      --       (34)    (500)    (211)    (462)
                          -------  -------  -------  -------  -------
Net loss applicable to
 common stock...........  $(3,491) $(2,704) $(9,094) $(3,646) $(7,939)
                          =======  =======  =======  =======  =======
Net loss per share--
 basic and diluted......  $ (0.49) $ (0.38) $ (1.26) $ (0.51) $ (0.94)
                          =======  =======  =======  =======  =======
Weighted average common
 shares outstanding--
 basic and diluted......    7,057    7,163    7,222    7,180    8,424
                          =======  =======  =======  =======  =======
                                     Years Ended       Six Months
                                    December 31,     Ended June 30,
                                   ----------------  ----------------
                                    1997     1998     1998     1999
                                   -------  -------  -------  -------
                                                 (in thousands)
Other Data (unaudited):
Web-based new sales(2)...........  $   485  $ 1,985  $   733  $ 1,780
CD-ROM new sales(2)..............    2,370    2,081    1,088      514
                                   -------  -------  -------  -------
 Total new sales(2)..............  $ 2,855  $ 4,066  $ 1,821  $ 2,294
                                   =======  =======  =======  =======

--------

(1) Other revenues in 1998 were from producing customized databases for a third party.

(2) New sales represent the total payments to be received by us over the lives of the subscription contracts from all new product sales to our new and existing customers during the period. New sales do not include renewals of existing subscriptions to our products.

   The Pro Forma column included in the Balance Sheet Data adjusts the numbers in the Actual column to give effect to:

  . the conversion of 931,044 shares of Series A Convertible preferred stock and 2,495,697 shares of Series C Convertible preferred stock into 6,853,482 shares of common stock immediately upon completion of this offering; and

  . the elimination of the redemption features on 2,113,232 shares of common stock and outstanding warrants for the purchase of 35,536 shares of common stock.

   The As Adjusted column included in the Balance Sheet Data adjusts the numbers in the Actual column to give effect to the pro forma adjustments described in the preceding paragraph and:

  .  net proceeds from the sale of      shares of common stock at an assumed
     public offering price of $   per share by us in this offering after
     deducting the underwriting discounts and commissions and estimated offering expenses;

  . our application of $4,940,157 to redeem 439,589 shares of Series B Redeemable preferred stock and accrued dividends on this stock and $14,557,184 to repay outstanding debt with a portion of the net proceeds of this offering; and

  . the loss on extinguishment of debt attributable to the write-off of deferred loan costs in the amount of $4,017,634 as a result of repaying the related debt.

                                                As of June 30, 1999
                                           -------------------------------
                                            Actual   Pro Forma As Adjusted
Balance Sheet Data (unaudited):            --------  --------- -----------
                                                   (in thousands)
Cash and cash equivalents................. $  3,275   $ 3,275     $
Working capital (deficit).................  (15,543)  (15,543)
Total assets..............................   27,988    27,988
Total debt (including capital lease
 obligations).............................   14,586    14,586
Deferred revenues.........................    4,006     4,006
Redeemable equity securities..............   25,324     4,940
Total stockholders' equity ( deficit).....  (20,408)      (24)

                           Intellectual Property

   We have obtained federal trademark registrations for LOIS PROFESSIONAL LIBRARY(R), N-line(R), PITA(R) and THE TECHNOLOGY COMPANY WITH A LAW DEGREE(R), and have pending trademark applications for LOIS SM and the LOIS logo SM. We have also obtained copyright registrations for the following proprietary software programs: PITA(R), CaseBase: The Arkansas Reports, and Law Office Information Systems: Master Menu Systems. Other trademarks and trade names in this prospectus are the property of other owners.

                                  RISK FACTORS

   You should consider carefully the following risk factors in addition to the other information set forth in this prospectus before purchasing shares of common stock of Loislaw.com. Each of these risk factors could adversely affect our business, operating results and financial condition as well as adversely affect the value of an investment in our common stock.

   Risks Particular to Loislaw.com

   We have operated at a loss in recent periods and may not become profitable in the future.

   We had net operating losses of $3.5 million in 1996, $2.7 million in 1997, $8.6 million in 1998 and $7.5 million in the six months ended June 30, 1999. These losses have resulted principally from expenses related to data conversion and the marketing costs incurred with the introduction of our new products in the various state markets. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to incur significant operating expenses and make capital investments in our business. We may never generate sufficient revenues to achieve profitability. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis. At June 30, 1999, we had an accumulated deficit of $22.5 million.

  The competition in our industry is intense, our principal competitors have significantly greater resources than we do, and this competition may cause us to lose customers and prevent us from attracting new customers.

   The market for electronic legal information is currently dominated by LEXIS-NEXIS, which is owned by Reed-Elsevier, and West Group, a division of The Thomson Corporation. These competitors are both large, well-established companies. They offer databases that are similar to or in some cases larger than the databases that we offer. While we have been in the legal publishing business since 1987, LEXIS-NEXIS has been in operation for over 25 years and West Group has been in operation for over 100 years. Our competitors also have greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may enable them to undertake more extensive marketing campaigns, to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than we can. LEXIS-NEXIS and West Group have significant penetration in the large law firm market, a market in which we intend to compete. Also, both LEXIS-NEXIS and West Group maintain web sites that offer access to their legal databases. Although all of our data is in hypertext markup language which is the standard format language used on the Internet, LEXIS-NEXIS and the West Group are in the process of converting their data into hypertext mark-up language which may enable them to better serve their customers.

   In addition, we compete with companies that offer fee-based access to selected legal databases over the Internet. These companies may be more successful than we may be in capturing market share.

  Our results of operations have fluctuated from quarter to quarter due, in part, to the introduction of new legal databases. Our results may continue to fluctuate due to the factors listed below. These fluctuations could result in a lower price for our common stock.

   Database costs have fluctuated historically because during some quarters we have incurred more costs related to the production of statutes and regulations databases that we expensed and during other quarters we have incurred more costs related to court decisions that we capitalized.

   In the future, our quarterly results may be affected by factors that are beyond our control, including:

  . introduction of new products or pricing programs by our competitors;

  . difficulties in managing growth;

  . technical difficulties or system downtime affecting our web-based products;

  . variations in spending patterns by lawyers;

  . other business interruptions;

  . increases in selling and marketing expenses, as well as other operating expenses;

  . Year 2000 problems with our technology or the technology of third parties with which we do business;

  . the amount and timing of costs associated with the development and introduction of new database products;

  . economic conditions specific to the Internet or to the legal profession, as well as general economic conditions; and

  . costs and risks associated with potential acquisitions.

   In addition, a substantial portion of our expenses, including most product development and selling and marketing expenses, must be incurred in advance of revenue generation. If our projected revenue does not meet our expectations, then our operating profit, if any, may fall short of our expectations. Further, we may change our pricing strategy for our products due to the rapidly evolving market for electronic legal information, and this may affect our quarterly results.

   Any one or more of these factors could affect our business, financial condition and results of operations, and this makes the prediction of results of operations on a quarterly basis unreliable. As a result, we believe that period-to-period comparisons of our historical results of operations are not necessarily meaningful and that you should not rely on them as an indication of future performance. Also, due to these and other factors, it is possible that our quarterly results of operations may be below the expectations of public market analysts and investors. This could adversely affect the price of our common stock.

  We may require additional capital in the future which may not be available to us.

   We may need to raise additional funds through public or private debt or equity financing. Adequate funds may not be available when needed or may not be available on favorable terms. If we raise additional funds by issuing equity securities, dilution to existing stockholders may result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business. Our future capital requirements depend upon many factors, including, but not limited to:

  .our significant database costs due to the development of our legal databases;

  .the rate at which we expand our sales and marketing operations;

  .the rate at which we expand our operations;

  .the extent to which we develop and upgrade our technology;

  .the occurrence, timing, size and success of acquisitions; and

  .the response of competitors to our service offerings.

  We could be exposed to legal liability for inaccuracies in the information we provide because lawyers rely on the integrity of our databases when conducting their legal research.

   Although we perform extensive quality control tests on information we include in our legal databases, we cannot achieve 100% accuracy. We may be subject to claims by our customers based on negligence or other theories relating to the legal information we distribute. These types of claims could be time-consuming and expensive to defend and could result in the diversion of our management's time and attention. We maintain business liability insurance and provide no express or implied warranties to our customers, but our insurance and our contracts with customers may not fully protect us against these types of claims.

  Rapid growth in our business due to an increase in the number of customers subscribing to our web-based products could strain our operational and financial resources causing us to lose customers and increase our operating expenses.

   Since we began delivering our legal information databases over the Internet in July 1996, we have experienced rapid growth in our operations. This growth has placed a strain on our operational and financial resources. Any increase in the volume of users of our computer system could strain the capacity of our software or hardware, which could lead to slower response times or system failures. Any future growth may require us, among other things, to:

  . expand and upgrade our hardware and software systems;

  . expand and improve our operational and financial procedures, systems and controls;

  . improve our financial and management information systems;

  . expand, train and manage a larger workforce; and

  . improve the coordination among our technical, sales and marketing, financial, accounting and management personnel.

   We cannot assure you that our personnel, systems and controls will be adequate to support future growth. Our inability to manage growth effectively or to maintain the quality of our products and services could cause us to lose customers and could materially increase our operating expenses.

  If we do not increase awareness of our brand name, our ability to reach new customers will be limited.

   Our future success will depend, in part, on our ability to increase awareness of our brand name and our loislaw.com web site. In order to do so, we must succeed in our marketing efforts, provide high-quality products and services and increase traffic to our web site. We intend to increase our marketing budget substantially as part of our brand-building efforts. If our marketing efforts are unsuccessful or if we cannot increase our brand awareness, we may not be able to attract new customers and increase our revenues.

  The large law firm market is currently dominated by West Group and LEXIS-NEXIS, and we have very little experience in marketing our products to large law firms, corporate legal departments and consumer markets, and thus our inability to penetrate these markets could impede our growth.

   Substantially all of our revenues to date have been generated by sales of our products to small law firms having 20 or fewer lawyers. Our business strategy calls for increased sales to large law firms and legal departments of corporations and the development of a consumer-oriented web site. The large law firm market for electronic legal information is dominated, and is likely to be dominated for the near future, by West Group and LEXIS-NEXIS, our two principal competitors. Moreover, we have little experience designing products and serving the needs of large law firms, legal departments of corporations or consumers. In addition, our failure to complete our comprehensive state law databases for all 50 states by December 31, 1999 could have a material adverse effect on our ability to penetrate the large law firm, and corporate legal department markets. Our inability to market our products to large law firms, legal departments of corporations or consumers successfully would prevent us from carrying out our business plan.

  The loss of our relationships with courts and legislatures that provide us with court decisions, statutes and other legal information within hours of being released could adversely affect our business by increasing the time and expense required to convert legal data.

   Loislaw.com maintains databases consisting of court decisions, statutes, regulations, administrative decisions and other legal information that has been provided to us by various courts and legislatures. We have formal agreements with some but not all of these data providers. Our ability to maintain our relationships with courts and legislatures and to build new relationships with additional data providers is critical to the success of our business. If we were not able to obtain data directly from courts and legislatures, we would have to obtain it in printed format from an alternate source, which would significantly increase the time and expense required to convert the information into the format we use for our products. We obtain data from most courts and legislatures free of charge or at nominal costs. If any of them began to charge us significant fees for providing court decisions, statutes and other data, our costs of data acquisition could increase significantly. The loss of any relationships with data providers, or any significant increase in data acquisition costs, could materially increase our operating expenses.

  System failures could be harmful to our reputation by interrupting our ability to provide services through our web site.

   The continued and uninterrupted performance of our computer system is critical to our success. Any system failure that causes interruptions in our ability to deliver our products to our customers, including failures that affect our ability to collect information from our data providers, could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of our services. We also face the risk of a security breach of our computer system which could disrupt the distribution of our legal information. The number of visits to our web site has been increasing, and we have had to purchase additional computer equipment to handle the increased traffic. Further increases in traffic on our web site could strain our systems and increase the likelihood of system failures.

  Damage to our computer system could delay or prevent delivery of our products and result in the loss of our customers.

   Our operations are dependent on our ability to protect our computer system against damage from computer viruses, fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, a failure of our telecommunication providers to provide the data communications capacity in the time frame required by us for any reason could cause interruptions in the delivery of our products. Substantially all of our computer and communications hardware is located at a single facility in Van Buren, Arkansas, and the loss of this hardware or the data it contains would cause us not to be able to operate our business for a substantial period of time. Unanticipated problems could interrupt or delay access to our web-based products. Although we carry general liability insurance, our insurance may not cover any claims by dissatisfied subscribers or may not be adequate to indemnify us for any liability we may incur if we are sued. Any system failure, security breach or other damage could interrupt or delay our operations, damage our reputation and cause us to lose customers.

  Our reliance on foreign data converters to convert large amounts of printed legal material into electronic format creates risks of business interruption due to the unpredictable nature of international business transactions.

   We rely on third parties with operations in India, Philippines and The People's Republic of China to convert some of our printed materials into electronic format, which we then edit and code into our legal databases. Our ability to expand our product offering depends upon the simultaneous expansion of our legal databases. Any interruption or termination of our arrangements with third-party data converters could result in increased costs to us or a slow-down in our expansion and product introduction plans while we locate alternative sources for the data conversion or increase our own conversion capabilities. There are numerous risks related to our business with foreign companies, including the adoption of laws and changes in political and economic conditions that could restrict or eliminate our ability to do business in these countries.

  We depend heavily on our management team, which has little experience working together or managing a public company.

   Our success depends, to a significant extent, upon the efforts and abilities of Kyle D. Parker, our Chairman of the Board and Chief Executive Officer, Mark
O. Beyland, our President and Chief Financial Officer, and other members of senior management. Loss of their services could materially and adversely affect our business, results of operations and financial condition. In addition, the rapid growth of our operations has strained our managerial resources. Until recently, Mr. Parker also performed the duties of president and chief financial officer. We hired Mr. Beyland in May 1999 to serve as our President and Chief Financial Officer. The short period of time that our senior officers have worked together, or their inability to work successfully together, may adversely affect our ability to manage growth. Moreover, none of our officers has ever been a senior executive of a public company. Our management team may not be able to manage future growth, if any, or the demands of successfully operating a public company.

  There is intense competition for qualified computer technicians, programmers and sales and marketing personnel, and our failure to attract and retain these people could affect our ability to respond to rapid technological change and to increase our sales.

   Our future success also depends upon our ability to attract and retain qualified computer programmers, other technical personnel and sales and marketing personnel. Competition for talented personnel, particularly technical personnel, is intense. This competition could increase the costs of hiring and retaining personnel.We do not have employment agreements with any of our employees, other than senior management. We may not be able to attract, retain and adequately motivate our personnel or to integrate new personnel into our operations successfully.

  If our software becomes defective, it could be costly for us to correct.

   Complex software such as the software we develop for our products may contain errors or defects, especially when first implemented, that may be costly to correct. Defects or errors also could result in downtime and our business could suffer significantly from potential adverse customer reaction, negative publicity and harm to our reputation.

  We may not be able to protect our proprietary technology, including our coding software, and we may infringe the proprietary rights of others.

   Our services are highly dependent upon proprietary technology, including, for example, our proprietary coding software which allows us to mark certain information contained in our databases to enable users to search our databases. We rely on contracts, copyright, confidentiality agreements and trademark and trade secrecy laws to protect our proprietary rights in our technology. We have also obtained several trademark registrations for our various product names. These measures may not be adequate to protect our proprietary technology. Our competitors or potential competitors may independently develop technologies that are substantially equivalent or superior to our technology. We have developed many of our software programs in-house, including our proprietary coding software. These programs interact with and perform numerous functions similar to software available from third parties. Therefore, although we do not believe we infringe any proprietary rights, we could be subject to claims that our technology infringes the proprietary rights of third parties. These claims, even if without merit, could subject us to costly litigation and could divert the time and attention of our technical and management teams.

  Potential difficulties caused by the Year 2000 problems may decrease use of Internet services, may cause harm to our reputation and may adversely affect our revenues.

   Our business could be adversely affected if the systems on which we depend to conduct our operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties and computers, software, telephone systems and other equipment used internally. If any of our significant hardware or software systems are not Year 2000 compliant, our web site could be unavailable and we would not be able to deliver products to our users over the Internet. Many third parties with which our computer systems interact have not responded to our inquiries about their Year 2000 compliance. Any failure by us to address our Year

2000 compliance issues successfully, or of our suppliers and other third parties with which we conduct business to address their Year 2000 issues successfully, could cause harm to our reputation, result in the loss of customers and adversely affect our revenues.

  Our business strategy includes acquiring complementary businesses. However, we may be unable to make attractive acquisitions or integrate acquired companies, and our inability to do so may disrupt our business.

   Our business strategy calls for acquisitions of businesses or technologies that complement our current business. We cannot assure you that we will be able to identify attractive acquisition opportunities. Even if we do identify attractive candidates, we cannot assure you that we will be able to complete the acquisition of them on commercially acceptable terms. If we acquire another business, we could have difficulty integrating its operations, systems, management and other personnel and technology with our own. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Even if these difficulties could be overcome, we cannot assure you that the anticipated benefits of any acquisition would be realized. In addition, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

   Risks Related to Our Industry

  The market for web-based legal information is new and rapidly evolving, and we may not be able to accurately predict and respond to market developments, which could prevent our products from being accepted.

   The market for web-based distribution of electronic legal information has only recently begun to develop and it is rapidly evolving. This makes it difficult to predict demand and market acceptance for our products as well as an appropriate pricing strategy for our products. We cannot guarantee you that the market for our products will grow, that our products will become widely accepted or that our pricing strategy will be successful. If the market for our products does not develop as quickly as we expect, if our products are not accepted by customers or if our pricing strategy is not successful, our future revenues from product sales will be adversely affected.

  Availability of free information from Internet portal companies may lessen the demand for our products because we charge subscription fees for our products.

   We compete with Internet portal companies that offer free access to government sponsored sites that provide some of the same information that we provide. These companies often expect to achieve high enough usage to allow them to achieve profitability by selling advertising on their sites. Substantial amounts of free legal information is also available over the Internet and from other sources, such as courts and other government agencies. This free information may lessen the demand for our products.

  If we do not respond to rapid technological change and evolving industry standards in the web-based legal information market, we will be at a competitive disadvantage and we could lose potential customers to our competitors.

   The market for web-based products and services is characterized by rapid technological developments, evolving industry standards, changing customer demands and frequent introductions of new products, services and enhancements. As a result, our success depends upon our ability to improve the performance, content and reliability of our products in response to both evolving demands of the legal community and competitive product offerings. We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace. If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.

  A downturn in the legal industry could cause our revenues to decrease.

   Our business depends on the continued demand for legal information in electronic format. Therefore, any downturn in business for the legal profession could cause our revenues to decrease which will adversely affect our results of operations.

  Sales of our web-based products are tied to the adequacy of the Internet infrastructure and the continued growth and commercial viability of the Internet. The failure of the Internet to grow or remain a viable commercial medium could harm our growth.

   Our success depends in large part on the maintenance of the Internet infrastructure as a reliable network backbone that provides adequate speed, data capacity and security. Our success also depends on the timely development of products, such as high-speed modems, that enable reliable Internet access and services. The Internet may continue to experience significant growth in the number of users, frequency of use and amount of data transmitted. The Internet infrastructure may not be able to support the demands placed on it and the performance or reliability of the Internet may be adversely affected by this continued growth. In addition, the Internet could lose its commercial viability if the number of people who use the Internet does not continue to grow. A number of factors, including unreliable service or concerns about security, could impede this growth. The infrastructure or complementary products and services necessary to maintain the Internet as a viable commercial medium may not be developed, and the Internet may not continue to be a viable commercial medium for us.

  If the government adopts regulation that charges Internet access fees or imposes taxes on subscriptions to our web-based products, our operating expenses will increase.

   Currently there are few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted that address issues such as pricing and the characteristics of products and services. In addition, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet and on-line service providers in a manner similar to long-distance telephone carriers and to impose access fees on them. This could increase the cost of transmitting data over the Internet. Finally, state tax laws and regulations relating to the provision of products and services over the Internet are still developing. A few states have tried to impose taxes on products and services provided over the Internet. If additional states try to do so, the cost of our products may increase and we may not be able to increase the price that we charge for our products to cover these costs. Most states impose sales taxes on sales of information delivered in CD-ROM format. Any new laws or regulations or new interpretations of existing laws and regulations relating to the Internet, or any increases in taxes imposed on CD-ROM sales, could increase our operating expenses and adversely affect our results of operations.

   Risks Related to This Offering

  If you purchase shares of Loislaw.com in this offering, you will suffer
  immediate and substantial dilution of $     per share.

   You will experience an immediate and substantial dilution of $    per share
in the net tangible book value per share of common stock from the initial
public offering price. Assuming an initial public offering price of $   per
share of common stock, our net tangible book value as of June 30, 1999, after
giving effect to this offering, is $    per share. See "Dilution" on page 19
for more detailed information about the dilution that you will incur.

  After this offering existing stockholders will continue to control
  Loislaw.com.

   Following this offering, Kyle D. Parker, Mark O. Beyland, Capital Resource Lenders III, L.P., CRP Investment Partners III, LLC, Sandler Capital Partners IV, L.P., Sandler Capital Partners IV, FTE, L.P., Exeter Capital Partners IV,
L.P., Rowland Moriarty and Dublind Partners Inc. will beneficially own   % of
our outstanding common stock ( % if the underwriters' over-allotment option is exercised in full). If these persons acted together, they would have sufficient voting power to control the outcome of corporate actions submitted to the stockholders for approval and to control the management and affairs of the company. In addition, our existing stockholders have agreed under an Amended and Restated Stockholders' Agreement dated May 25, 1999 that for so long as each of (a) Capital Resource Lenders III, L.P. and (b) Sandler Capital Partners IV, L.P. and Sandler Capital Partners IV, FTE, L.P. own at least 10% of the common stock of Loislaw.com, they will vote their shares of common stock in favor of the election to our Board of Directors of one representative designated by Capital Resource Lenders III, L.P. and one representative designated by the Sandler parties.

  The shares that you purchase in this offering might not trade at or above the initial public offering price.

   The public offering price for the common stock will be determined by negotiations among us, the selling stockholder and the representatives of the underwriters. While we intend to include the common stock for quotation in the Nasdaq National Market, we do not know the extent to which investor interest in Loislaw.com will lead to the development of a trading market for the common stock or how the common stock will trade in the future. As a result, you may not be able to resell your shares at or above the initial public offering price.

   The price at which our common stock will trade depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, some of which are beyond our control. Factors such as fluctuations in our financial and operating results and developments affecting us and the markets or industry in which we compete could also cause the market price of our common stock to fluctuate substantially. In addition, the stock market, and the technology sector of the stock market, have from time to time experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of our common stock.

  A large number of shares of our stock is eligible for future sale, and the sale of these shares may cause the price of our common stock to drop.

   After this offering, we will have outstanding      shares of common stock,
     shares if the underwriters' over-allotment option is exercised in full.
This includes the      shares we are selling in this offering,      shares if
the underwriters' over-allotment option is exercised in full, which may be resold in the public market immediately without restrictions under the Securities Act, except for any shares purchased by "affiliates" of Loislaw.com (as defined in Rule 144 under the Securities Act).

   The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that they could occur. These factors could also make it more difficult to raise funds through future offerings of common stock. See "Shares Eligible for Future Sale" on page 59 for more information regarding lockup agreements and registration rights.

  Our management has broad discretion over the use of the net proceeds from this offering and may allocate these net proceeds in ways in which you do not agree.

   A significant portion of the anticipated net proceeds to Loislaw.com from this offering have not been designated for specific uses. Accordingly, management will have broad discretion with respect to the use of these funds.

  Our charter and the Delaware General Corporation Law may inhibit a takeover, which may limit the price that certain investors might be willing to pay for our common stock.

   Our certificate of incorporation and bylaws contain provisions that may make it more difficult for a third party to acquire Loislaw.com, or may discourage acquisition bids for Loislaw.com and could limit the price that investors might be willing to pay in the future for shares of our common stock. For example, we have a classified board and after the completion of this offering and the conversion of the Series A Convertible preferred stock and the Series C Convertible preferred stock into common stock, and after the redemption of the Series B Redeemable preferred stock, the Board of Directors of Loislaw.com will have the authority to issue up to 10,000,000 additional shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions including, among other things:

  . General economic and business conditions, both nationally and in our markets;

  . Assumed growth in usage of the Internet;

  . Assumed growth in the number of lawyers;

  . Our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

  . The impact of Year 2000 problems;

  . Anticipated trends in our business;

  . Existing and future regulations affecting our business;

  . Our acquisition opportunities; and

  . Other risk factors set forth under "Risk Factors" on pages 9-16 in this prospectus.

   In addition, in this prospectus, the words "believe", "may", "will", "estimate", "continue", "anticipate", "intend", "expect" and similar expressions, as they relate to Loislaw.com, our business or our management, are intended to identify forward-looking statements.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                USE OF PROCEEDS

   The net proceeds to Loislaw.com from the sale of common stock by us in this
offering, assuming a public offering price of $   per share, are estimated to
be $          ($         if the underwriters exercise their over-allotment
option in full), after deducting underwriting discounts and commissions and
estimated offering expenses of $   . We intend to use these net proceeds for
the following purposes:

  . to repay approximately $10.2 million of principal and interest on three senior subordinated notes issued by us to Capital Resource Lenders III, L.P., CRP Investment Partners III, L.P. and Rowland Moriarty. These notes bear interest at a rate of 12.5% per year and are due November 30, 2003, unless accelerated upon the occurrence of any one of several events;

  . to pay approximately $5.0 million to redeem the 439,589 shares of Series B Redeemable preferred stock plus accrued dividends held by Melissa Parker. For more information about the Series B Redeemable preferred stock, see "Certain Transactions" on page 51;

  . to repay approximately $1.2 million outstanding under our secured converting equipment line of credit and $3.0 million under our secured lines of credit for database development with Fleet National Bank, N.A. Amounts outstanding under these lines of credit bear an annual interest at a rate of prime plus 1.5%;

  . to pay $250,000 to Dublind Partners, Inc. for financial advisory services; and

  . the remainder of the net proceeds may be used for development of a consumer web site, our legal databases and expansion of our marketing and sales activity.

   We have broad discretion regarding the use of some of the proceeds to us from this offering. We intend to use the remaining net proceeds for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. While we discuss potential acquisitions and investments from time to time, we currently have no commitments or agreements for any such acquisitions or investments.

   Pending these uses, we may invest the net proceeds temporarily in short-term, investment grade, interest-bearing securities or guaranteed obligations of the U.S. government. We will not receive any proceeds from the sale of common stock by the selling stockholder.

                                DIVIDEND POLICY

   We have not declared or paid and do not anticipate declaring or paying any dividends on our common stock in the near future. Any future payment of dividends will be at the discretion of our Board of Directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors as our Board of Directors deems relevant. Moreover, we have an existing line of credit with Fleet National Bank, N.A., that prohibits us from declaring any dividend on any class of our stock, including the common stock.

                                    DILUTION

   Purchasers of the common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. Pro forma net tangible book value per share represents the amount of the total tangible assets less total liabilities of Loislaw.com, divided by the number of shares of common stock outstanding on a pro forma basis after giving effect to the conversion of all outstanding shares of convertible preferred stock and the elimination of the redemption features on 2,113,232 shares of common stock and outstanding warrants for the purchases of 35,536 shares of common stock. At June 30, 1999, Loislaw.com had a negative net tangible book value of $24,182 or $0.001 per share of common
stock. After giving effect to the sale of      shares of common stock offered
by Loislaw.com at an assumed initial public offering price of $   per share and
after the deduction of underwriting discounts and commissions and estimated offering expenses payable by us, the pro forma net tangible book value of
Loislaw.com at June 30, 1999 would have been $    per share. This represents an
immediate increase in net tangible book value of $    per share to existing
stockholders and an immediate and substantial dilution of $    per share to new
investors purchasing common stock in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price.............................      $
     Pro forma net tangible book value as of June 30, 1999........... $
     Increase attributable to new investors.......................... $
   Pro forma net tangible book value after this offering.............
                                                                           ----
   Dilution in pro forma net tangible book value to new investors....      $
                                                                           ====

   The following table summarizes, on the pro forma basis set forth above as of June 30, 1999, the differences between existing stockholders and new investors in this offering with respect to the number of shares of common stock purchased from us, the total consideration paid and the average consideration paid per share (before the deduction of underwriting discounts and commissions and offering expenses payable by us):

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent Per Share
                                ---------- ------- ----------- ------- ---------
   Existing stockholders....... 17,039,524      %  $18,451,621      %    $1.08
   New investors...............                 %                   %
                                ----------   ---   -----------   ---
     Total.....................              100%  $             100%
                                ==========   ===   ===========   ===

   The foregoing tables assume no exercise of the options or warrants outstanding on June 30, 1999 to purchase an additional 618,658 shares of common stock at a weighted average exercise price of $2.65 per share. To the extent that these options or warrants are exercised, there will be further dilution to new stockholders in the net tangible book value of their shares. For more information about outstanding options granted by Loislaw.com, see "Management-- Equity Plans" on page 48. In addition, the second table does not reflect the
sale of     shares by the selling stockholder in this offering. These sales
will reduce the shares held by existing stockholders to     of the total shares
of common stock to be outstanding after this offering, and will increase the
number of shares to be purchased by the new stockholders to     of the total
shares of common stock to be outstanding after this offering. Finally, the number of shares disclosed for existing stockholders includes 6,853,482 shares of common stock expected to be issued immediately upon the completion of this offering upon conversion of the outstanding Series A Convertible preferred stock and Series C Convertible preferred stock. For more information regarding the number of shares held by existing stockholders, see "Principal and Selling Stockholders" on pages 55-56.

                                 CAPITALIZATION

   The following table displays our Actual, Pro Forma and As Adjusted capitalization as of June 30, 1999. Capitalization consists of long-term debt, including the current portion, redeemable equity securities and stockholders' equity (deficit). Our Pro Forma capitalization reflects:

  . the conversion of 931,044 shares of Series A Convertible preferred stock and 2,495,697 shares of Series C Convertible preferred stock into 6,853,482 shares of common stock immediately upon completion of this offering; and

  . the elimination of the redemption features on 2,113,232 shares of common stock and outstanding warrants for the purchase of 35,536 shares of common stock.

   Our As Adjusted capitalization reflects the pro forma adjustments described in the previous paragraph and the following:

  .  the net proceeds from the sale of      shares of common stock at an
     assumed public offering price of $   per share in this offering after
     deducting the underwriting discounts and commissions and estimated offering expenses;

  . our application of $4,940,157 to redeem 439,589 shares of Series B Redeemable preferred stock and accrued dividends on this stock and $14,557,184 to repay outstanding debt with a portion of the net proceeds of this offering; and

  . the loss on extinguishment of debt attributable to the write-off of deferred loan costs in the amount of $4,017,634 as a result of repaying the related debt.

                                                        June 30, 1999
                                                         (unaudited)
                                                -------------------------------
                                                 Actual   Pro Forma As Adjusted
                                                --------  --------- -----------
                                                        (in thousands)
Long-term debt, including current portion:
  12.5% Senior Subordinated Notes.............. $  9,989   $ 9,989    $   --
  Notes payable due in monthly installments....    4,568     4,568        --
  Capital lease obligation.....................       29        29         29
                                                --------   -------    -------
    Total long-term debt.......................   14,586    14,586         29
                                                --------   -------    -------
Redeemable equity securities:
  Series A Convertible preferred...............    2,772       --         --
  Series B 7.735% preferred, including accrued
   dividends...................................    4,940     4,940        --
  Series C Convertible preferred...............   13,876       --         --
  Common stock.................................    3,674       --         --
  Common stock warrants........................       62       --         --
                                                --------   -------    -------
                                                  25,324     4,940        --
                                                --------   -------    -------
Stockholders' equity (deficit)(1):
  Common stock, $.001 par value; 50,000,000
   shares authorized; 10,186,042 shares issued
   and 17,049,524 and      shares issued pro
   forma and as adjusted, respectively.........       10        17
  Additional paid-in capital...................    5,753    22,456
  Accumulated deficit..........................  (22,481)  (22,481)   (26,498)
  Redeemable common stock......................   (3,674)      --         --
  Treasury stock at cost, 10,000 common
   shares......................................      (16)      (16)       (16)
                                                --------   -------    -------
    Total stockholders' equity (deficit).......  (20,408)      (24)
                                                --------   -------    -------
    Total capitalization....................... $ 19,502   $19,502    $
                                                ========   =======    =======

--------

(1) Excludes the following:

  . 1,000,000 shares of common stock reserved for issuance under our stock option plan, of which options to purchase 583,122 shares are currently outstanding and options covering 186,500 shares are to be granted upon the completion of this offering at the initial price to the public;

  . 320,000 shares of common stock reserved for issuance under our stock option plan for nonemployee directors, including options covering 120,000 shares that we intend to grant with exercise prices equal to the offering price;

  . 300,000 shares of common stock reserved for issuance under our employee stock purchase plan; and

  . 35,536 shares reserved for issuance upon the exercise of outstanding warrants.

                            SELECTED FINANCIAL DATA

   The selected financial data set forth below should be read in conjunction with our financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this prospectus. The Statement of Operations data for the years ended December 31, 1996, 1997 and 1998, and the Balance Sheet Data as of December 31, 1997 and 1998, have been derived from our audited financial statements and notes appearing elsewhere in this prospectus. The Balance Sheet Data as of December 31, 1996 has been derived from our audited balance sheet that does not appear in this prospectus. The Statements of Operations data and Balance Sheet Data as of and for the two years ended December 31, 1994 and 1995 have been derived from our unaudited financial statements that do not appear in this prospectus. The Statement of Operations data and Balance Sheet Data as of and for the six-month periods ended June 30, 1998 and 1999 are derived from unaudited financial statements appearing elsewhere in this prospectus. In the opinion of management, all unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for the periods presented. The historical results are not necessarily indicative of the operating results to be expected in the future.

                                                                        Six Months
                                 Years Ended December 31,             Ended June 30,
                          ------------------------------------------  ----------------
                           1994    1995     1996     1997     1998     1998     1999
                          ------  -------  -------  -------  -------  -------  -------
                           (unaudited)                                  (unaudited)
                                  (in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
  Web-based products....  $  --   $   --   $    28  $   208  $   842  $   272  $ 1,171
  CD-ROM products.......      93    1,742    1,855    3,157    3,182    1,516    1,621
  Other(1)..............   1,381      --       --       --     1,000      353      --
                          ------  -------  -------  -------  -------  -------  -------
    Total revenues......   1,474    1,742    1,883    3,365    5,024    2,141    2,792
                          ------  -------  -------  -------  -------  -------  -------
Costs and expenses:
  Database costs........     738    1,137    1,346    1,590    4,593    1,494    2,605
  Costs of other
   revenues.............     600      --       --       --       393      147      --
  Selling and
   marketing............     208      935    2,153    2,363    4,607    1,902    4,320
  General and
   administrative.......     301      569    1,525    1,535    1,977    1,023    1,708
  Product development...      27      133      101       86      541      368      333
                          ------  -------  -------  -------  -------  -------  -------
    Total operating
     expenses...........   1,874    2,774    5,125    5,574   12,111    4,934    8,966
                          ------  -------  -------  -------  -------  -------  -------
Loss from operations....    (400)  (1,032)  (3,242)  (2,209)  (7,087)  (2,793)  (6,174)
                          ------  -------  -------  -------  -------  -------  -------
Other income (expenses):
  Interest expense,
   net..................      13      (69)    (251)    (455)  (1,549)    (643)  (1,308)
  Other, net............     (74)       5        2       (6)      42        1        5
                          ------  -------  -------  -------  -------  -------  -------
                             (61)     (64)    (249)    (461)  (1,507)    (642)  (1,303)
                          ------  -------  -------  -------  -------  -------  -------
Loss before income
 taxes..................    (461)  (1,096)  (3,491)  (2,670)  (8,594)  (3,435)  (7,477)
Income tax benefit......     (99)    (259)     --       --       --       --       --
                          ------  -------  -------  -------  -------  -------  -------
Net loss................    (362)    (837)  (3,491)  (2,670)  (8,594)  (3,435)  (7,477)
Accrued preferred stock
 dividends and accretion
 on redeemable preferred
 stock and common stock
 warrants ..............     --       --       --       (34)    (500)    (211)    (462)
                          ------  -------  -------  -------  -------  -------  -------
Net loss applicable to
 common stock...........  $ (362) $  (837) $(3,491) $(2,704) $(9,094) $(3,646) $(7,939)
                          ======  =======  =======  =======  =======  =======  =======
Net loss per share--
 basic and diluted......  $(0.05) $ (0.12) $ (0.49) $ (0.38) $ (1.26) $ (0.51) $ (0.94)
                          ======  =======  =======  =======  =======  =======  =======
Weighted average common
 shares outstanding--
 basic and diluted......   7,000    7,000    7,057    7,163    7,222    7,180    8,424
                          ======  =======  =======  =======  =======  =======  =======

--------

(1) Other revenues in 1994 represent payments received from a legal publishing company which had exclusive marketing rights to our products. Other revenues in 1998 were from producing customized databases for a third party.

                                                                    Six Months
                                                      Years Ended      Ended
                                                     December 31,    June 30,
                                                     ------------- -------------
                                                      1997   1998   1998   1999
                                                     ------ ------ ------ ------
                                                           (in thousands)
Other Data (unaudited):
Web-based new sales(2).............................. $  485 $1,985 $  733 $1,780
CD-ROM new sales(2).................................  2,370  2,081  1,088    514
                                                     ------ ------ ------ ------
  Total new sales(2)................................ $2,855 $4,066 $1,821 $2,294
                                                     ====== ====== ====== ======

                                                                        As of
                                   As of December 31,                 June 30,
                         ------------------------------------------  -----------
                          1994    1995    1996     1997      1998       1999
                         ------  ------  -------  -------  --------  -----------
                          (unaudited)                                (unaudited)
                                             (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $   40  $  318  $   102  $ 3,233  $     99   $  3,275
Working deficit.........    (37)   (629)  (3,397)    (514)   (4,751)   (15.543)
Total assets............  2,011   3,476    5,799   16,067    17,012     27,988
Total debt (including
 capital lease
 obligations)...........    116   1,744    3,963    4,107    12,272     14,586
Deferred revenues.......    --      157    1,754    3,522     3,928      4,006
Redeemable equity
 securities.............    --      --       --    11,216    11,720     25,324
Total stockholders'
 equity (deficit).......  1,592     755   (2,436)  (4,990)  (14,100)   (20,408)

--------

(2) New sales represent the total payments to be received by us over the lives of the subscription contracts from all new product sales to our new and existing customers during the period. New sales do not include renewals of existing subscriptions to our products.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis in conjunction with the "Selected Financial Data" and the accompanying financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including but not limited to those set forth under "Risk Factors" and included elsewhere in this prospectus.

Overview

   Loislaw.com provides comprehensive, affordable and easy-to-use legal and related information to lawyers and law firms over the Internet. We offer more than 1,180 databases that we estimate to contain over 50 million pages of federal and state law, continuing legal education materials and other legal information.

   Since our inception in 1987, and our release of the first known comprehensive legal research CD-ROM in 1989, we have concentrated on producing high quality, comprehensive coverage of state and federal legal information. Our first CD-ROM product contained legal information for Arkansas, and we have added legal databases each year since then. From August 1991 to July 1994, we had an exclusive marketing agreement with Thompson Legal Publishing Company. Substantially all of our other revenues of $1.4 million in 1994 represent payments made to us by Thomson in connection with this agreement. This agreement was terminated by mutual consent in 1994. In August 1994, we began marketing our own CD-ROM products. At that time, we had 42 databases containing legal information for five states.

   We generate revenues from the sale of web-based products and CD-ROM products. Sales of web-based products and CD-ROM products consist primarily of fixed annual subscription fees. The list price for unlimited Internet access to substantially all federal and state law databases that we offer is $1,176 per seat per year. This product offers our customers access to 891 databases comprised of acts, statutes, regulations and case law. It does not include eight special databases comprised of regulations that we license from a third party which may be specifically subscribed to by our customers at an additional cost of $3,600. The list price for unlimited Internet access to substantially all state law for one state is $690 per seat per year. We do not charge any additional costs for multiple users of a seat. For example, a law firm with three lawyers may purchase only one seat and allow all three lawyers to share this seat for no additional cost. The list prices for annual subscriptions for our CD-ROM products range from $300 to $690 per state or federal jurisdiction. Pricing discounts on CD-ROM products are offered mainly to customers who also purchase our web-based products. Our pricing strategy may change as a result of our evolving market. Continuing legal education and bar materials are available for purchase at an additional charge.

   Upon the sale of a new subscription, the total amount of the subscription fee is accounted for as deferred revenue. Revenues from subscription sales are then recognized and charged against deferred revenue on a monthly basis over the subscription period, which is typically one year. Subscription fees are paid up front in cash or on a monthly basis by electronic funds transfer. Revenues from CD-ROM products also include a small amount of revenue from one-time sales of bar association publications.

   Since revenues from the sales of our products are primarily recognized over the subscription period, we use new sales as a performance measure to monitor the growth of our business and the effectiveness of our sales personnel and marketing programs. New sales represent the total payments to be received by us over the lives of the subscription contracts from all new product sales to our new and existing customers during the period. New sales do not include renewals of existing subscriptions to our products.

   During 1995, 1996 and 1997, substantially all of our new sales were sales of CD-ROM products. We launched our web site, loislaw.com, in July 1996 and began selling subscriptions to our web-based products in October 1996. Since then, we have experienced a significant shift in the mix of new sales. In 1997, web-based products produced 17.0% of new sales and CD-ROM products produced 83.0% of new sales. In 1998, web-based products produced 48.8% of new sales and CD-ROM products produced 51.2% of new sales. For the six months ended June 30, 1999, web-based products generated 77.6% of new sales, while CD-ROM products fell to 22.4% of new sales. We expect that this trend will continue and that sales of subscriptions to our web-based products will represent an increasing percentage of new sales in future periods. This trend in new sales, together with the continuing migration of existing CD-ROM customers to our web-based products, will ultimately result in a larger portion of total revenues being attributable to subscriptions to our web-based products than to subscriptions to our CD-ROM products. Internet searches have also increased rapidly. During the month of June 1999, we exceeded 1.8 million searches on our web site compared to 196,000 during June 1998.

   Database costs consist primarily of database production costs that support both our web-based products and our CD-ROM products. Since January 1, 1996, we have spent more than $22 million on our database development. Database development costs represent amounts incurred for data acquisition and conversion, editing, coding and quality control of legal information, related salaries and benefits, facilities cost allocation and related expenses associated with computers for data processing. We capitalize costs related to the production of databases containing court decisions. Court decisions establish legal precedent that is valid until the decision is reversed by the court or overruled by a higher court. Many court decisions are never reversed or overruled. Therefore, court decisions, particularly those of the U.S. and state supreme courts, have significant value for long periods of time or indefinitely. We amortize our court decision databases over 20 years. We expense as incurred costs related to the production of databases containing statutes and regulations, the value of which declines rapidly if they are not continually updated. We also expense as incurred database maintenance and updating costs.

   Our goal is to encourage continuing migration of existing CD-ROM customers to our web-based products. This migration increases our average revenue per customer and decreases our cost per customer. This is because we provide our CD-ROM customers with updated discs every 90 days and because CD-ROM products typically require significantly more customer and technical support due to the reinstallation of updated CD-ROM discs and issues with customer hardware configuration changes.

   As of June 30, 1999, we had unamortized deferred loan costs of $4.0 million. These deferred loan costs relate to debt that we plan to pay off with the net proceeds from this offering. In the period that the debt is paid off, the related deferred loan costs will be expensed and accounted for as an extraordinary item.

Results of Operations

 Comparison of Results for the Six Months Ended June 30, 1999 and 1998

   Revenues. Total revenues increased 30.4% to $2.8 million for the six months ended June 30, 1999 from $2.1 million for the six months ended June 30, 1998. Revenues from web-based products increased 330.5% to $1.2 million for the six months ended June 30, 1999 from $272,000 for the six months ended June 30, 1998. We believe the increase in revenues from web-based products was due primarily to the increase in the number of legal databases we offered to 1,187 at June 30, 1999 from 342 at June 30, 1998, an increase in marketing efforts and the expansion of our sales staff. Our total number of customers increased 23.3% to 7,844 at June 30, 1999 from 6,362 at June 30, 1998. We expect that this trend will continue and that web-based product revenues will represent an increasing percentage of total revenues in future periods. Revenues from CD-ROM products increased 7.0% to $1.6 million for the six months ended June 30, 1999 from $1.5 million for the six months ended June 30, 1998. This increase was less than the increase in web-based product revenues due to the migration of some CD-ROM customers to our web-based products and to the high percentage of new sales generated by web-based products. Other revenues of $353,000 and costs of other revenues of $147,000 in the first six months of 1998 related to a customized database project that was started and completed in 1998.

   Database costs. Total database costs increased 74.5% to $2.6 million for the six months ended June 30, 1999 from $1.5 million for the six months ended June 30, 1998. The increase in the costs in the first six months of 1999 compared to the first six months of 1998 is attributable to our production and updating costs of more databases, particularly statute and regulation databases, which we expensed in 1999, compared to our production of more court decision databases, which we capitalized, in 1998. For the six months ended June 30, 1999, we added 36 statutes and regulation databases, compared to six statutes and regulation databases added for the six months ended June 30, 1998.

   Selling and Marketing Expense. Selling and marketing expense increased 127.1% to $4.3 million for the six months ended June 30, 1999 from $1.9 million for the six months ended June 30, 1998. This was principally due to a 216.5% increase in compensation and commission expenses associated with an increase in the number of sales and marketing personnel to 183 at June 30, 1999 from 66 at June 30, 1998. Selling and marketing expense consists primarily of:

  . employee salaries and benefits for marketing and customer support personnel;

  . sales commissions paid to our sales force;

  . advertising expenses;

  . the cost of direct marketing promotional materials; and

  . facilities cost allocation and related expenses.

   We pay sales commissions when subscription agreements are signed. We record commissions as prepaid commissions and amortize them ratably over the term of the contract, typically one year, as we recognize the associated revenues. We do not pay commissions on renewals of subscriptions. We expense all other selling and marketing costs as incurred.

   General and Administrative Expense. General and administrative expense increased 66.9% to $1.7 million for the six months ended June 30, 1999 from $1.0 million for the six months ended June 30, 1998. This increase resulted primarily from an increase in our number of administrative employees to 50 at June 30, 1999 from 19 at June 30, 1998 and executive recruiting and relocation costs of approximately $174,000 in the first six months of 1999. General and administrative expense consists primarily of employee salaries and benefits, facilities cost allocation and related expenses associated with our management, finance, human resources, management information systems and administrative groups.

   Product Development Expense. Product development expense decreased 9.5% to $333,000 for the six months ended June 30, 1999 from $368,000 for the six months ended June 30, 1998. This decrease was due to a decrease in recruiting costs incurred to hire personnel to perform product development functions. Product development expense consists primarily of employee salaries and benefits, facilities cost allocation and expenses related to the development and enhancement of core software supporting our products. Product development expense does not include the cost of acquiring or converting the data that we include in our databases.

   Interest Expense, Net. Interest expense, net of interest income, increased 103.4% to $1.3 million for the six months ended June 30, 1999 from $643,000 for the six months ended June 30, 1998. This increase was due primarily to an increase in borrowings to support the rapid expansion of database production and the related increase in selling and marketing efforts. Interest expense included amortization of deferred loan costs of $396,000 for the six months ended June 30, 1999 and $335,000 for the six months ended June 30, 1998.

 Comparison of Results for the Years Ended December 31, 1998 and December 31,
 1997

   Revenues. Total revenues increased 49.3% to $5.0 million in 1998 from $3.4 million in 1997. Revenues from web-based products increased 304.2% to $842,000 in 1998 from $208,000 in 1997. The increase in web-based revenues was due in part to an increase in the number of legal databases we offered to 517 at December 31, 1998 from 323 at December 31, 1997, expanded sales and marketing efforts and the migration of some CD-ROM customers to our web-based products. Total customers increased 18.4% to 6,976 at December 31, 1998 from 5,894 at December 31, 1997. Revenues from CD-ROM products remained relatively flat at $3.2 million in 1998 and in 1997. Other revenues of $1.0 million and costs of other revenue of $393,000 in 1998 resulted from a customized database development project for a publishing company that was started and completed in 1998. We earned no revenue from customized database development projects in 1997.

   Database Costs. Total database costs increased 188.9% to $4.6 million in 1998 from $1.6 million in 1997. The increase in costs for 1998 compared to 1997 is attributable to our production of more databases containing statutes and regulations, the costs of which we expensed as incurred, in 1998, compared to our production of more databases containing court decisions, the costs of which we capitalized, in 1997. During 1998 we added 80 statutes and regulation databases, compared to seven statutes and regulation databases added in 1997.

   Selling and Marketing Expense. Selling and marketing expense increased 94.9% to $4.6 million in 1998 from $2.4 million in 1997. This increase was principally due to a 21.9% increase in sales commissions due to increased product sales and a 124.0% increase in compensation expense associated with an increase in the number of sales and marketing personnel to 87 at December 31, 1998 from 44 at December 31, 1997.

   General and Administrative Expense. General and administrative expense increased 28.8% to $2.0 million in 1998 from $1.5 million in 1997. This increase primarily resulted from an increase in the number of employees to 28 at December 31, 1998 from 13 at December 31, 1997 performing general and administrative functions.

   Product Development Expense. Product development expense increased 525.5% to $541,000 in 1998 from $86,000 in 1997. The increase was primarily due to $304,000 paid to third party consultants for product enhancements.

   Interest Expense, Net. Interest expense, net of interest income, increased 240.7% to $1.5 million in 1998 from $455,000 in 1997. The increase was due primarily to an increase in borrowings to support the rapid expansion of database production and the related increase in selling and marketing efforts. Interest expense included amortization of deferred loan costs of $680,000 in 1998 and $48,000 in 1997.

 Comparison of Results for the Years Ended December 31, 1997 and December 31,
 1996

   Revenues. Total revenues increased 78.7% to $3.4 million in 1997 from $1.9 million in 1996. Revenues from web-based products increased to $208,000 in 1997 from $28,000 in 1996. We launched our loislaw.com web site in July 1996 and began selling subscriptions to our web-based products in October 1996. Revenues from CD-ROM products increased 70.2% to $3.2 million in 1997 from $1.9 million in 1996. The increase in total revenues was due in part to a significant increase in the number of legal databases we offered. At December 31, 1997, we had 323 databases, compared to 223 at December 31, 1996. In addition, the total number of customers increased to 5,894 at December 31, 1997 from 4,686 at December 31, 1996.

   Database costs. Total database costs increased 18.1% to $1.6 million in 1997 from $1.3 million in 1996. The increase in cost of revenues is attributable to our production of more databases.

   Selling and Marketing Expense. Selling and marketing expense increased 9.8% to $2.4 million in 1997 from $2.2 million in 1996. This increase was principally due to an increase in sales commissions due to increased product sales and an increase in compensation expense associated with an increase in the number of sales and marketing personnel. Prior to June 1996, we outsourced selling and marketing to a third party.

   General and Administrative Expense. General and administrative expense remained relatively unchanged at $1.5 million in 1997 and in 1996. Bad debt expense declined from $525,000 in 1996 to $94,000 in 1997 due primarily to the transfer of our sales, billing and collection functions from third parties to in-house personnel in June 1996. This was offset by $41,000 of consulting fees paid for the development of our enterprise systems, an increase in the number of employees performing general and administrative functions and the $160,000 settlement of a lawsuit regarding the ownership of equity securities of Loislaw.com with a third party to which we outsourced administrative tasks.

   Product Development Expense. Product development expense decreased 14.4% to $86,000 in 1997 from $101,000 in 1996. Product development expense was minimal in both years as efforts were focused primarily on production of databases in both 1996 and 1997.

   Interest Expense, Net. Interest expense, net of interest income, increased 81.2% to $455,000 in 1997 from $251,000 in 1996. The increase was due primarily to an increase in borrowings to support the rapid expansion of database production and the related increase in selling and marketing efforts. Interest expense included amortization of deferred loan costs of $48,000 in 1997.

Quarterly Results of Operations and Other Data

   The following Statement of Operations Data table sets forth a summary of our unaudited quarterly operating results for each of the six quarters in the 18-month period ended June 30, 1999. This information has been derived from unaudited interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the financial statements appearing elsewhere in this prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this information when read in conjunction with our financial statements and notes. Our operating results and other data for any quarter do not necessarily indicate what the results for any future period may be.

                                            1998                            1999
                          ------------------------------------------- -----------------
                          March 31  June 30  September 30 December 31 March 31  June 30
                          --------  -------  ------------ ----------- --------  -------
                                          (Unaudited, in thousands)
Statement of Operations
 Data:
Revenues:
  Web-based products....  $   115   $   157    $   257      $   313   $   499      $672
  CD-ROM products.......      737       778        801          866       837       784
  Other.................      117       236        255          392       --        --
                          -------   -------    -------      -------   -------   -------
    Total revenues......      969     1,171      1,313        1,571     1,336     1,456
                          -------   -------    -------      -------   -------   -------
Operating expenses:
  Database costs........      986       506      1,117        1,984     1,395     1,210
  Costs of other
   revenues.............       46       101        102          144       --        --
  Selling and
   marketing............      801     1,102      1,270        1,435     1,740     2,580
  General and
   administrative.......      568       455        418          536       772       936
  Product development...      154       214        105           68       215       118
                          -------   -------    -------      -------   -------   -------
    Total costs and
     expenses...........    2,555     2,378      3,012        4,167     4,122     4,844
                          -------   -------    -------      -------   -------   -------
Loss from operations....   (1,586)   (1,207)    (1,699)      (2,596)   (2,786)  (3,388)
Other income
 (expenses).............     (278)     (364)      (410)        (455)     (593)    (711)
                          -------   -------    -------      -------   -------   -------
Net loss................  $(1,864)  $(1,571)   $(2,109)     $(3,051)  $(3,379)  (4,099)
                          =======   =======    =======      =======   =======   =======
Other Data:
Web-based new sales(1)..  $   181   $   552    $   444      $   807   $   608     1,172
CD-ROM new sales(1).....      462       626        593          401       256       258
                          -------   -------    -------      -------   -------   -------
    Total new sales(1)..  $   643   $ 1,178    $ 1,037      $ 1,208   $   864     1,430
                          =======   =======    =======      =======   =======   =======

--------

(1) New sales represent the total payments to be received by us over the lives of the subscription contracts from all new product sales to our new and existing customers during the period. New sales do not include renewals of existing subscriptions to our products.

   Our quarterly revenues and results of operations have fluctuated significantly in the past, and we expect them to continue to fluctuate significantly in the future. Other revenues in all four quarters of 1998 resulted from a customized database development project for a publishing company that was started and completed in 1998. Quarterly results from operations are significant to investors because they illustrate recent changes and trends in our business. For example, the quarterly revenue information illustrates a transition from CD-ROM products to web-based products. Likewise, the quarterly results show that total revenues declined for the quarter ended March 31, 1999 because of the lapse of our customized database development revenue. Database costs have fluctuated because during some quarters we have had more costs related to statutes and regulations that we expensed and in other quarters we have had more costs related to court decisions that we capitalized. Other causes of quarterly fluctuations have included and may include, among other factors:

   .introduction of new products or pricing programs by our competitors;

  . difficulties in managing growth;

  . technical difficulties or system downtime affecting our web-based products;

  . other business interruptions;

  . changes in pricing strategy;

  . increases in selling and marketing expenses, as well as other operating expenses;

  . Year 2000 problems with our technology or the technology of third parties with which we do business;

  . amount and timing of the costs associated with the development and introduction of new database products;

  . economic conditions specific to the Internet or to the legal profession, as well as general economic conditions; and

  . costs and risks associated with potential acquisitions.

   Our quarterly operating results have also been subject to seasonal fluctuations. Our results are affected by the spending patterns of small law firms, which constitute our primary customers. These timing variations can cause our revenues to fall short of our expectations and have an adverse effect on our operating results.

   In addition, we must incur a substantial portion of our expenses, including product development and selling and marketing expenses in advance of revenue generation. If our projected revenue does not meet our expectations, then our operating profit (loss) is likely to fall even shorter of our expectations.

Liquidity and Capital Resources

   We have used substantial amounts of cash in the growth of our company. Operating activities provided $199,000 in cash during 1996. Operating activities used cash of $1.9 million in 1997, $7.2 million in 1998, and $6.4 million in the six months ended June 30, 1999, primarily resulting from our net losses, reduced by depreciation and amortization during those periods. We expect to continue to incur significant database production costs for the foreseeable future. The continued development of new databases is expected to generate losses for 1999 through the end of 2000.

   Investing activities used cash of $2.8 million in 1996, $1.9 million in 1997, $4.0 million in 1998 and $7.1 million during the six months ended June 30, 1999. In 1996 and 1997, the primary use of cash was the payment of our database development costs, which were capitalized. In 1998, $2.6 million of these expenditures was for the payment of our database development costs, which we capitalized, and $1.2 million was for property and equipment purchased to support the growth of our business. In the first six months of 1999, $5.2 million of these expenditures was for the payment of our database development costs, which we capitalized, and $1.7 million of these expenditures was for property and equipment purchased to support the growth of our business.

   To finance our operations and continued expansion we have obtained additional capital through private placements of debt and equity and from related party and bank financing. Total financing, net of repayments, was approximately $2.4 million in 1996, $6.9 million in 1997, $8.1 million in 1998 and $16.7 million during the six months ended June 30, 1999, which included financing from a private placement of common stock and convertible preferred stock in the amount of $15.0 million.

   During the final six months of 1999, we are obligated to pay $1.2 million to a third party for data conversion services. During the final six months of 1999, we anticipate spending significant amounts for data conversion costs in connection with updating existing and acquiring new databases, for the purchase of property and equipment and in connection with the development of a shadow site fully equivalent to our current web site. We believe the recent private placement of equity, available borrowings under our bank credit facility, cash generated by operations and the proceeds of this offering will be adequate to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months.

   As part of our growth strategy, we may consider acquiring companies or businesses, and any acquisition could significantly increase our cash requirements. We are not currently involved in any negotiations relating to any acquisition. An acquisition, or any other increase in our anticipated cash requirements, could require us to obtain additional financing. We cannot assure you that additional financing would be available to us or, if available, that we would be able to obtain it on terms we considered satisfactory. If we raise capital through the issuance of additional equity securities, you may suffer additional dilution in the value of the common stock you purchase in this offering.

   Our credit agreement with Fleet National Bank dated August 20, 1998, as amended, establishes the following:

  . a working capital revolving line of credit in the maximum principal amount of $2.5 million;

  . an equipment line of credit in the maximum principal amount of $1.0 million;

  . a second equipment line of credit in the maximum principal amount of $1.5 million; and

  . a line of credit to finance the development of our databases in the maximum principal amount of $7.0 million.

   Each of these lines bears interest at a floating rate equal to a specified percentage above the bank's prime rate. We must pay a commitment fee with respect to the revolving line of credit in the amount of $6,250 per fiscal quarter. In addition, the Fleet credit facility contains restrictive covenants that obligate us to meet requirements and that, without the prior written consent of the bank, generally prohibit us from incurring indebtedness or declaring or paying dividends or other distributions. At December 31, 1998 and March 31, 1999 we were in default under the credit facility for failing to meet financial covenants. In May 1998 the bank waived the default of these covenants. On June 30, 1999 we were in default under our quick ratio covenant, however, our bank waived this default and any future defaults that may occur regarding this quick ratio covenant until March 31, 2000. We expect to incur significant database production costs for the foreseeable future. Consequently, we may need to obtain additional funds in order to prevent a future default. As of June 30, 1999, we had outstanding borrowings under the credit facility as follows:

  .  $994,000 under the first equipment line,

  .  $292,500 under the second equipment line, and

  .  $3.3 million under the line of credit for database development costs.

   All borrowings under the credit facility are secured by a pledge of most of our assets.

Net Operating Loss

   Since 1994, we have incurred significant net losses. Through June 30, 1999, our accumulated deficit totaled $22.5 million. At December 31, 1998, we had net operating loss carry-forwards of approximately $17.3 million for federal income tax purposes that begin to expire in 2010 and state net operating loss carry-forwards of approximately $19.0 million that begin to expire in 2000. We cannot assure you that we will have income, if any, that is sufficient to allow us to use these loss carry-forwards.

Year 2000 Disclosure

   The Year 2000 issue is the result of computer programs being written using two rather than four digits to define the applicable year. The arrival of the year 2000 poses a unique worldwide challenge to the ability of systems to recognize the date change from December 31, 1999 to January 1, 2000. The Year 2000 issue could result in system failures or miscalculations causing disruptions of operations. Among other things, our customers may temporarily be unable to access our databases or we may be unable to engage in other normal business activities. For purposes of this discussion, the terms "computer equipment" and "software" include systems that are commonly thought of as information technology systems, including accounting, data processing, data conversion and telephone/PBX systems, as well as systems that are not commonly thought of as information technology systems, such as heating and air conditioning systems, fax machines, or other miscellaneous systems. Both information technology and non-information technology systems may contain embedded technology, which complicates our identification, assessment, remediation and testing efforts.

   We have taken various steps intended to ensure that our computer equipment and software will function properly on January 1, 2000 and thereafter. We have completed assessments of our information technology systems and our non-information technology systems, which consist primarily of minor office equipment. Based upon our identification and assessment of our information technology systems, we have replaced or modified computer equipment and software, as necessary, including our telephone/PBX system. Based upon our identification and assessment of our non-information technology systems, we have not identified any equipment or software requiring replacement or modification. In addition, in the ordinary course of replacing computer equipment and software, we only purchase replacement parts that manufacturers represent are Year 2000 compliant. Using both internal and external resources to identify and assess needed Year 2000 remediation, we currently anticipate that our Year 2000 identification, assessment, remediation and testing efforts, which began in August 1997, will be completed by November 1999, and that these efforts will be completed prior to any currently anticipated impact on our computer equipment and software. At July 15, 1999, we had completed approximately 85 percent of our Year 2000 initiatives and the remaining ones are in process and we expect them to be completed on or about November 1, 1999. Specifically, we completed our analysis of and corrected Year 2000 problems associated with our main computer system which includes our application servers that run our programs and our data servers that house our data. With respect to the desktop and individual work stations of our employees, we have completed our analysis of Year 2000 problems and have begun to replace defective hardware. We expect to complete this process by November 1, 1999.

   Our programs are not dependent on computer time and date stamps. Instead, our programs store references to times and dates internally in data files that are able to recognize four character dates including the year 2000. This will enable our customers to perform searches and display search results even if their personal computer only recognizes two character dates.

   We have mailed letters to our overseas data convertors to determine the extent to which their information technology and non-information technology systems are vulnerable to Year 2000 issues. Based on their responses, we believe that these data converters' software and computers are year 2000 compliant. We do not believe that there are any Year 2000 issues with respect to the electronic data we receive from our third party data providers. We typically receive the data in both electronic and printed form and believe that if a Year 2000 issue should arise with respect to the electronic data, we could convert the same data from printed form with minimal delay.

   In addition, we are in the process of mailing letters to significant vendors and service providers to determine the extent to which our interfaces with them are vulnerable to Year 2000 issues and whether the products obtained from and services provided by them are Year 2000 compliant. A follow-up telephone survey to significant vendors and service providers that do not initially respond, or whose responses we deem unsatisfactory, will be completed by August 16, 1999, with responses due by August 30, 1999.

   We believe the total cost of our Year 2000 identification, assessment, remediation and testing efforts, as well as costs we expect to incur with respect to Year 2000 issues of our third party information technology vendors, will not exceed $200,000, which will be funded from operating cash flows. All of this amount relates to analysis, repair or replacement of existing software, upgrades of existing software, or evaluation of information received from significant vendors, service providers or customers. This amount represents approximately 6.0% of our total actual and anticipated information technology expenditures for fiscal 1999. As of June 30, 1999, we had incurred costs of approximately $35,000 related to our Year 2000 program. Other non-Year 2000 IT efforts have not been materially delayed or impacted by Year 2000 projects. We believe that the Year 2000 issue will not pose significant operational problems for us. However, if we do not properly identify all Year 2000 issues, do not successfully complete remediation and testing with respect to problems that we identify, or do not do so in a timely manner, we cannot assure you that the Year 2000 issue will not materially adversely affect our relationships with customers, vendors or others. Additionally, we cannot assure you that the Year 2000 issues of other entities will not have a material adverse impact on our systems or business.

   We have begun, but not yet completed, a comprehensive analysis of the operational problems and costs that would be reasonably likely to result from our failure and the failure of our data converters, vendors and service providers to achieve Year 2000 compliance on a timely basis. We have not yet developed a contingency plan for dealing with the most reasonably likely worst case scenario, and we have not yet clearly identified the worst case scenario. We plan to complete the worst case scenario analysis and contingency planning by November 1, 1999.

   We do not plan to engage an independent expert to evaluate our Year 2000 identification, assessment, remediation and testing efforts. However, we have engaged a third party to perform an overall review and assessment of our web site architecture, and that review will include Year 2000 compliance of the systems included in the review. We expect this review to be completed by September 1999. In addition, the firm that provided installation, training and other services in connection with our new accounting and sales force management software is reviewing Year 2000 issues related to that software. A number of problems have been identified and are being corrected. We expect this review and related remediation to be completed by July 1999.

   The costs of our Year 2000 identification, assessment, remediation and testing efforts and the dates on which we believe we will complete those efforts are based upon our management's best estimates, which were made using numerous assumptions regarding future events, including the continued availability of resources, third-party remediation plans and other factors. We cannot assure you that these estimates will prove to be accurate and actual results could differ materially from those we currently anticipate. Specific factors that could cause material differences include, but are not limited to, the availability and cost of personnel trained in Year 2000 issues, the ability to locate and correct all relevant computer codes, and the ability to identify, assess, remediate and test all embedded technology and similar uncertainties.

Recently Issued Accounting Pronouncements

   In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when these costs should be capitalized. We do not expect SOP 98-1, which is effective for Loislaw.com beginning January 1, 1999, to have a material effect on our financial condition or results of operations.

   In April 1998, the AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities relating to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for Loislaw.com's 1999 financial statements and we do not expect its adoption to have a material effect on our financial condition or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

   We do not engage in commodity futures trading or hedging activities and do not enter into derivative financial instrument transactions for trading or other speculative purposes. We also do not engage in transactions in foreign currencies or in interest rate swap transactions that could expose us to market risk.

   We are subject to some interest rate risk in connection with our bank credit facility. This facility permits us to borrow up to $12.0 million, consisting of up to $2.5 million under a secured working capital revolving line of credit, up to $2.5 million under two secured equipment lines of credit and up to $7.0 million under a secured line of credit to develop our databases. All amounts that we borrow under the credit facility bear interest at floating rates. At June 30, 1999, the outstanding principal balance under the credit facility was $4.6 million, and during 1998 the average outstanding principal balance was $2.9 million.

                                    BUSINESS

Overview

   Loislaw.com provides comprehensive, affordable and easy-to-use legal and related information to lawyers and law firms over the Internet and on CD-ROM. We offer more than 1,180 databases that we estimate to contain over 50 million pages of federal and state law, continuing legal education materials and other legal information. We believe this is the largest collection of legal databases in hypertext mark-up language, or HTML, the standard format language used on the Internet. We offer powerful and intuitive search tools designed to make our information easily accessible and valuable to our users. Through LOIS LawWatch, we provide personalized, intelligent-searching software programs that automatically and continuously search our web site and notify our users when new documents match their search criteria. Our news feeds provide up to 150,000 news articles a month from more than 400 domestic and international sources. Our legal information is available through our web site at loislaw.com or through our CD-ROM products at a low annual subscription price.

   At June 30, 1999, we had a total of 7,844 customers of which 3,132 purchased our web-based products. The percentage of customers that renewed their subscriptions to our products was 89.3% in 1998. We have historically targeted our sales to small law firms with fewer than 20 lawyers. Currently, we provide statutes, regulations and rules of court for all state and federal jurisdictions. We also provide comprehensive court decisions for the U.S. Supreme Court and all federal circuit courts of appeal. In addition, with the completion of databases for 12 new states in the last six months, we currently provide comprehensive legal information for 32 of the 50 states, representing over 88% of the total number of practicing lawyers in small U.S. law firms. Small firms typically require legal information for the states in which they practice, while large law firms typically require legal information for all 50 states. We intend to complete our state law databases for all 50 states by December 31, 1999. Upon completion of these databases, we plan to aggressively market to additional small law firms, large law firms and legal departments of corporations.

   Our objective is to become the leading Internet destination for lawyers, law students, business people and consumers who need legal and related information. We developed our core products to serve the research needs of lawyers. As we expand our product offerings, we plan to address additional needs of lawyers and offer legal information in a format designed to meet the needs of consumers.

Industry Overview

   The market for web-based and other on-line legal, tax and public record information is large and growing. According to Simba Information, Inc.'s Web/Online Services 1998-2002: Market Analysis & Forecast, the market for web-based and other on-line legal, tax and public record information was $1.7 billion in 1998 and is projected to grow to $2.7 billion in 2002. We cannot assure you that any of these projected amounts can be achieved.

   We believe that the following are the key drivers of growth in the market for web-based and other on-line legal information:

  . An increase in the number of lawyers;

   .An increase in litigation; and

   .The growth of the Internet.

   Users of legal information include lawyers, law students, business people and consumers. Lawyers are the largest users of legal information. According to Veronis Suhler & Associates in its October 1998 Communications Industry Forecast, there were approximately 980,000 lawyers in the United States as of

December 31, 1998 and this number is projected to grow to 1,065,000 in 2002. We cannot assure you that the number of lawyers will grow to this projected amount.

   In recent years the number of lawsuits has increased. According to a report by the National Center for State Courts, from 1984 to 1997 the number of civil lawsuits grew by 28% and criminal caseloads increased by 55% in the state court systems.

   The explosive growth of the Internet is rapidly transforming the market for legal information. The Internet is an increasingly significant medium for collecting, manipulating and distributing information. This growth is being driven by, among other things, the increased use of personal computers and modems, lower cost access to the Internet, increased awareness of the Internet and more compelling interactive content available on the Internet. These factors are also fueling the growth of Internet use in law firms. According to a February 1998 survey by the American Bar Association, nearly 99% of large law firms surveyed had Internet access.

   Increasingly, Internet use has penetrated small law firms with fewer than 20 lawyers, which we believe represent approximately 55% of all lawyers in the U.S. According to the February 1998 American Bar Association survey, nearly 80% of small law firms surveyed had Internet access and 37% of small law firms without Internet access planned to obtain it in 1998. Although Internet access at small law firms has increased, many lawyers at small law firms continue to rely on books and reference guides for their legal research needs. Books and reference guides are inefficient, cumbersome and sometimes not updated in a timely manner to reflect changes in the law. Moreover, the capital investment required to acquire a printed law library is substantial, and prohibitive for many small law firms. As a result, lawyers in small law firms often must travel to local law libraries to conduct legal research. Electronic legal information has emerged as an alternative to printed legal information because it can be more rapidly updated, more easily stored and more quickly searched than printed legal information.

   The dominant providers of electronic legal information have been LEXIS-NEXIS and West Group. Until recently, they have provided their information through closed networks accessed through a dial-up modem. These traditional electronic legal information providers built their network infrastructures based upon mainframe computer systems. Recently, these traditional providers have offered an Internet gateway to their closed systems. However, we believe the source information in their legal databases is generally not organized in HTML, the standard format language used on the Internet. Databases that are not organized in HTML or another Internet-based language are not designed to provide full functionality and ease of use over the Internet. In addition, we believe these traditional electronic legal information providers' infrastructures, computer systems, business models and distribution methods have resulted in pricing that has traditionally made their products too expensive for many small firms.

   Currently, there are other providers of legal information on the Internet. However, we believe that most of them do not provide comprehensive and current legal information required by lawyers and business professionals. Most legal Internet sites act as portals to free legal information that is on government-sponsored sites. These legal sites are simply aggregators of information, which often is not edited or reviewed to ensure the integrity of the information. Furthermore, the information may not be in a format that allows researchers to complete tasks in a timely manner. While some of this information may be an improvement over law books, it generally does not match the functionality of traditional electronic legal databases.

   Traditional electronic legal information providers, book publishers and Internet portal companies do not adequately meet the information needs of many legal professionals in today's highly litigious and competitive legal environment. We believe there is a significant opportunity to provide comprehensive, easy-to-use, web-based legal information to meet the needs of law firms, corporations and other consumers of legal information.

The Loislaw.com Solution

   Through our web site, loislaw.com, we provide comprehensive, affordable and easy-to-use legal information to lawyers and law firms over the Internet. We believe that we were the first company to provide this comprehensive information over the Internet and that we have the largest collection of databases of federal and state law organized in HTML. We offer an attractive alternative to law firms, legal departments of corporations, government bodies and law schools that previously could only choose between law books and expensive electronic legal information.

 Internet delivery model

   Our Internet delivery model allows us to provide easily accessible legal information in a user-friendly format. To access our legal information, a subscriber needs only an Internet connection. Our databases are based on standard Internet technology and our customers need no additional installation or systems support and have full access to the databases at all times and from anywhere via the Internet.

 Price

   Access to our loislaw.com web site is available at an affordable fixed annual subscription price. Our fixed price model encourages lawyers to use our web site as needed without concern for additional charges. Subscribers pay a fixed annual subscription price of $1,176 per seat per year and receive access to acts, statutes, regulations, case law and attorney general opinions. Access to these databases does not include eight special databases comprised of regulations that we license from a third party which may be specifically subscribed to by our customers at an additional cost of $3,600.




   Customers may also purchase our CD-ROM products which range from $300 to $690 per state or federal jurisdiction.

 Advanced Functionality

   Our loislaw.com web site provides advanced functionality. For example, we provide:

  . simultaneous searching of multiple databases and fields using sophisticated search technology that employs both traditional and plain language searches;

  . the ability to save multiple searches for an indefinite period of time;

  . summaries of documents produced by a search that gives a user the ability to determine the relevance of the search results prior to reviewing the full text;

  . automatic notification by email of new information matching the user's specified search criteria;

  . HTML formatting, which permits hyperlinking, cutting-and-pasting and printing;

  . pop-up abilities, which permit simultaneous review of original and hyperlinked documents; and

  . complete multi-media tutorials.

 Breadth of Information

   We have more than 1,180 databases that we estimate to contain over 50 million pages of federal and state law, continuing legal education materials and other legal information. We provide statutes, regulations and rules of court for all state and federal jurisdictions. We currently provide comprehensive court decisions for the U.S. Supreme Court, all federal circuit courts of appeal and 32 states as well as a limited number of court decisions for the remaining 18 states. Over 88% of lawyers in small U.S. law firms practice in states in which we have comprehensive legal databases. We expect to provide comprehensive court decisions for all 50 states by December 31, 1999 and for bankruptcy courts, tax courts and selected federal district courts by the second quarter of 2000. Through Loislaw.com news feeds, we also provide access to up to 150,000 news articles per month extracted from more than 400 domestic and international sources of legal, business, financial, health, technology and political news.

 Timeliness

   Our infrastructure and relationships with data providers enable us to meet or exceed the industry standards in timeliness. We have relationships with over 500 governmental entities and independent publishers from whom we receive court decisions, statutes, regulations and administrative decisions. We have over 200 employees in our production department who process this legal information and make it available on our web site. We are usually able to make newly-released legal information available on our web site within 24 hours after we receive it in electronic format and within 72 hours after we receive it in print.

 Accuracy

   We maintain databases consisting of court decisions, statutes, regulations and administrative decisions that we have tested to a 99.995% rate of accuracy. We believe this rate is comparable to the accuracy rates of our principal competitors and is substantially better than the typical accuracy rates of many legal web sites accessed through Internet portal companies. To achieve our accuracy standards, we follow a strict quality control process involving 56 testing procedures.

Strategy

   Our goal is to gain a significant share of the market for web-based and other on-line legal information and to become the leading Internet destination for legal and related information. The key elements of our strategy include:

  . Expand Current Loislaw.com Customer Base. We believe that substantially all of our existing customer base consists of small law firms. We believe this segment of the market is underserved by traditional electronic legal information providers and, as a result, we intend to continue to market aggressively to small law firms to expand our small firm customer base. We believe there are substantial opportunities to expand our presence in this underserved segment through completion of databases in new states, increased sales to our current customer base, aggressive marketing to potential new customers and continued conversion of our CD-ROM customers to web-based customers.

  . Aggressively Market Products to Large Law Firms and Legal Departments of Corporations. After we complete our state law databases for all 50 states, we intend to aggressively market our products to large law firms and legal departments in corporations. We have not focused our marketing efforts on these potential customers to date because they generally require access to comprehensive court decisions from all 50 states. We expect to complete databases of comprehensive court decisions for all 50 states by December 31, 1999. We believe our ability to provide low-cost, comprehensive and easy-to-use legal information will present an attractive alternative or complement to information currently purchased from traditional providers of legal information.

  . Expand Content and Features. We intend to continue to build the depth and breadth of our databases through internal development and by licensing and acquiring information from third parties. For example, in addition to completing the state law databases for the remaining 18 states by December 31, 1999, we intend to add tax court and bankruptcy court and selected federal district court decisions by the second quarter of 2000. In addition to expanding content, we intend to expand features available through our web site and are currently developing personalized database management capabilities and tools for personalized customer homepages.

  . Build Brand Awareness. We believe it is critical to continue to build brand awareness in order to market our products to large law firms and legal departments of corporations as well as to our existing small law firm customer base. We intend to continue to promote brand awareness through expansion of our direct sales force, reliable product offerings, excellent customer service and effective marketing and promotion. Further, in an effort to increase law student awareness of Loislaw.com, we instituted a program of introducing our products to law librarians at law schools across the U.S. Currently, we provide law librarians at law schools free training as well as access to our web-based products for a nominal charge. We have entered into similar relationships with many state bar associations and continuing legal education associations offering lawyers who are members of these associations the opportunity to learn about and try our products at reduced rates. We intend to pursue relationships with additional state bar associations and continuing legal education organizations.

  . Form Strategic Alliances and Make Acquisitions. We intend to continue to forge alliances with state and national bar associations, continuing legal education associations and court systems. Moreover, we may seek additional information sources, distribution channels or technology through selective acquisitions or strategic alliances.

  . Enter the Consumer Market. We are currently developing a new web site linked to loislaw.com that will offer legal information and related services to nonlawyers. We intend to leverage the content on our current web site, together with our experience in the legal market, to enter this new market. We expect that this new web site will include news feeds, selected legal information from our current web site and legal forms. In addition, the web site may include attorney referrals, an ask-an-attorney service and other services.

Products

 Loislaw.com Web Site

   Our web site offers Internet access to federal and state law, continuing legal education materials, current news feeds and other legal information. We have more than 1,180 databases that we estimate to contain over 50 million pages of information.

   Our customers access our website with a user identification number and a password that we provide when they subscribe to our web-based products. Customers search our databases by typing in search words. Search results are first presented to a customer in a summary form and if a customer decides to see the full document, he simply selects this option on the screen.

  . Federal Law. The following table sets forth the content of our federal law databases. In addition, by the second quarter of 2000 we intend to offer bankruptcy court, tax court and selected federal district court decisions.


                     Description of Federal Law Databases
      ---------------------------------------------------------
           U.S. Reports (official court decisions of the U.S.
           Supreme Court) 1899-present

           U.S. Constitution

           U.S. Code (federal statutory law)

           U.S. Code of Federal Regulations and Federal Register

           U.S. Federal Reports (official court decisions of all 13 U.S. Circuit Courts of Appeal) 1971-present

           Rules of the U.S. Supreme Court

  . State Law. We currently offer 32 comprehensive state law databases and intend to complete the databases for the remaining 18 states by December 31, 1999. Over 88% of the total number of practicing lawyers in small U.S. firms practice in states in which we have comprehensive state law databases. A comprehensive state law database provides all statutes, regulations, acts and court rules, appellate court decisions as well as at least 45 years of court decisions. The map and table below depict the states for which we provide comprehensive state law databases and the years in which they were completed.




[Map of the United States with shaded states corresponding to the 31 states in which the Company has comprehensive state law databases. The shaded states are the same as the states listed in the table following the map.]


              Comprehensive State Legal Information Coverage
--------------------------------------------------------------------------------
       1994         1995         1996          1997        1998     1999 (1)
  --------------  --------- -------------- ------------- -------- ------------
  Arkansas        Georgia   Massachusetts  Kansas        Arizona  Alabama
  Colorado        Missouri  Oklahoma       New Hampshire Florida  California
  Connecticut     Wisconsin South Carolina Rhode Island  Indiana  Idaho
  Louisiana                                              New York Illinois
  Nebraska                                               Texas    Maryland
  North Carolina                                                  Michigan
                                                                  New Jersey
                                                                  Ohio
                                                                  Pennsylvania
                                                                  Tennessee
                                                                  Virginia
                                                                  Washington

(1) Represents coverage through August 2, 1999.

  . Continuing Legal Education. Under cooperative marketing alliances with state bar associations and continuing legal education associations, we provide continuing legal education and bar materials to lawyers in over 10 states. We provide more than 280 databases related to the continuing legal education programs administered by these groups.

  . Loislaw.com News Feeds. Our web site provides news feeds of up to 150,000 news articles per month from more than 400 domestic and international sources of legal, business, financial, health, technology and political news. The news feeds can be filtered to reflect the user's personal search criteria or interests. Ninety days of news is stored in our servers and can be searched by the user.

   A subscription to the products we offer on our web site includes the following features and benefits:

  . LOIS LawWatch. Our web site provides personalized, intelligent-searching software programs that automatically and continuously search our federal and state law databases and news feeds. LOIS LawWatch delivers results of these searches to users by email or by saving search results on users' personalized homepages on our web site. LOIS LawWatch is in an easy-to-use format with on-screen tutorials to guide users in establishing ongoing, personalized search instructions.

  . Advanced Functionality. We offer intuitive search tools designed to make our information easily accessible and valuable to our users. Users may search for information in any combination of multiple jurisdictions simultaneously and may do so simply by entering a string of words. Moreover, all of our data is hyperlinked to enable the user to retrieve a second document and view it simultaneously with the initial document. Loislaw.com also offers a time clock to assist lawyers in timekeeping as well as a citation checking service that allows a user, among other things, to confirm that a court decision has not been overruled.

  . Exceptional Service. Our web site is user friendly, offering tips and navigational instructions on each page. In addition, we provide our subscribers with 24-hour customer telephone and email support and provide company field sales representatives who assist customers with training.

   We sell our web-based products through annual subscriptions. Unlimited Internet access to substantially all federal and state law databases lists for $1,176 per seat per year. Unlimited Internet access to substantially all state law for one state lists for $690 per seat per year. Continuing legal education and bar materials are available for purchase at an additional charge.

 CD-ROM Products

   Prior to our introduction of the loislaw.com web site in 1996, we distributed federal and state law databases exclusively on CD-ROM. We expect to continue to produce and sell CD-ROMs as long as customer demand exists. In addition, we will continue to provide our CD-ROM customers with an updating service called N-Line that allows users to receive weekly electronic updates via modem. N-Line integrates these updates with existing information to permit users to use a single search to find old and new law. We expect our CD-ROM customers to continue to transition to our web-based products. The list prices for annual subscriptions for our CD-ROM products range from $300 to $690 per state or federal jurisdiction.

Production of Databases

   Our customers require access to highly accurate, searchable and up-to-date legal databases. Accordingly, the process of producing our databases is critical to our success.

   We generally receive all statutes, court decisions, regulations and rules directly from official sources within each jurisdiction. We receive this information in both print and electronic form. We have entered into relationships with official sources in each jurisdiction where we provide legal information. In some jurisdictions we have written agreements formalizing our relationships and in other jurisdictions that do not require a written agreement we do not have a written agreement.

   The charges for access to legal information varies from agreement to agreement. For example, a number of our official sources charge us a nominal fee for delivery of the legal information. Other official sources charge us annual amounts and a percentage of sales. In addition, other official sources charge us a "per email" or "per megabyte" charge. With respect to our news feeds database, we have entered into an agreement with a third party provider and we are charged a monthly fee. We convert legal information into standard mark-up language, or SGML, and hypertext mark-up language, or HTML, to make it easy for users to search our legal databases. By using HTML and SGML programming languages we require fewer lines of code than mainframe computer languages and thereby reduce our costs.

   When we initially establish a database of legal information, we typically must convert large amounts of historical information from printed text to electronic form. Currently, we have agreements with Pacific Data Conversion Corp. operating from The People's Republic of China, Digital Publishing International Ltd. operating from the Phillipines, and Infocon operating from India to convert this data. We pay these companies based on the number of characters converted, the accuracy of the converted data and the timeliness of the conversion. Our agreement with Pacific Data Corporation is for a term of 6 months, and our contract with Digital Publishing International Ltd. is for a term of 18 months. Our agreement with Infocon continues for an unspecified period of time. After the information is converted to electronic format, it is forwarded to us for further processing. All of our historical court decisions, approximately 40% of our new statutes and 40% of our new regulations are converted by these third party converters. The balance of this information is converted by us.

   We continually update our databases by adding new court decisions, statutes, regulations and other legal information. We receive this new information in both electronic and printed format. For information delivered to us in printed format, we scan the printed text on imaging equipment, convert it to an electronic format and run software programs to identify and correct errors.

   With respect to both electronic data converted overseas and electronic data received or converted by us, we perform extensive quality control and editing functions including:

  . spell checks;

  . translation of information into SGML and HTML;

  . input of page numbers, carriage returns and line feeds, reference lines and other information; and

  . assembly of the information into logical blocks.

After the editing process, our paralegals code the information using up to 30 different codes, such as parties' names, dates and judges' names, to provide fields for accurately searching the information in each database.

   To complete this process, we perform both automated and manual quality control tests to assure that we have completed the imaging/scanning, editing and coding processes successfully. We compile and index the information and then submit it to a final, more stringent, quality control test. If the information does not satisfy our accuracy standards, we send the information back to editing or coding to restart the entire process. If the information passes the second quality control test, we place it on our Internet server. This quality control process includes 56 testing procedures and results in data that we have tested to an accuracy rate of 99.995%.

   The following graphic depicts these database production processes:

[Graph containing six horizontal rows of boxes with arrows pointing downward from each box (other than the box on the bottom row) to a box or boxes below it. The top row contains one box with text: "Receive Print from Data Providers." The arrow from this box points downward to a box in the second row (which is the third box from the left, of three total), which contains text:
"Convert Print to Electronic Data." The other two boxes on the second row (from left to right) contain text: "Receive Electronic Data From Third Party Converters" and "Receive Electronic Data From Data Providers." There is an arrow pointing downward from each box on this row to the single box on the third row, which contains text: "Editing." There is an arrow pointing downward from this box to the single box in the fourth row, which contains text:
"Coding." There is an arrow pointing downward from this box to the single box in the fifth row, which contains text: "Quality Assurance." There are two arrows pointing downward from this box to the two boxes in the sixth row, which contain text (from left to right): "CD-ROM Products" and "Web-based Products."]

   We have committed significant resources to establish our production capabilities and processes. At June 30, 1999, our production staff included 142 converters and editors, 37 coders and 36 quality assurance specialists. As a result, we usually are able to make updated legal information available to our Internet users within 24 hours of receipt in electronic format and within 72 hours of receipt in paper format.

   We have been producing data since 1989. From January 1, 1996 through June 30, 1999, we spent over $22 million on database production, including costs of converting, editing, coding and quality control.

Product Development

   In addition to enhancing content, we conduct product development efforts focused on continuously improving the search capabilities, tools and applications available at our loislaw.com web site. At June 30, 1999, we had five employees devoted to this aspect of product development. We will continue to add new features to our products, such as searchable tables of contents and personal email, that will make our sites easier and more enjoyable to use.

   We intend to offer subscribers to our loislaw.com web site the ability to convert word processing, billing and other electronic files into personal databases stored at our web site. These databases may include all types of documents, such as briefs, motions, interrogatories, memoranda, contracts, correspondence and other forms, and will be searchable in the same manner as the law databases. Access to the databases will be password-protected and can be shared among, for example, a law firm and specific clients or co-counsel.

   We are currently developing a consumer web site. This web site will be free of charge and will offer, among other products, limited access to some of our existing databases. We are developing a consumer web site because we believe that we can provide consumers with access to legal information that will include a subset of our current legal databases. We expect to derive revenue from this consumer site from multiple sources that may include referring customers to subscription-based access to our complete legal databases and advertising revenues. We have no experience in offering our products to non-lawyers and recognize that we face many challenges with the development of this consumer site.

Sales and Marketing

   We sell our products through a sales force that as of June 30, 1999 included 105 company field sales representatives based in 31 states and 65 inside sales representatives. Our sales force is compensated with a base salary plus a commission. In addition, we have a marketing department that at June 30, 1999 consisted of 13 people responsible for direct mail, advertising and cooperative marketing programs.

   We also market our products by seeking endorsements from organizations that are likely to influence lawyers' purchasing decisions. We offer our products for a nominal per-student charge to law schools and to state bar associations and courts. Eleven state bar associations have agreed to promote our products. We provide free CD-ROM products to the supreme courts of 12 states. We also develop relationships with individual leaders of the legal community in cities throughout the country, as we believe recommendations of respected peers and mentors significantly influence many lawyers' purchasing decisions.

   After we complete our state law databases for all 50 states we intend to hire additional sales professionals and to aggressively market our products to large law firms and legal departments of corporations.

Customers

   At June 30, 1999, we had a total of 7,844 customers of which 3,132 purchased our web-based products. At December 31, 1998, we had a total of 6,976 customers of which 1,841 purchased our web-based products. A customer represents a single account, which in many cases includes subscriptions for multiple seats or concurrent users. Substantially all of our customers are law firms having fewer than 20 lawyers.

Customer Support

   We provide telephone and email support for our clients 24 hours a day, 365 days a year. Our customer service employees assist customers with preparing searches and our technical support employees assist customers with technical issues. At June 30, 1999, we had 10 customer service employees and 25 technical support employees. In addition, our field sales representatives provide on-site support.

Web Site Hardware and Software Design

   We currently host our loislaw.com web site at our office in Van Buren, Arkansas. We have designed our web site hardware and software to be flexible, scalable and reliable. Our web site operates using Verity searching software, Microsoft NT Operating System software and Novell Networking software that runs on Hewlett-Packard servers. Our databases and searching software are designed to run on more than one operating system.

   Our web site hardware and software is designed to be able to expand easily by adding additional servers. We currently have two information servers that we use to maintain identical versions of our legal information. Each information server is connected to three search servers that use the Verity database searching software to process search queries. Upon initial conversion of a legal database, the Verity software catalogues the information contained in the database. When a user searches for information on our web site, the Verity software assists in the retrieval of search results by identifying the search request in the catalogued information. We employ multiple servers that have technology that enables them to share incoming user requests so that no single server is overloaded. We believe our servers have sufficient capacity to support our planned growth over the next 12 months; nevertheless, we have ordered two additional information servers to create additional system capacity.

   We currently have backup systems in place to protect our data and we intend to create additional backup systems. Our legal databases are backed up on temporary tapes each night and backed up on permanent tapes once a week. The weekly backup tapes are kept in a safety deposit box at a local commercial bank. We currently have enough battery power to operate our web site for one hour if there is a power outage at our facility. In addition, we are in the process of installing a power generator that should be operational in the next several months. We are also currently analyzing alternatives for a second site fully equivalent to our live web site. This second web site would be fully operational and could completely replace the operations of our existing web site, if necessary.

   Monitoring of the web site is a continuous process. Monitoring software watches for key service problems of the various servers and reports to our Information Systems staff by email and pager if any of the servers stop responding. Additional software is in place to analyze server activity to profile the performance and usage of the web site.

Trademarks and Copyrights

   We have obtained federal trademark registrations for LOIS PROFESSIONAL LIBRARY(R), N-line(R), PITA(R) and THE TECHNOLOGY COMPANY WITH A LAW DEGREE(R), and have pending trademark applications for LOIS SM and the LOIS logo SM. We use the service mark LOIS LAWWATCH SM and claim common law service mark rights in this mark. We have also obtained copyright registrations for the following proprietary software programs: PITA(R), CaseBase: The Arkansas Reports, and Law Office Information Systems: Master Menu Systems. Other trademarks and trade names in this prospectus are the property of other owners.

Competition

   The market for electronic legal information is intensely competitive. Historically, this market has been dominated by West Group, a division of The Thomson Corporation, and LEXIS-NEXIS, which is owned by Reed-Elsevier. While we have been in the legal publishing business since 1987, West Group has been in the legal publishing business over 100 years and LEXIS-NEXIS over 25 years. In addition to longer operating histories, our competitors have greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. For more information about our competitors, see "Risk Factors--The competition in our industry is intense, our principal competitors have significantly greater resources than we do and this competition may cause us to lose customers and prevent us from attracting new customers" on page 9.

   The principal competitive factors in our industry are:

  . price;

  . quality and accuracy of data;

  . comprehensiveness of data;

  . ease of use;

  . support and training required; and

  . performance characteristics of the database.

   As a new entrant in a market dominated by these major corporations, we are in the position of having to ease customer concerns over accuracy and reliability. Furthermore, our products are not as comprehensive as those of LEXIS-NEXIS or West Group because we do not provide any form of legal treatises or law review articles, or many of the other types of analysis and specialized legal information that they provide. Further, we do not provide comprehensive court decisions for all 50 states or federal district court decision, and for those court decision databases we do offer we provide substantially fewer historical court decisions than offered by LEXIS-NEXIS and West Group in their comparable databases.

   We also compete with a few smaller Internet portal companies that offer free access to government sponsored sites that provide some of the same information that we provide. A few offer fee-based access to selected legal databases. We do not believe that any of these companies are comparable to Loislaw.com with respect to breadth and depth of coverage, reliability and quality of data or sophistication of functionality.

Employees

   We had 488 full-time employees at June 30, 1999, including five in product development, 105 in field sales, 65 in inside sales, 13 in marketing, 179 in converting and production, 36 in quality assurance, 25 in technical support, 16 in management information systems, 10 in customer service, 14 in finance and 20 in administration. Our employees are not represented by any collective bargaining organization. We have never experienced a work stoppage and we believe that our relationships with our employees are good.

Facilities

   Our corporate headquarters are located in a 36,200 square foot leased facility in Van Buren, Arkansas, under a lease expiring in May 2004, with an option to renew for two, five-year periods. The lessor of our headquarters is The Parker Law Firm, an entity owned by Kyle D. Parker and Douglas W. Parker, Sr. We believe that these facilities and additional or alternative space available to us will be adequate to meet our needs for the foreseeable future.

Litigation

   Loislaw.com is not a party to any material litigation.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth information with respect to the executive officers and directors of Loislaw.com as of August 2, 1999.

Name                     Age                     Position
----                     ---                     --------
Kyle D. Parker(1).......  42 Chief Executive Officer and Chairman of the Board
Mark O. Beyland(2)......  49 President, Chief Financial Officer and Director
W. Clark Wigley.........  46 Vice President of Business Development
Reves W. Dillon, Jr. ...  45 Vice President of Operations
Michael E. Romanies.....  36 Vice President of Marketing
Jay Scott Thompson......  41 Chief Technology Officer
Pamela G. Rogers........  39 Controller
Douglas W. Parker,
 Sr. ...................  74 Secretary
Robert C. Ammerman(1)...  45 Director
D. Randy Laney(2).......  45 Director
Hannah C. Stone(1)(2)...  34 Director

--------
(1) Member of compensation committee.
(2) Member of audit committee.

   Kyle D. Parker founded Loislaw.com in 1987 and has served as Chief Executive Officer and Chairman of the Board since that time. Mr. Parker also served as President of Loislaw.com from 1987 to May 1999. Since 1985 Mr. Parker has been a partner at the Parker Law Firm in Fort Smith, Arkansas. Mr. Parker served on the Legal Automation Committee of the Arkansas Bar Association and the American Association of Law Librarian's Task Force on Citation Formats. Mr. Parker holds a J.D., with highest honors, from Franklin Pierce Law Center and a B.A., cum laude, from Arkansas Tech University. Mr. Parker is the son of Douglas W. Parker, Sr.

   Mark O. Beyland joined Loislaw.com as President, Chief Financial Officer and a director in May 1999. Mr. Beyland served as President and Chief Executive Officer of Reed Technology and Information Services, Inc., a subsidiary of Reed-Elsevier, from September 1993 to March 1998. Mr. Beyland holds a B.S. in Business and Science from Ohio State University and an M.B.A. from the University of Dayton.

   W. Clark Wigley joined Loislaw.com as Chief Operating Officer in February 1995 and became Vice President of Business Development in April 1998. Prior to joining Loislaw.com, Mr. Wigley served as Vice President at Barclays Law Publishers in California, a legal publishing company, from 1993 to February 1995. From 1990 to 1993, Mr. Wigley was a Vice President and a general manager at Thomson Electronic Publishing, a division of Thomson Legal Publishing, a legal publishing company. Mr. Wigley holds a B.S. and an M.S. in Engineering from Lehigh University and an M.B.A. from U.C.L.A.

   Reves W. Dillon, Jr. joined Loislaw.com as a scanning and editing operator in September 1989. Mr. Dillon served as Director of Production from May 1994 to November 1997 and served as Chief Operations Officer from November 1997 to May 1999. Mr. Dillon became Vice President of Operations in May 1999. Mr. Dillon has over 25 years of experience serving in production management capacities in various industries.

   Michael E. Romanies joined Loislaw.com as Vice President of Marketing in July 1999. Mr. Romanies served as Vice President of Marketing and Sales at NETsilicon Inc. from August 1998 to June 1999. He also served as Vice President at Number Nine Visual Technology from October 1996 to August 1998, and President of World Color Press New Media from November 1995 to September 1996. In addition, he served as Vice President at Reed Technology from January 1987 to November 1995. Mr. Romanies holds a B.S. in Electrical Engineering from Wilkes University.

   Jay Scott Thompson joined Loislaw.com in April 1992 as Assistant MIS Director. Mr. Thompson served as Director of Information Systems from February 1995 to November 1997. Mr. Thompson became Chief Technology Officer in December 1998. Mr. Thompson has over 15 years of experience in the electronics industry.

   Pamela G. Rogers joined Loislaw.com as Controller in October 1997. Prior to joining Loislaw.com, Ms. Rogers served as Controller for Stapleton Corporation, a manufacturing company, from March 1997 to October 1997. Ms. Rogers also served as Controller for Exsorbet Administration, Inc., an environmental remediation company, from January 1996 to February 1997 and Controller for Consolidated Environmental Services, Inc., an environmental consulting company, from January 1995 to January 1996. Ms. Rogers holds a B.A. in Accounting from the University of Central Arkansas and is a certified public accountant.

   Douglas W. Parker, Sr. has served as Secretary of Loislaw.com since October 1987. He served as a director and Treasurer of Loislaw.com from October 1987 to June 1999. Mr. Parker practiced law at the Parker Law Firm for over 36 years. Mr. Parker is the father of Kyle D. Parker. Mr. Parker holds a B.S. from the University of Arkansas and an L.L.B. from LaSalle University.

   Robert C. Ammerman has served as a director of Loislaw.com since November 1997. Since 1987 Mr. Ammerman has served as Treasurer of Capital Resource Management, Inc., a private capital investment firm, and as general partner of several private capital funds affiliated with Capital Resource Management. Mr. Ammerman holds a B.A. and an M.S. from Carnegie Mellon University.

   D. Randy Laney has served as a director of Loislaw.com since June 1999. Since October 1998 Mr. Laney has served as Chief Executive Officer, President and Chairman of BAV Software, Inc., a web-enabling supply chain software development company. From August 1995 to October 1998, Mr. Laney served as a partner of Bentonville Associates Ventures, LLC, a financial and business consulting company. In addition, Mr. Laney was employed by Wal-Mart Corporation from 1980 to 1993 and served as Vice President of Finance and Treasurer for a portion of that time. He holds a B.S. and a J.D. from the University of Arkansas.

   Hannah C. Stone has served as a director of Loislaw.com since June 1999. In 1993, Ms. Stone joined Sandler Capital Management, a private capital investment firm, and she is a general partner of various partnerships associated with Sandler Capital Management. She holds a B.A. from Stanford University and an M.B.A. from Harvard Business School. She is also a director of Millbrook Press.

Election of Officers and Directors

   The executive officers of Loislaw.com are elected by the Board of Directors on an annual basis and serve until their successors are duly elected and qualified. Under an Amended and Restated Stockholders' Agreement dated as of May 25, 1999, as long as each of (a) Capital Resource Lenders III, L.P. and (b) Sandler Capital Partners IV, L.P. and Sandler Capital Partners IV, FTE, L.P., collectively, hold at least 10% of the outstanding shares of our common stock, our existing stockholders have agreed to vote their shares to elect one representative of Capital Resource Lenders III, L.P. and one representative of the Sandler parties to our Board of Directors. Mr. Ammerman will continue as a director and Ms. Stone was selected as a director of Loislaw.com in connection with this agreement. For more information regarding the Amended and Restated Stockholders Agreement, see "Certain Transactions" on page 52.

Board Composition

   The Board of Directors of Loislaw.com is divided into three classes. The Board currently consists of one Class I director (Ms. Stone), two Class II directors (Messrs. Laney and Ammerman) and two Class III directors (Messrs. Parker and Beyland). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I director, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the annual meetings of stockholders to be held during calendar years 2000, 2001 and 2002, respectively.

Committees of the Board of Directors

   The Board of Directors has appointed a compensation committee consisting of Messrs. Ammerman and Parker and Ms. Stone. The compensation committee reviews and evaluates the compensation and benefits of all officers of Loislaw.com, reviews general policy matters relating to compensation and benefits of Loislaw.com employees and makes recommendations concerning these matters to the Board of Directors. The compensation committee also administers our 1996 Stock Option Plan. For more information about our 1996 Stock Option Plan, see "-- Equity Plans" on pages 48-49.

   The Board of Directors has also appointed an audit committee consisting of Messrs. Laney and Beyland and Ms. Stone. The audit committee reviews, with our independent auditors, the scope and timing of the auditors' services, the auditors' report on our financial statements following completion of their audit, and our policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee will make annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year.

Compensation of Directors

   We pay each nonemployee director an annual fee of $10,000 and reimburse each director for reasonable expenses incurred in attending board meetings. In addition, directors who are not officers or employees of Loislaw.com are eligible to receive options under our stock option plan for nonemployee directors.

   Nonemployee Directors Stock Option Plan. The Board of Directors adopted the Nonqualified Stock Option Plan for Nonemployee Directors on July 22, 1999, and we expect to submit it to our stockholders for approval in August 1999. This plan provides for the issuance of a maximum of 320,000 shares of common stock. For more information regarding the Nonqualified Stock Option Plan for Nonemployee Directors, see "--Equity Plans" on page 49.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee is comprised of Messrs. Parker and Ammerman and Ms. Stone. Mr. Parker is an executive officer of Loislaw.com. and is the trustee of the Parker Trust which is a principal stockholder of Loislaw.com. Additionally, Mr. Parker is a partner of the Parker Law Firm which is the lessor of Loislaw.com's executive offices. Ms. Melissa A. Parker, Mr. Parker's sister-in-law, also loaned Loislaw.com a total of $4,000,000 which has subsequently been converted into Series B Redeemable preferred stock.

   Both Mr. Ammerman and Ms. Stone are employed by entities that are principal stockholders of Loislaw.com. These entities are also parties to an Amended and Restated Registration Rights Agreement and an Amended and Restated Stockholders Agreement, which grant special rights and privileges to several stockholders that will not be afforded to you if you purchase common stock in this offering. For more information relating to the terms of the Amended and Restated Registration Rights Agreement and the Amended and Restated Stockholders Agreement, see "Certain Transactions" on pages 51-52

Executive Compensation

 Summary Compensation

   The following table sets forth the compensation that we paid for the fiscal year ended December 31, 1998 to our Chief Executive Officer and the one other executive officer of Loislaw.com whose compensation exceeded the threshold for inclusion in the table:

                Summary Compensation Table for Last Fiscal Year

                                                Annual Compensation
                                                ----------------------
Name and Principal Position                       Salary      Bonus   Other
---------------------------                     ------------ ---------------
Kyle D. Parker, Chief Executive Officer........ $    150,000  $     0 $    0
W. Clark Wigley, Vice President of Business
 Development................................... $    144,000  $     0 $6,000(1)

--------
(1) Consists of a monthly car allowance of $500.

Employment Agreements

   We have entered into the following employment agreements with the executive officers included in the Summary Compensation Table and our President and Chief Financial Officer:

        Officer                 Term         Base Salary               Position
        -------          ------------------- ----------- -------------------------------------
Kyle D. Parker.......... June 1999-June 2002  $225,000   Chairman and Chief Executive Officer
Mark O. Beyland......... June 1999-June 2002  $175,000   President and Chief Financial Officer

   The employment agreements of Messrs. Parker and Beyland entitle each of them to participate in any bonus or employee benefit plans or arrangements from time to time in effect. If we terminate the employment of Mr. Parker or Mr. Beyland without "cause," as defined in the agreements, Mr. Parker or Mr. Beyland will be entitled to receive payments equal to one year's annual salary. If the termination of their employment is in connection with a change of control of Loislaw.com, Mr. Parker and Mr. Beyland each will be entitled to receive a lump-sum payment equal to two times his annual salary plus bonuses and continuing coverage under our medical plan for one year. Under the employment agreements, Messrs. Parker and Beyland each agree not to engage, directly or indirectly, in activities in competition with Loislaw.com either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other capacity.

Equity Plans

   1996 Stock Option Plan. The Board of Directors and our stockholders adopted the Loislaw.com 1996 Stock Option Plan on June 17, 1996. We have reserved 1,000,000 shares of common stock for issuance under the 1996 Plan to employees and consultants. The 1996 Plan provides for the grant of options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and options not intended to qualify as incentive stock options. Incentive stock options may be granted only to employees of Loislaw.com. The maximum number of shares with respect to which awards may be granted to any employee under the 1996 Plan may not exceed 100,000 shares of common stock during any calendar year.

   The Board of Directors, or a committee to which the Board has delegated authority, administers the 1996 Plan. Options granted under the 1996 Plan are not transferrable or assignable other than by will or the laws of descent and distribution and may be exercised during the grantee's lifetime only by the grantee. Subject to the provisions of the 1996 Plan, the Board of Directors or the committee appointed by the Board has the authority to select the individuals to whom options may be granted and determine the terms of each award, including the number of shares of common stock subject to any option, the exercise date and the vesting requirements. Payment of the exercise price may be made in cash or by shares of common stock valued at the fair market value on the date of exercise or by a combination of those methods of payment.

   If we merge with or into another corporation or sell all or substantially all our assets, each outstanding option under the 1996 Plan will automatically vest and become fully exercisable if the successor corporation does not assume or provide for the substitution of each outstanding option.

   To date, we have granted stock options to purchase a total of 583,122 shares of common stock under the 1996 Plan. We have not granted any options under the 1996 Plan to any of the officers named in the Summary Compensation Table.

   On May 25, 1999, in connection with our hiring of Mark O. Beyland to serve as our President and Chief Financial Officer, we granted him incentive stock options under the 1996 Plan covering a total of 441,454 shares of our common stock at an exercise price of $2.91. One-half of these options vested on the date of grant and the remaining options vest at the rate of 1/48th per month until fully vested. In addition we intend to grant to 18 of our employees under the 1996 plan incentive stock options to purchase a total of 186,500 shares at an exercise price equal to the initial public offering price. Twenty-five percent of each of these options will vest one year from the date of the grant and the balance of the options will vest at a rate of 1/48th per month beginning after that first year.

   Employee Stock Purchase Plan. We expect that our Board of Directors and our stockholders will adopt the Employee Stock Purchase Plan in August, 1999. The stock purchase plan provides for the purchase by employees of a maximum of 300,000 shares of common stock after the completion of this offering. Shares purchased under the plan may be newly issued shares of common stock or treasury shares, including shares purchased by us on the open market for sale under the plan.

   A committee of three or more employees appointed by the Board of Directors will administer the stock purchase plan. All of our full-time employees who have been employed by us for more than six months on or before the first day of any payment period and whose customary employment is more than 20 hours per week will be eligible to participate in the stock purchase plan. Employees who would own 5% or more of the total combined voting power or value of our stock immediately after the grant will not be eligible to participate in the stock purchase plan. To participate in the stock purchase plan, an employee must authorize us to deduct not less than one percent nor more than ten percent from his or her pay during six-month payment periods. The first payment period will commence on the first day of the month following the registration of Loislaw.com's common stock under the Exchange Act and will end on December 31, 1999. Thereafter, the payment periods will commence on each January 1 and July 1 and end on the following June 30 and December 31, respectively, of each year, but in no case will an employee be entitled to purchase in any one payment period a number of shares that has a fair market value (determined at the beginning of the period) of more than $12,500. The purchase price for the stock that employees are entitled to purchase in any payment period is equal to the lesser of 90% of the fair market value of the common stock at the beginning of the payment period and 90% of the fair market value of the common stock at the end of the payment period. If an employee is not a participant on the last day of the payment period, the employee will not be entitled to purchase any shares for that period, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the Stock Purchase Plan will terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of his or her employment.

   1999 Nonqualified Stock Option Plan for Nonemployee Directors. The Board of Directors adopted the Nonqualified Stock Option Plan for Nonemployee Directors on July 22, 1999. The nonemployee directors plan provides for the issuance of a maximum of 320,000 shares of common stock. We expect to submit the Nonqualified Stock Option Plan for Nonemployee Directors to our stockholders for approval in August 1999.

   The Nonemployee Directors Plan is administered by a committee of disinterested directors which approved a grant of options to each nonemployee director to purchase 40,000 shares of common stock at an exercise price that will be equal to the initial public offering price of the common stock in this offering. Subject to the director's continued membership on the Board, each option will vest in annual increments of 25% beginning one year from the date of grant. Directors, including new members elected to the Board of Directors after the completion of this offering, may be granted options at the discretion of the committee of the Board administering the plan. All options granted to nonemployee directors will be nonstatutory options with an exercise price equal to 100% of the fair market value of common stock on the date of grant.

401(k) Plan

   We have established a tax-qualified employee savings and retirement plan. Employees must complete 12 months of service before they are eligible to participate. Employees may contribute a percentage of their pre-tax compensation and Loislaw.com may, in its discretion from year-to-year, make matching and profit sharing contributions to the retirement plan. Amounts contributed by Loislaw.com vest over six years.

Limitation of Liability and Indemnification of Officers and Directors

   Our certificate of incorporation and by-laws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of Loislaw.com. In addition, our restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. Further, we have entered into indemnification agreements with each of our officers and directors in which we have agreed to indemnify them in addition to the indemnification provided for in our certificate of incorporation and by-laws. These agreements indemnify our directors and officers for expenses (including attorneys' fees and associated legal expenses), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with services as a director or officer of Loislaw.com. In order to receive the indemnification, the director or officer must have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Loislaw.com or, with respect to any criminal proceeding, must have had reasonable cause to believe that his or her conduct was lawful. We intend to obtain insurance that insures our directors and officers against specified losses and that insures us against specific obligations to indemnify its directors and officers. We believe these provisions and agreements are necessary to attract and retain qualified directors and officers.

                              CERTAIN TRANSACTIONS

   In May 1999 we sold shares of Series C preferred stock and common stock to a limited number of investors. On May 25, 1999, we sold a total of $14.5 million of Series C Convertible preferred stock to a limited number of investors. The names of the investors and the number of shares purchased by them for $5.81 per share are set forth below:

  . Capital Resource Lenders III, L.P. purchased 857,509 shares of Series C
    Convertible preferred stock;

  . Sandler Capital Partners IV, L.P. purchased 793,680 shares of Series C
    Convertible preferred stock;

  . Sandler Capital Partners IV, FTE, L.P. purchased 325,080 shares of Series
    C Convertible preferred stock;

  . Mark O. Beyland purchased 129,088 shares of Series C Convertible preferred stock; and

  . Exeter Capital Partners IV, L.P. purchased 390,340 shares of Series C
    Convertible preferred stock.

   In addition, on May 25, 1999 we sold 172,118 shares of common stock to Dublind Partners, Inc. at $2.91 per share.

   Capital Resource Lenders III, L.P. is one of our Series A Convertible preferred stockholders, and it purchased its portion of the Series C Convertible preferred stock by converting notes issued to it by us with a total outstanding principal balance of $5 million. Mark O. Beyland is our President and Chief Financial Officer.

   We entered into a Registration Rights Agreement that requires us to register shares held by our existing stockholders for resale. On May 25, 1999, we entered into an Amended and Restated Registration Rights Agreement with our stockholders. This agreement gives Capital Resource Lenders III, L.P., CRP Investment Partners III, LLC, Mark O. Beyland, Sandler Capital Partners IV, L.P., Sandler Capital Partners IV, FTE, L.P., Exeter Capital Partners IV, L.P., transferees of Dublind Partners, Inc. and Rowland T. Moriarty, the right to require us to use our best efforts to register under the Securities Act all or any part of the shares of our common stock that they own. This right is subject to limitations and conditions, including that we will not be required to effect a registration:

  . more than one time for the former holders of the Series A Convertible preferred stock;

  . more than one time for the former holders of the Series C Convertible preferred stock; and

  . if the reasonably anticipated total price of the offering to the public will not exceed $5 million.

   Additionally, if we propose to register common stock under the Securities Act, the above stockholders as well as Charles J. Lindsay, George P. Lindsay, Charles M. Dubroff, Nester J. Olivier and Dublind Partners, Inc., may have the right to request the inclusion of their shares of common stock in the registration. Finally, all former holders of Series A Convertible preferred stock and Series C Convertible preferred stock have the right to request any number of registrations on Form S-3, subject to limitations and conditions, including that the reasonably anticipated total price to the public must exceed $500,000.

   We have agreed to pay the expenses of the registrations described above. These costs include filing fees, printing expenses, and $10,000 in fees of legal counsel for the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions associated with the sale of their securities.

   We have agreed that in the event of any registration of securities under the Amended and Restated Registration Rights Agreement, we will indemnify the selling stockholders against Securities Act liabilities incurred in connection with the registration.

   Subject to some limitations and conditions, the registration rights held by these selling stockholders may be transferred with their securities.

   Rowland T. Moriarty is a Series A Convertible preferred stockholder, a warrant holder and, on occasion, a marketing consultant to us. He also has guaranteed a portion of our lines of credit with our bank.

   We entered into a Stockholders Agreement that grants special rights to our existing stockholders. On May 25, 1999, we and our existing stockholders entered into an Amended and Restated Stockholders' Agreement. After the completion of this offering, this agreement will continue to provide that the existing stockholders will vote their shares to elect to the Board of Directors of Loislaw.com one person designated by each of (a) Capital Resource Lenders III, L.P. and (b) Sandler Capital Partners IV, L.P. and Sandler Capital Partners IV, FTE, L.P., so long as they each hold at least 10% of our outstanding shares of common stock. In addition, these stockholders as well as the Parker Trust, will have co-sale rights entitling them to include shares of their stock in the following sales:

  . a control block sale of securities of Loislaw.com; or

  . the sale of shares of Loislaw.com by any party to the stockholders' agreement to a designated competitor of Loislaw.com.

   The existence of this co-sale right could allow these stockholders to sell their shares of stock at a premium over the fair market value of the common stock and could transfer control of Loislaw.com.

   Finally, all stockholders that are parties to this agreement have transfer restrictions on their shares of capital stock of Loislaw.com in the event that they attempt to sell their stock in a control block sale or a private sale to a designated competitor.

   We sold Series A Convertible preferred stock to Capital Resource Lenders III, L.P. On November 24, 1997, we entered into a Senior Subordinated Note and Securities Purchase Agreement with Capital Resource Lenders III, L.P. Under the terms of this agreement, we sold $2,998,934 of Series A Convertible preferred stock and issued a warrant for the right to purchase 1,944,586 shares of Loislaw.com common stock at $0.005 per share to Capital Resource Lenders III, L.P. In connection with this sale, we entered into a Stockholders' Agreement and a Registration Rights Agreement. Both of these agreements were amended on May 25, 1999 and are described above.

   We have outstanding shares of Series B Redeemable preferred stock that we will redeem. On November 1, 1995, we borrowed $2.0 million from Melissa A. Parker, sister-in-law of Kyle D. Parker and daughter-in-law of Douglas W. Parker, Sr. Further, we borrowed additional funds from Mrs. Parker and as of June 30, 1997 the outstanding principal balance borrowed was $4.0 million. In November 1997, the $4.0 million loan plus accrued interest in the amount of $395,891 was converted into 439,589 shares of Series B Redeemable preferred stock. These shares earn dividends at a rate of 7.735% per year and dividends are paid as and when declared by the Board. We intend to redeem these shares of Series B Redeemable preferred stock upon the completion of this offering.

   We paid advisory fees to an affiliate of one of our stockholders. On February 5, 1999, Loislaw.com renewed a letter agreement with Dublind Partners, Inc. and Dublind Services, Inc. under which the Dublind entities provided to us financial advisory services relating to private financings and an initial public offering. Under the original letter agreement, we issued a warrant to Dublind Investments on November 24, 1997 for the right to purchase 730,692 shares of common stock at $0.005 per share for advisory services relating to the Series A Convertible preferred stock financing. We paid Dublind Investments LLC, an affiliate of Dublind Partners, Inc. and Dublind Securities, Inc., $475,000 on May 25, 1999 in connection with their services in our Series C Convertible preferred stock financing. Upon the closing of this offering, we will also pay to Dublind a fee of $250,000 in exchange for financial advisory services provided to us.

   We have borrowed money from one of our stockholders. We have borrowed money from Capital Resource Lenders III, L.P., CRP Investment Partners III, LLC and Rowland T. Moriarty and have executed several senior subordinated notes, which as of June 30, 1999 had a combined outstanding principal balance of

$9,989,434. These notes accrue interest at a rate of 12.5% per annum and are due on November 30, 2003. Interest on these notes is payable quarterly in arrears on the last business day of March, June, September and December of each year. These notes are subject to the terms and conditions of a Senior Subordinated Note and Securities Agreement, dated as of November 24, 1997, as subsequently amended. We intend to repay these notes upon completion of this offering.

                          1997 Subordinated Debt

                          Amount We Borrowed    Interest Paid       Amount We Owed
Stockholder                  during 1997         during 1997         at Year End
-----------               ------------------ -------------------- ------------------
Capital Resource Lenders
 III, L.P. .............      $4,000,000          $   52,778          $4,000,000

   On November 24, 1997, we granted Capital Resource Lenders III a warrant to purchase 972,293 shares of our common stock as part of the consideration for the loan described above.

                             1998 Subordinated Debt

                          Amount We Borrowed    Interest Paid       Amount We Owed
Stockholder                  during 1998         during 1998         at Year End
-----------               ------------------ -------------------- ------------------
Capital Resource Lenders
 III, L.P. .............      $3,933,847          $  819,380          $7,867,693
CRP Investment Partners
 III, LLC ..............      $    4,615          $      960          $    9,231
Rowland Moriarty .......      $   61,538          $   12,800          $  123,076

   On January 1, 1998, Capital Resource Lenders assigned $4,616 of the principal of the $4,000,000 note to CRP Investment Partners and $61,538 of the principal of the $4,000,000 note to Rowland Moriarty.

                             1999 Subordinated Debt

                                              Interest Paid and
                          Amount We Borrowed   Principal Repaid     Amount We Owed
Stockholder                  during 1999         during 1999       at June 30, 1999
-----------               ------------------ -------------------- ------------------
Capital Resource Lenders
 III, L.P. .............      $1,966,924          $  603,663          $9,824,050
CRP Investment Partners
 III, LLC ..............      $    2,308          $      696          $   11,539
Rowland Moriarty .......      $   30,768          $    9,281          $  153,844

   On February 9, 1999, we granted Capital Resource Lenders, CRP Investment
Partners and Rowland Moriarty warrants to purchase a total of 102,091 shares of our common stock in connection with a limited guaranty of our credit agreement with Fleet National Bank provided by these parties. The amount we repaid to Capital Resource Lenders on May 19, 1999 includes a $10,567 reduction of principal in connection with the exercise of warrants. In all other periods, we only paid interest due on the loans.

                             1999 Convertible Debt

                                               Amount Converted
                                                Into Shares of    Amount of Interest
                          Amount We Borrowed Series C Convertible     We Paid on
Stockholder                  during 1999      Stock during 1999      May 25, 1999
-----------               ------------------ -------------------- ------------------
Capital Resource Lenders
 III, L.P. .............      $5,000,000          $4,982,127          $   89,931

   On May 25, 1999, the notes described in the table above were converted into 857,509 shares of Series C Convertible preferred stock which will convert into 1,715,018 shares common stock upon the completion of this offering.

   Three of our board members are affiliated with our significant stockholders.

   The persons named below are members of our Board of Directors and are also affiliated with certain of our stockholders.

                              Entity with Whom
 Name of Board Member    Board Member is Affiliated      Relationship with Entity
 --------------------    --------------------------      ------------------------
 Robert C. Ammerman   Capital Resource Partners III,        Managing Member
                       LLC, the general partner of
                       Capital Resource Lenders III,
                       L.P.
                      CRP Investment Partners III, LLC      Managing Member
 Hannah C. Stone      Sandler Capital Management, an        Managing Director
                       affiliate of Sandler Capital
                       Partners IV, L.P. and Sandler
                       Capital Partners IV, FTE, L.P.
 Kyle D. Parker       The Parker Trust                      Trustee

   The other three managing members of Capital Resource Partners with whom Mr. Ammerman shares voting and dispositive power with respect to shares held by Capital Resource Lenders are Fred C. Danforth, Stephen M. Jenks and Alexander
S. McGrath. Messrs. Danforth, Jenks and McGrath are also the only other managing members of CRP Investment Partners. Investment decisions are determined by a majority vote.

   The persons who share voting and dispositive power with respect to the shares held by Sandler Capital Partners IV, L.P. and Sandler Capital Partners IV, FTE, L.P. are Mr. Harvey Sandler, Mr. John Kornreich and Mr. Michael Marocco.

   We lease our offices from the Parker Law Firm. We lease our principal executive office and operations facility in Van Buren, Arkansas from the Parker Law Firm, of which Douglas W. Parker, Sr. and Kyle D. Parker are partners. The lease provides for a five-year term expiring in May 2004 with two five-year renewals. Monthly payments under the lease were increased to $14,100 in May 1999 as a result of expansion of space under the lease. During 1996, 1997 and 1998, we paid $49,834, $49,834 and $65,984, respectively, under this lease.

   All future transactions will be approved by a majority of our disinterested directors. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested directors of the Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of Loislaw.com's common stock as of August 2, 1999 and as adjusted to reflect the completion of this offering by:

  . each of our directors,

  . each named executive officer listed in the Summary Compensation Table,

  . all directors and executive officers of Loislaw.com as a group, and

  . each person who is known by us to own beneficially more than five percent of the outstanding shares of the common stock (including the selling stockholder).

   Unless otherwise indicated:

  . each person or entity named in the table has sole voting power and investment power (or shares the power with his or her spouse) with respect to all shares of capital stock listed as beneficially owned by the person or entity; and

  . the address of each beneficial owner is c/o Loislaw.com, Inc., 105 North 28th Street, Van Buren, Arkansas 72956.

   The number of shares of common stock outstanding used in calculating the percentage for each person listed includes the shares of common stock underlying options held by the person that are exercisable within 60 days of August 2, 1999, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 17,039,524 shares of common stock outstanding as of August 2, 1999, after giving effect to
the conversion of the convertible preferred stock, and       shares of common
stock outstanding after completion of this offering.

                           Shares Beneficially             Shares Beneficially
                                  Owned                           Owned
                          Prior to the Offering            After the Offering
                          -------------------------Shares  -----------------------
Name of Beneficial Owner     Number      Percent   Offered   Number     Percent
------------------------  ------------- ------------------ ------------ ----------
Kyle D. Parker,
 Trustee(1).............      6,790,000     39.8%      0      6,710,000
W. Clark Wigley(1)(2)...        280,000      1.6       0        280,000
Mark O. Beyland(3)......        515,691      2.9       0        515,691
Michael E. Romanies(4)..         24,166        *       0         24,166
Robert C. Ammerman(5)...      5,664,170     33.2       0      5,664,170
Hannah C. Stone(6)......      2,237,520     13.1       0      2,237,520
D. Randy Laney..........              0        *       0              0
Capital Resource Lenders
 III, L.P.(5)...........      5,664,170     33.2       0      5,664,170
Sandler Capital Partners
 IV, L.P.(6)............      2,237,520     13.1       0      2,237,520
Sandler Capital Partners
 IV, FTE, L.P.(6).......      2,237,520     13.1       0      2,237,520
Douglas W. Parker,
 Sr.(1).................      1,559,600      9.2     --             --
All directors and
 executive officers as a
 group
 (11 persons)...........     15,273,127     89.6     --             --

--------
*  Less than 1%

(1) Kyle D. Parker is the trustee of the Parker Trust. Under the terms of the trust, Mr. Parker has sole voting power of all of the shares held of record by the trustee and he is the beneficiary of 3,119,200 shares. Douglas W. Parker, Sr. is the beneficiary of 1,479,600 shares and Melissa Parker is the beneficiary of 1,559,600 shares. Further, W. Clark Wigley has been granted an option by the trust to purchase 280,000 shares, and another employee of Loislaw.com beneficially owns 271,600 shares held of record by the trust. Kyle D. Parker holds a right of first refusal to purchase the 271,600 shares beneficially owned by the employee upon the employee's resignation, termination, incapacity or death. Kyle D. Parker disclaims beneficial ownership of the shares held by the Parker Trust, except to the extent of his pecuniary interest therein.

(2) Consists of an option to purchase 70,000 shares of common stock from the Parker Trust that vested on June 18, 1999 and an option to purchase 210,000 shares of common stock from the Parker Trust that will vest on August 1, 1999.

(3) Includes 257,515 shares subject to options held by Mr. Beyland that are presently exercisable or will be exercisable within 60 days.

(4) Consists of options that will be granted upon the pricing of this offering and will be exercisable within 60 days.

(5) Consists of the following:

  . 2,113,232 shares of common stock held of record by Capital Resource Lenders III, L.P., 1,831,292 shares of common stock that it will acquire upon conversion of Series A Convertible preferred stock and 1,715,018 shares of common stock that it will acquire upon conversion of Series C Convertible preferred stock; and

  . 2,148 shares of common stock which CRP Investment Partners III, LLC will acquire upon the conversion of Series A Convertible preferred stock and 2,480 shares of common stock covered by a warrant held by it.

  Mr. Ammerman is a managing member of Capital Resource Partners III, LLC, which is the general partner of Capital Resource Lenders III, L.P. Capital Resource Partners III, LLC has sole voting and investment power with respect to the shares held of record by Capital Resource Lenders III, L.P. Mr. Ammerman is also a managing member of CRP Investment Partners III, LLC. Mr. Ammerman shares with three other managing members the voting and investment power with respect to the shares beneficially owned by CRP Investment Partners III, LLC. Mr. Ammerman disclaims beneficial ownership of all shares owned by these entities, except to the extent of his pecuniary interest therein. The address for Mr. Ammerman, Capital Resource Lenders III, L.P. and CRP Investment Partners III, LLC is 85 Merrimac Street, Suite 200, Boston, Massachusetts 02114.

(6) Consists of 1,587,360 shares of common stock that Sandler Capital Partners IV, L.P. will acquire upon the conversion of Series C Convertible preferred stock and 650,160 shares of common stock that Sandler Capital Partners IV, FTE, L.P. will acquire upon the conversion of Series C Convertible preferred stock. Ms. Stone is a Managing Director of Sandler Capital Management, a general partnership, which is the general partner of Sandler Capital Partners IV, L.P and Sandler Capital Partners IV, FTE, L.P. Ms. Stone shares voting and investment power with respect to the shares held of record by Sandler Capital Partners IV, L.P. and Sandler Capital Partners IV, FTE, L.P. with several other managing directors. Ms. Stone disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest therein. The address for Ms. Stone, Sandler Capital Partners IV, L.P. and Sandler Capital Partners IV, FTE, L.P. is 767 Fifth Avenue, 45th Floor, New York, New York 10153.

                         DESCRIPTION OF CAPITAL STOCK

General

   Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.


Common Stock

   As of August 2, 1999, there were 10,186,042 shares of common stock outstanding. Based upon the number of shares outstanding as of that date and giving effect to the issuance of 6,853,482 shares of common stock upon the conversion of the Series A Convertible preferred stock and the Series C Convertible preferred stock upon the completion of this offering, after this
offering, there will be       shares of common stock outstanding. Upon
conversion, the shares of Series A and Series C Convertible preferred stock will cease to be outstanding and will assume the status of authorized but unissued shares of preferred stock without designation.

   The holders of common stock are entitled to one vote for each share of common stock held on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then-outstanding shares of preferred stock, the holders of the common stock are entitled to dividends as may be declared in the discretion of the Board of Directors out of funds legally available for the payment of dividends. The holders of common stock are entitled to share ratably in our net assets upon liquidation after we pay or provide for all liabilities and for any preferential liquidation rights of any preferred stock then outstanding. The common stockholders have no preemptive rights to purchase shares of our stock. Shares of common stock are not subject to any redemption provisions and are not convertible into any of our other securities. All outstanding shares of common stock are, and the shares of common stock we sell in this offering will be, fully paid and nonassessable when we receive payment for the shares.

Preferred Stock

   As of August 2, 1999, there were 3,866,330 shares of preferred stock outstanding designated as follows:

  .  931,044 shares were designated as Series A Convertible preferred stock;

  .  439,589 shares were designated as Series B Redeemable preferred stock;
     and

  . 2,495,697 shares were designated as Series C Convertible preferred stock.

   A total of 6,133,670 shares of preferred stock are authorized but have not been designated.

   Our Board of Directors has the authority, without further action by our stockholders, to issue shares of undesignated preferred stock from time to time in one or more series and to fix the related number of shares and the designations, voting powers, preferences, optional and other special rights, and restrictions or qualifications of that preferred stock. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock could:

  . decrease the amount of earnings and assets available for distribution to holders of common stock;

  . adversely affect the rights and powers, including voting rights, of holders of common stock; and

  . have the effect of delaying, deferring or preventing a change in control.

   We have no present plans to issue any shares of undesignated preferred stock. We intend to redeem the outstanding shares of Series B Redeemable preferred stock upon the completion of this offering, and upon redemption, the Series B Redeemable preferred stock will cease to be outstanding and will assume the status of authorized but unissued shares of preferred stock without designation.

Delaware Law and Charter and Bylaw Provisions, Anti-Takeover Effects

   Upon completion of this offering, Loislaw.com will be subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's outstanding voting stock.

   Our certificate of incorporation and bylaws provide that directors may be removed only for cause by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of capital stock of Loislaw.com entitled to vote. In addition, under the certificate of incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the board, may be filled only by vote of a majority of the directors then in office. The likely effect of the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of the Board of Directors.

   Our bylaws provide that any action required or permitted to be taken by the stockholders of Loislaw.com at an annual meeting or special meeting of stockholders may be taken only if Loislaw.com is given proper advance notice of the action. The by-laws further provide that special meetings of stockholders may be called only by the Board of Directors, the chairman of the Board of Directors, the president of Loislaw.com or the holders of a majority of the outstanding shares of capital stock entitled to vote. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of Loislaw.com.

   The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The majority stockholder vote would be in addition to any separate class vote that might be required by the terms of any series of preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Reliance Trust Company of Atlanta, Georgia.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock. The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that these large sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

   After this offering,       shares of common stock will be outstanding,
shares if the underwriters exercise their over-allotment option in full and shares if, in addition, common stock is issued upon the exercise of outstanding options and warrants. For more information about our outstanding
common stock, see "Capitalization" on page 20. Of these shares, the    shares,
    shares if the underwriters exercise their over-allotment option in full, sold in this offering will be freely tradeable without restriction under the Securities Act except for any shares purchased by "affiliates" of Loislaw.com,
as defined in Rule 144 under the Securities Act. The remaining       shares
(      shares if common stock is issued upon the exercise of outstanding options and warrants) are "restricted securities" within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold under an exemption from registration, such as the exemption provided by Rule 144.

   All of our officers, directors, stockholders, including the selling stockholder, and option holders have entered into lock-up agreements under which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters. Prudential Securities may, at any time and without notice, waive any of the terms of these lock-up agreements specified in the underwriting agreement. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless the sales meet the conditions and restrictions of Rule 144 as described below.

   In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year (including the holding period of any prior owner other than an affiliate of Loislaw.com) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the following:

  .  1% of the then-outstanding shares of common stock; and

  . the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the stockholder files notice of the sale with the SEC.

   Sales under Rule 144 are also subject to provisions relating to notice, manner of sale and the availability of current public information about Loislaw.com. In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of Loislaw.com at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years (including the holding period of any prior owner other than an affiliate of Loislaw.com), would be entitled to sell the shares under Rule 144(k) without regard to the volume limitation and other conditions described above. The foregoing summary of Rule 144 is not intended to be a complete description.

   Rule 701 provides that shares of common stock acquired upon the exercise of currently outstanding options (or under other rights granted under our stock option plan) may be resold by persons, other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its one-year minimum holding period requirement, subject to some limitations. As of the date of this prospectus, the Board of Directors has authorized up to 1,000,000 shares of common stock for issuance under our employee stock option plan, up to 320,000 shares of common stock for issuance pursuant to our nonemployee directors stock option plan and up to 300,000 shares of common stock for issuance under our employee stock purchase plan. At June 30, 1999, 295,030 shares of common stock were issuable under outstanding vested options under our stock option plan, 288,092 shares of common stock were issuable pursuant to outstanding options that are not yet exercisable, and 416,878 shares of common stock were available for future grants under our stock option plan.

   We intend to file one or more registration statements on Form S-8 under the Securities Act within 90 days after the date of this prospectus to register all shares of common stock that are issuable under our stock option plans and our employee stock purchase plan. The registration statements are expected to become effective upon filing. Shares covered by the registration statements on Form S-8 will be eligible for sale in the public markets, subject to the lock-up period, and for our affiliates, subject to some conditions and restrictions (other than the holding period) of Rule 144.

   After this offering, a majority of the holders of the 1,862,088 shares of common stock that will have been issued upon conversion of the Series A Convertible preferred stock and the holders of at least 30% of the 4,991,394 shares of common stock that will have been issued upon conversion of the Series C Convertible preferred stock may request that we register all or any portion of their registrable securities. Registrable securities include the following:

  . 1,862,088 shares of common stock issuable upon conversion of the Series A
    Convertible preferred stock;

  . 4,991,394 shares of common stock issuable upon conversion of the Series C
    Convertible preferred stock;

  . 239,121 shares of common stock issuable to Mark Beyland upon the exercise of vested options;

  . 1,056,616 shares of common stock issued to Capital Resource Lenders III, L.P. after it exercised warrants on May 19, 1999; and

  . a total of 32,160 shares of common stock issuable upon the exercise of warrants assigned to CRP Investment Partners III, L.L.C. and Rowland Moriarty by Capital Resource Lenders III, L.P. on January 1, 1998.

   All holders of common stock issuable upon conversion of the Series A Convertible preferred stock and the Series C Convertible preferred stock have the right to request any number of registrations on Form S-3 by us. Additionally, the holders of approximately 10,144,181 shares of common stock are entitled to notice if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights and are, subject to limitations, entitled to include shares of common stock in the registration.

   All current stockholders of Loislaw.com are parties to an Amended and Restated Stockholders' Agreement dated May 25, 1999. This agreement imposes transfer restrictions on their shares of capital stock of Loislaw.com in the event that they attempt to sell their stock in a control block sale or a private sale to a designated competitor. For more information about the Amended and Restated Stockholders' Agreement, see "Certain Transactions" on page 52.

                                  UNDERWRITING

   We have entered into an underwriting agreement with the underwriters named below, for whom Prudential Securities Incorporated, U.S. Bancorp Piper Jaffray Inc. and Dain Rauscher Wessels are acting as representatives. We, and the selling stockholder, are obligated to sell, and the underwriters are obligated to purchase, all of the shares offered on the cover page of this prospectus, if any are purchased. Subject to conditions of the underwriting agreement, each underwriter has severally agreed to purchase the shares indicated opposite its name:

                                                                       Number
  Underwriters                                                        of Shares
  ------------                                                        ---------
Prudential Securities Incorporated...................................
U.S. Bancorp Piper Jaffray Inc. .....................................
Dain Rauscher Wessels................................................
                                                                        ----
  Total..............................................................
                                                                        ====

   The underwriters may sell more shares than the total number of shares offered on the cover page of this prospectus and they have, for a period of 30 days from the date of this prospectus, an over-allotment option to purchase up
to     additional shares from us. If any additional shares are purchased, the underwriters will severally purchase the shares in the same proportion as per the table above.

   The representatives of the underwriters have advised us that the shares will be offered to the public at the offering price indicated on the cover page of this prospectus. The underwriters may allow to selected dealers a concession not in excess of $ per share and these dealers may reallow a concession not in
excess of $    per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and the concessions. The representatives have informed us that the underwriters do not intend to sell shares to any investor who has granted them discretionary authority.

   We, and the selling stockholder, have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares:

                                                    Total Fees
                                    -------------------------------------------
                             Fee     Without Exercise of    Full Exercise of
                          Per Share Over-Allotment Option Over-Allotment Option
                          --------- --------------------- ---------------------
Fees paid by us.........    $               $                     $
Fees paid by the selling
 stockholder............    $               $                     $

   In addition, we estimate that we will spend approximately $     in expenses
for this offering, including those of the selling stockholder. We and the selling stockholder have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of these liabilities.

   We, our officers and directors, and all stockholders, including the selling stockholder and option holders, of Loislaw.com have entered into lock-up agreements under which we and they have agreed not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters. Prudential Securities may, at any time and without notice, waive the terms of these lock-up agreements.

   Prior to this offering, there has been no public market for the common stock of Loislaw.com. The public offering price, negotiated among us, the selling stockholder and the representatives, is based upon various factors such as the Loislaw.com's financial and operating history and condition, its prospects, the prospects for the industry we are in and prevailing market conditions.

   Prudential Securities, on behalf of the underwriters, may engage in the following activities in accordance with applicable securities rules:

  . Over-allotments involving sales in excess of the offering size, creating a short position. Prudential Securities may elect to reduce this short position by exercising some or all of the over-allotment option.

  . Stabilizing and short covering; stabilizing bids to purchase the shares are permitted if they do not exceed a specified maximum price. After the distribution of shares has been completed, short covering purchases in the open market may also reduce the short position. These activities may cause the price of the shares to be higher than would otherwise exist in the open market.

  . Penalty bids permitting the representatives to reclaim concessions from a syndicate member for the shares purchased in the stabilizing or short covering transactions.

   These activities, which may be commenced and discontinued at any time, may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   Each underwriter has represented that it has complied and will comply with all applicable laws and regulations in connection with the offer, sale or delivery of the shares and related offering materials in the United Kingdom, including:

  . the Public Offers of Securities Regulations 1995,

  . the Financial Services Act of 1986, and

  . the Financial Services Act 1986, (Investment Advertisements) (Exemptions)
    Order 1996 (as amended).

   We have asked the underwriters to reserve       shares to our active
customers and       shares to our officers, directors, employees and other
business affiliates or related third parties for sale at the same offering price. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares.

                                 LEGAL MATTERS

   The validity of the shares of common stock to be issued in this offering will be passed upon for Loislaw.com by Thompson & Knight, P.C., Dallas, Texas. Various legal matters in connection with the offering will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

   The financial statements of Loislaw.com as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 have been included in this prospectus and in the registration statement in reliance upon the report, which appears elsewhere in this prospectus, of KPMG LLP, independent certified public accountants, and upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

   Loislaw.com has filed with the SEC a registration statement on Form S-1 (including all amendments and exhibits thereto) under the Securities Act with respect to the common stock in this offering. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information contained in the registration statement. For further information with respect to Loislaw.com and the common stock offered in this offering, you should refer to the registration statement and its exhibits and schedules. You may obtain copies of all or any portion of the registration statement at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at its regional offices located at Seven World Trade Center, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a web site that contains reports, proxy statements and information statements and other information regarding registrants (including Loislaw.com) that file electronically with the Commission, which can be accessed at http://www.sec.gov.

   We intend to furnish to our stockholders annual reports containing financial statements audited by an independent public accounting firm and with quarterly reports for each of the quarters of each fiscal year containing unaudited financial statements.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Independent Auditors' Report............................................. F-2

Balance Sheets at December 31, 1997 and 1998 and June 30, 1999
 (unaudited)............................................................. F-3

Statements of Operations for the years ended December 31, 1996, 1997 and
 1998 and the six months ended June 30, 1998 (unaudited) and 1999
 (unaudited)............................................................. F-4

Statements of Redeemable Equity Securities and Stockholders' Equity
 (Deficit) for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999 (unaudited).............................. F-5


Statements of Cash Flows for the years ended December 31, 1996, 1997 and
 1998 and the six months ended June 30, 1998 (unaudited) and 1999
 (unaudited)............................................................. F-7

Notes to Financial Statements............................................ F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Loislaw.com, Inc.:

   We have audited the accompanying balance sheets of Loislaw.com, Inc. as of December 31, 1997 and 1998, and the related statements of operations, redeemable equity securities and stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Loislaw.com, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

Little Rock, Arkansas
May 29, 1999, except as
 to note 7(c) which is

 as of July 30, 1999

                                          KPMG LLP

                               LOISLAW.COM, INC.

                                 BALANCE SHEETS

                                 December 31,                      June 30, 1999
                            ------------------------   June 30,      Pro forma
                               1997         1998         1999        (note 7)
                            -----------  -----------  -----------  -------------
                                                      (unaudited)   (unaudited)
          ASSETS
Current assets:
 Cash and cash
  equivalents.............  $ 3,233,172       99,042    3,274,946     3,274,946
 Accounts receivable, net
  of allowance for
  doubtful accounts of
  $375,000 and $124,974 at
  December 31, 1997 and
  1998, respectively, and
  $144,241 at June 30,
  1999 (note 5)...........      896,001    1,540,052    1,889,283     1,889,283
 Prepaid commissions......      114,936      311,394      748,193       748,193
 Prepaid software
  license.................          --        96,958      271,125       271,125
 Other current assets.....       19,654      138,811      631,302       631,302
                            -----------  -----------  -----------   -----------
 Total current assets.....    4,263,763    2,186,257    6,814,849     6,814,849
Databases, net (notes 3
 and 5)...................    6,228,884    8,566,529   13,571,437    13,571,437
Property and equipment,
 net (notes 4 and 5)......      501,218    1,446,459    2,931,468     2,931,468
Deferred loan costs, net
 of accumulated
 amortization of $48,076
 and $728,201 at
 December 31, 1997 and
 1998, respectively, and
 $1,124,482 at June 30,
 1999.....................    4,528,723    3,992,278    4,017,634     4,017,634
Other assets..............      544,081      820,721      652,779       652,779
                            -----------  -----------  -----------   -----------
 Total assets.............  $16,066,669   17,012,244   27,988,167    27,988,167
                            ===========  ===========  ===========   ===========
     LIABILITIES AND
   STOCKHOLDERS' EQUITY
        (DEFICIT)
Current liabilities:
 Current installments of
  long-term debt (note
  5)......................       26,443      954,893   14,557,184    14,557,184
 Accounts payable.........    1,906,319    2,559,631    3,676,373     3,676,373
 Deferred revenue.........    2,540,459    2,961,067    3,566,185     3,566,185
 Accrued expenses.........      304,708      461,549      557,861       557,861
                            -----------  -----------  -----------   -----------
 Total current
  liabilities.............    4,777,929    6,937,140   22,357,603    22,357,603
Deferred revenue..........      981,722      967,046      440,037       440,037
Long-term debt, excluding
 current installments
 (note 5).................    4,080,941   11,317,631       28,614        28,614
Other noncurrent
 liabilities..............          --       170,373      245,938       245,938
                            -----------  -----------  -----------   -----------
 Total liabilities........    9,840,592   19,392,190   23,072,192    23,072,192
                            -----------  -----------  -----------   -----------
Redeemable equity
 securities (notes 5 and
 7):
 Series A Convertible
  preferred, 931,044
  shares..................    2,492,100    2,605,840    2,772,452           --
 Series B 7.735%
  preferred, redemption
  value of $4,395,890 plus
  accrued dividends,
  439,589 shares..........    4,430,358    4,770,380    4,940,157     4,940,157
 Series C Convertible
  preferred, 2,495,697
  shares..................          --           --    13,875,977           --
 Common stock.............          --     1,189,158    3,673,877           --
 Common stock warrants....    4,293,821    3,154,975       61,602           --
                            -----------  -----------  -----------   -----------
 Total redeemable equity
  securities..............   11,216,279   11,720,353   25,324,065     4,940,157
                            -----------  -----------  -----------   -----------
Stockholders' equity
 (deficit) (notes 5 and
 7):
 Common stock, $.001 par
  value. 50,000,000 shares
  authorized; shares
  issued--7,180,000 at
  December 31, 1997,
  7,910,692 at December
  31, 1998, 10,196,042 at
  June 30, 1999 and
  17,049,524 on a pro
  forma basis at June 30,
  1999....................        7,180        7,911       10,196        17,049
 Additional paid-in
  capital.................      449,820    1,638,247    5,752,440    22,455,618
 Accumulated deficit......   (5,447,202) (14,541,199) (22,480,749)  (22,480,749)
 Redeemable common stock,
  730,692 shares at
  December 31, 1998 and
  2,113,232 shares at
  June 30, 1999...........          --    (1,189,158)  (3,673,877)          --
 Treasury stock, at cost,
  10,000 shares in 1998
  and 1999................          --       (16,100)     (16,100)      (16,100)
                            -----------  -----------  -----------   -----------
 Total stockholders'
  equity (deficit)........   (4,990,202) (14,100,299) (20,408,090)      (24,182)
Commitments and
 contingencies (notes 5, 7
 and 8)...................
                            -----------  -----------  -----------   -----------
 Total liabilities and
  stockholders' equity
  (deficit)...............  $16,066,669   17,012,244   27,988,167    27,988,167
                            ===========  ===========  ===========   ===========

                See accompanying notes to financial statements.

                             LOISLAW.COM, INC.

                         STATEMENTS OF OPERATIONS

                                                                 Six months ended
                              Years ended December 31,               June 30,
                          -----------------------------------  ----------------------
                             1996         1997        1998        1998        1999
                          -----------  ----------  ----------  ----------  ----------
                                                                    (unaudited)
Revenues:
  Web-based products....  $    28,333     208,357     842,112     272,054   1,171,184
  CD-ROM products.......    1,854,605   3,157,056   3,182,067   1,515,506   1,621,188
  Other.................          --          --    1,000,000     353,090         --
                          -----------  ----------  ----------  ----------  ----------
    Total revenues......    1,882,938   3,365,413   5,024,179   2,140,650   2,792,372
                          -----------  ----------  ----------  ----------  ----------
Operating expenses:
  Database costs........    1,346,575   1,589,772   4,592,492   1,492,591   2,604,948
  Cost of other
   revenues.............          --          --      393,357     147,248         --
  Selling and
   marketing............    2,152,638   2,363,028   4,606,638   1,902,504   4,320,448
  General and
   administrative.......    1,524,997   1,535,179   1,977,424   1,023,306   1,708,179
  Product development...      101,057      86,465     540,866     368,228     333,075
                          -----------  ----------  ----------  ----------  ----------
    Total operating
     expenses...........    5,125,267   5,574,444  12,110,777   4,933,877   8,966,650
                          -----------  ----------  ----------  ----------  ----------
    Loss from
     operations.........   (3,242,329) (2,209,031) (7,086,598) (2,793,227) (6,174,278)
                          -----------  ----------  ----------  ----------  ----------
Other income (expense):
  Interest expense,
   net..................     (250,964)   (454,667) (1,548,931)   (643,290) (1,308,678)
  Other, net............        2,644      (6,353)     41,953       1,002       5,485
                          -----------  ----------  ----------  ----------  ----------
                             (248,320)   (461,020) (1,506,978)   (642,288) (1,303,193)
                          -----------  ----------  ----------  ----------  ----------
    Net loss............   (3,490,649) (2,670,051) (8,593,576) (3,435,515) (7,477,471)
Accrued preferred stock
 dividends and accretion
 on redeemable preferred
 stock and common stock
 warrants...............          --      (34,468)   (500,421)   (210,643)   (462,079)
                          -----------  ----------  ----------  ----------  ----------
Net loss applicable to
 common shares..........  $(3,490,649) (2,704,519) (9,093,997) (3,646,158) (7,939,550)
                          ===========  ==========  ==========  ==========  ==========
Net loss per share --
 basic and diluted......  $     (0.49)      (0.38)      (1.26)      (0.51)      (0.94)
                          ===========  ==========  ==========  ==========  ==========
Weighted average common
 shares outstanding --
 basic and diluted......    7,057,206   7,162,740   7,222,344   7,180,000   8,424,298
                          ===========  ==========  ==========  ==========  ==========
Unaudited pro forma
 information:
  Net loss per share --
   basic and diluted....                           $    (0.63)                  (0.50)
                                                   ==========              ==========
  Weighted average
   common shares
   outstanding -- basic
   and diluted..........                           14,075,826              15,277,780
                                                   ==========              ==========

              See accompanying notes to financial statements.

                               LOISLAW.COM, INC.

 STATEMENTS OF REDEEMABLE EQUITY SECURITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                                (Notes 5 and 7)

                                    Redeemable Equity Securities
                  ------------------------------------------------------------------
                   Series A              Series C               Common
                  Convertible Series B  Convertible  Common     stock
                   preferred  preferred  preferred    stock    warrants     Total
                  ----------- --------- ----------- --------- ----------  ----------
Balances at
December 31,
1995............   $     --         --      --            --         --          --
Issuance of
120,000 shares
of common stock
for cash........         --         --      --            --         --          --
Net loss........         --         --      --            --         --          --
                   ---------  ---------     ---     --------- ----------  ----------
Balances at
December 31,
1996............         --         --      --            --         --          --
Issuance of
60,000 shares of
common stock for
cash............         --         --      --            --         --          --
Issuance of
931,044 shares
of Series A
preferred stock
for cash, net of
issuance costs
of $507,900.....   2,492,100        --      --            --         --    2,492,100
Conversion of
notes payable
into 439,589
shares of Series
B preferred
stock...........         --   4,395,890     --            --         --    4,395,890
Issuance of
warrants to
purchase
2,675,278 shares
of redeemable
common stock....         --         --      --            --   4,293,821   4,293,821
Accrued
dividends on
Series B
preferred
stock...........         --      34,468     --            --         --       34,468
Net loss........         --         --      --            --         --          --
                   ---------  ---------     ---     --------- ----------  ----------
Balances at
December 31,
1997............   2,492,100  4,430,358     --            --   4,293,821  11,216,279
Accrued
dividends on
Series B
preferred
stock...........         --     340,022     --            --                 340,022
Accretion on
redeemable
equity
securities......     113,740        --      --            --      46,659     160,399
Exercise of
warrants for
730,692 shares
of redeemable
common stock....         --         --      --      1,189,158 (1,185,505)      3,653
Purchase of
treasury stock,
10,000 shares...         --         --      --            --         --          --
Net loss........         --         --      --            --         --          --
                   ---------  ---------     ---     --------- ----------  ----------
Balances at
December 31,
1998............   2,605,840  4,770,380     --      1,189,158  3,154,975  11,720,353
                                  Stockholders' Equity (Deficit)
                  ------------------------------------------------------------------
                                      Retained
                         Additional  earnings/              Redeemable
                  Common  paid-in   (accumulated  Treasury    common
                  stock   capital     deficit)     stock      stock        Total
                  ------ ---------- ------------- --------- ----------- ------------
Balances at
December 31,
1995............  7,000        --       747,966       --           --       754,966
Issuance of
120,000 shares
of common stock
for cash........    120    299,880          --        --           --       300,000
Net loss........    --         --    (3,490,649)      --           --    (3,490,649)
                  ------ ---------- ------------- --------- ----------- ------------
Balances at
December 31,
1996............  7,120    299,880   (2,742,683)      --           --    (2,435,683)
Issuance of
60,000 shares of
common stock for
cash............     60    149,940          --        --           --       150,000
Issuance of
931,044 shares
of Series A
preferred stock
for cash, net of
issuance costs
of $507,900.....    --         --           --        --           --           --
Conversion of
notes payable
into 439,589
shares of Series
B preferred
stock...........    --         --           --        --           --           --
Issuance of
warrants to
purchase
2,675,278 shares
of redeemable
common stock....    --         --           --        --           --           --
Accrued
dividends on
Series B
preferred
stock...........    --         --       (34,468)      --           --       (34,468)
Net loss........    --         --    (2,670,051)      --           --    (2,670,051)
                  ------ ---------- ------------- --------- ----------- ------------
Balances at
December 31,
1997............  7,180    449,820   (5,447,202)      --           --    (4,990,202)
Accrued
dividends on
Series B
preferred
stock...........    --         --      (340,022)      --           --      (340,022)
Accretion on
redeemable
equity
securities......    --         --      (160,399)      --           --      (160,399)
Exercise of
warrants for
730,692 shares
of redeemable
common stock....    731  1,188,427          --        --    (1,189,158)         --
Purchase of
treasury stock,
10,000 shares...    --         --           --    (16,100)         --       (16,100)
Net loss........    --         --    (8,593,576)      --           --    (8,593,576)
                  ------ ---------- ------------- --------- ----------- ------------
Balances at
December 31,
1998............  7,911  1,638,247  (14,541,199)  (16,100)  (1,189,158) (14,100,299)

                                                                     (Continued)

                               LOISLAW.COM, INC.

 STATEMENTS OF REDEEMABLE EQUITY SECURITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                         (Notes 5 and 7)--(Continued)

                                     Redeemable Equity Securities
                  --------------------------------------------------------------------
                   Series A              Series C                 Common
                  Convertible Series B  Convertible   Common      stock
                   preferred  preferred  preferred    stock      warrants     Total
                  ----------- --------- ----------- ----------  ----------  ----------
Issuance of
warrants to
purchase 204,182
shares of
redeemable
common stock
(unaudited).....  $      --         --         --          --      408,364     408,364
Accrued
dividends on
Series B
preferred stock
(unaudited).....         --     169,777        --          --          --      169,777
Accretion on
redeemable
equity
securities
(unaudited).....     166,612        --         --       80,472     125,690     372,774
Exercise of
warrants for
2,113,232 shares
of redeemable
common stock
(unaudited).....         --         --         --    3,637,993  (3,627,427)     10,566
Issuance of
2,495,697 shares
of Series C
preferred stock
for cash, net of
issuance costs
of $624,023
(unaudited).....         --         --  13,875,977         --          --   13,875,977
Issuance of
172,118 shares
of common stock
for cash, net of
issuance costs
of $21,517
(unaudited).....         --         --         --          --          --          --
Cancellation of
redemption
feature on
730,692 shares
of redeemable
common stock
(unaudited).....         --         --         --   (1,233,746)        --   (1,233,746)
Net loss
(unaudited).....         --         --         --          --          --          --
                  ----------  --------- ----------  ----------  ----------  ----------
Balances at June
30, 1999
(unaudited).....  $2,772,452  4,940,157 13,875,977   3,673,877      61,602  25,324,065
                  ==========  ========= ==========  ==========  ==========  ==========
                                  Stockholders' Equity (Deficit)
                  ------------------------------------------------------------------
                                      Retained
                         Additional  earnings/              Redeemable
                  Common  paid-in   (accumulated  Treasury    common
                  stock   capital    (deficit)     stock      stock        Total
                  ------ ---------- ------------- --------- ----------- ------------
Issuance of
warrants to
purchase 204,182
shares of
redeemable
common stock
(unaudited).....     --        --           --        --           --           --
Accrued
dividends on
Series B
preferred stock
(unaudited).....     --        --      (169,777)      --           --      (169,777)
Accretion on
redeemable
equity
securities
(unaudited).....     --        --      (292,302)      --       (80,472)    (372,774)
Exercise of
warrants for
2,113,232 shares
of redeemable
common stock
(unaudited).....   2,113 3,635,880          --        --    (3,637,993)         --
Issuance of
2,495,697 shares
of Series C
preferred stock
for cash, net of
issuance costs
of $624,023
(unaudited).....     --        --           --        --           --           --
Issuance of
172,118 shares
of common stock
for cash, net of
issuance costs
of $21,517
(unaudited).....     172   478,313          --        --           --       478,485
Cancellation of
redemption
feature on
730,692 shares
of redeemable
common stock
(unaudited).....     --        --           --        --     1,233,746    1,233,746
Net loss
(unaudited).....     --        --    (7,477,471)      --           --    (7,477,471)
                  ------ ---------- ------------- --------- ----------- ------------
Balances at June
30, 1999
(unaudited).....  10,196 5,752,440  (22,480,749)  (16,100)  (3,673,877) (20,408,090)
                  ====== ========== ============= ========= =========== ============

                See accompanying notes to financial statements.

                               LOISLAW.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                                Six months ended
                             Years ended December 31,               June 30,
                         -----------------------------------  ----------------------
                            1996         1997        1998        1998        1999
                         -----------  ----------  ----------  ----------  ----------
                                                                   (unaudited)
Cash flows from
 operating activities:
 Net loss..............  $(3,490,649) (2,670,051) (8,593,576) (3,435,515) (7,477,471)
 Adjustments to
  reconcile net loss to
  net cash provided
  (used) by operating
  activities:
 Depreciation and
  amortization.........      375,207     462,245   1,166,925     557,921     780,315
 Loss on disposal of
  property and
  equipment............          --          --        3,979         --          --
 Change in operating
  assets and
  liabilities:
  Accounts receivable..     (154,920) (1,025,210)   (758,773)   (368,645)     40,852
  Prepaid expenses and
   other current
   assets..............      174,168    (132,655)   (412,573)   (295,774) (1,103,457)
  Accounts payable.....    1,371,768    (175,172)    823,685     261,211   1,192,307
  Accrued expenses.....      326,070    (132,129)    156,841    (200,669)     96,312
  Deferred revenue.....    1,597,149   1,768,429     405,932     332,176      78,109
                         -----------  ----------  ----------  ----------  ----------
   Net cash provided
    (used) by operating
    activities.........      198,793  (1,904,543) (7,207,560) (3,149,295) (6,393,033)
                         -----------  ----------  ----------  ----------  ----------
Cash flows from
 investing activities:
 Database costs........   (2,592,251) (1,762,453) (2,606,474) (1,232,018) (5,205,627)
 Purchase of property
  and equipment........     (218,045)    (92,528) (1,224,665)   (870,359) (1,668,324)
 Decrease (increase) in
  other assets.........        8,892      (8,827)   (161,918)   (138,788)   (222,141)
                         -----------  ----------  ----------  ----------  ----------
   Net cash used by
    investing
    activities.........   (2,801,404) (1,863,808) (3,993,057) (2,241,165) (7,096,092)
                         -----------  ----------  ----------  ----------  ----------
Cash flows from
 financing activities:
 Repayment of capital
  lease obligation.....          --      (25,183)    (15,385)     (9,967)     (5,910)
 Deferred loan costs
  (note 5).............          --     (553,614)   (143,681)        --      (13,273)
 Proceeds from sale of
  Class A preferred
  stock, net of
  $237,263 costs of
  issuance (note 5)....          --    2,762,737         --          --          --
 Proceeds from sale of
  Class C preferred
  stock, net of
  issuance costs of
  $624,023 (note 5)....          --          --          --          --    8,893,850
 Proceeds from notes
  payable..............      253,705   6,117,446   8,661,077   3,423,077   9,362,500
 Repayment of notes
  payable..............     (573,905) (2,240,855)   (423,077)   (423,077) (2,050,623)
 Proceeds from related
  party borrowing (note
  7)...................    2,406,944     688,946         --          --          --
 Proceeds from exercise
  of warrants (note
  5)...................          --          --        3,653         --          --
 Proceeds from sale of
  common stock.........      300,000     150,000         --          --      478,485
 Repurchase of treasury
  stock................          --          --      (16,100)        --          --
                         -----------  ----------  ----------  ----------  ----------
   Net cash provided by
    financing
    activities.........    2,386,744   6,899,477   8,066,487   2,990,033  16,665,029
                         -----------  ----------  ----------  ----------  ----------
Net increase (decrease)
 in cash and cash
 equivalents...........     (215,867)  3,131,126  (3,134,130) (2,400,427)  3,175,904
Cash and cash
 equivalents at
 beginning of year.....      317,913     102,046   3,233,172   3,233,172      99,042
                         -----------  ----------  ----------  ----------  ----------
Cash and cash
 equivalents at end of
 year..................  $   102,046   3,233,172      99,042     832,745   3,274,946
                         ===========  ==========  ==========  ==========  ==========
Supplemental cash flow
 information:
 Cash paid for
  interest.............  $   104,217     581,154     683,761     226,342   1,176,070
 Cash received from
  income tax refunds...      134,007         --          --          --          --
 Non cash investing and
  financing
  transactions:
 Acquisition of
  equipment through
  capital lease........      132,567         --          --          --          --
 Accrued Series B
  preferred stock
  dividends............          --       34,468     340,022     170,011     169,777
 Satisfaction of
  capital lease
  obligation through
  return of equipment..          --          --       57,475         --          --
 Conversion of related
  party borrowing to
  Series B preferred
  stock (note 7).......          --    4,395,890         --          --          --
 Issuance of warrants
  (note 5).............          --    4,293,821         --          --      408,364
 Accretion on
  redeemable equity
  securities...........          --          --      160,399      40,632     372,774
 Cancellation of
  redemption feature on
  redeemable common
  stock (note 5).......          --          --          --          --    1,233,746
 Conversion of
  subordinated notes
  payable into 857,509
  shares of Series C
  preferred stock (note
  5)...................          --          --          --          --    4,982,127
 Exercise of warrants
  for satisfaction of
  subordinated notes
  payable (note 5).....  $       --          --          --          --       10,566
                         ===========  ==========  ==========  ==========  ==========

                See accompanying notes to financial statements.

                               LOISLAW.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
            (Information as of June 30, 1999 and with respect to the
             six months ended June 30, 1998 and 1999 is unaudited)

(1) Operations

   Loislaw.com, Inc. ("the Company") designs, develops and markets state and Federal legal research libraries in CD-ROM and web-based formats.

(2) Significant Accounting Policies

 (a) Management Estimates

   Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (b) Cash and Cash Equivalents

   The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

 (c) Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable. Concentrations of credit risk related to subscription receivables are limited as the Company sells its products direct to numerous users in the states for which the Company offers law libraries. The amount of loss should customers fail to pay the receivables is limited to the notional amount of such receivables. At December 31, 1998, the Company's management does not believe any significant concentration of credit risk exists.

 (d) Product Development, Software and Database Costs

   Product development expense consists primarily of employee salaries and benefits, facilities cost allocations and expenses related to the development of core software supporting the Company's products. Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon Loislaw.com's product development process, technological feasibility is established upon completion of a working model. Costs incurred by Loislaw.com between completion of the working model and the point at which the product is ready for general release have been insignificant. As a result, Loislaw.com has expensed software development costs.

   Prepaid software licenses are amortized straight line over the remaining economic life of the license, or the amortization that would be recorded by using the ratio of gross revenues derived from the use of the license to total current and anticipated future gross revenues from the use of the license. The noncurrent portion of prepaid software licenses is included in other assets and amounted to approximately $170,000 at December 31, 1998, and approximately $438,000 at June 30, 1999.

   Database costs represent amounts incurred for data acquisition and conversion costs, editing, coding, and quality control of legal information and include salaries and benefits and overhead allocations. Costs to develop court ruling databases are capitalized and amortized to production costs once the product is released, on a straight-line basis over the expected lives of the databases, which is estimated at twenty years. Costs to develop statutes and regulations databases and costs to maintain and enhance databases are expensed as incurred.

                               LOISLAW.COM, INC.

            (Information as of June 30, 1999 and with respect to the
             six months ended June 30, 1998 and 1999 is unaudited)

Amortization expense related to capitalized databases totaled approximately $240,000, $260,000 and $270,000 in 1996, 1997 and 1998, respectively. The
Company currently contracts with three companies to perform a significant amount of the initial data conversion for its databases.

 (e) Property and Equipment

   Property and equipment are stated at cost. Depreciation of property and equipment is calculated on the straight-line method over the estimated useful lives of 7 years for office furniture and equipment and 5 years for data processing equipment. Leasehold improvements are amortized over the lesser of the lease term or 15 years.

 (f) Revenue Recognition

   Subscription revenue from web-based and CD-ROM products is recognized ratably over the subscription period (1 to 5 years). Substantially all subscriptions sold are billed annually, quarterly or monthly. Unearned portions of subscription revenue are deferred. The noncurrent portions of amounts to be received under long-term subscription agreements amounted to approximately $489,000, $603,000 and $213,000, respectively, at December 31, 1997 and 1998 and June 30, 1999 and are included in other assets in the accompanying balance sheets. Other revenue in 1998 results from producing databases for a third party and is recognized under the percentage of completion method as production costs are incurred. Web-based and CD-ROM subscriptions are both sold from the same databases. Accordingly, there are no separate production costs for web-based and CD-ROM sales. Costs of revenue related to the customized database was approximately $147,000 for the first six months of 1998 and approximately $393,000 for the entire year.

 (g) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

   Long-lived assets and certain identifiable intangibles, including database costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company believes that no significant impairment of its long-lived assets and intangibles, including database costs, has occurred.

 (h) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (i) Stock Option Plan

   The Company has adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation and, as permitted under SFAS No. 123, applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for compensation costs for its stock option plans. Accordingly,

                               LOISLAW.COM, INC.

            (Information as of June 30, 1999 and with respect to the
             six months ended June 30, 1998 and 1999 is unaudited)

compensation expense is recognized on the date of grant only if the current market price of the underlying common stock at date of grant exceeds the exercise price.

 (j) Advertising Costs

   Advertising costs are expensed as incurred. Advertising costs amounted to approximately $28,000, $17,000 and $300,000 for the years ended December 31, 1996, 1997 and 1998, respectively, and are included in selling and marketing expenses in the accompanying statements of operations.

 (k) Financial Instruments

   The fair value of the company's accounts receivable and accounts payable approximate their carrying values due to the relatively short maturities of these instruments. The fair value of the Company's revolving credit borrowings and notes payable approximate their carrying value since the interest rate on these obligations fluctuates with prime rate. The fair value of the subordinated notes can not be determined without incurring excessive costs due to the related party nature of such instruments.

 (l) Loss Per Share

   Loss per share has been computed by dividing the net loss attributable to common stock by the weighted average shares of common stock outstanding during the period as shown below:

                                                                Six months ended
                                Year ended December 31,             June 30,
                             --------------------------------  --------------------
                                1996       1997       1998       1998       1999
                             ----------  ---------  ---------  ---------  ---------
   Net loss................  $3,490,649  2,670,051  8,593,576  3,435,515  7,477,471
   Accrued dividends on
    preferred stock........         --      34,468    340,022    170,011    169,777
   Accretion on redeemable
    common stock warrants..         --         --      46,659        --     125,690
   Accretion on redeemable
    preferred stock........         --         --     113,740     40,632    166,612
                             ----------  ---------  ---------  ---------  ---------
   Net loss attributable to
    common shareholders....  $3,490,649  2,704,519  9,093,997  3,646,158  7,939,550
                             ==========  =========  =========  =========  =========
   Weighted average common
    shares outstanding.....   7,057,206  7,162,740  7,222,344  7,180,000  8,424,298
                             ==========  =========  =========  =========  =========
   Loss per share..........  $    (0.49)     (0.38)     (1.26)     (0.51)     (0.94)
                             ==========  =========  =========  =========  =========

   Potentially dilutive securities were excluded from the above calculations because they were antidilutive in accordance with Statement of Financial Accounting Standards No. 128. The number of shares under common stock options and warrants which were excluded were 210,000, 2,743,278, and 2,086,254, respectively for the years ended December 31, 1996, 1997 and 1998 and 2,816,946 and 618,658, respectively, for the six months ended June 30, 1998 and 1999.

   Unaudited pro forma loss per share and weighted average shares outstanding reflect the conversion of 931,044 shares of Series A Convertible preferred stock and 2,495,697 shares of Series C Convertible preferred stock into 6,853,482 shares of common stock and the elimination of the redemption feature on outstanding warrants for 35,536 shares of common stock as if the conversion and the elimination of the redemption feature

                               LOISLAW.COM, INC.

            (Information as of June 30, 1999 and with respect to the
             six months ended June 30, 1998 and 1999 is unaudited)

had taken place at the beginning of the respective periods. Pro forma loss per share has been computed by dividing the pro forma net loss attributable to common stock by the pro forma weighted average shares of common stock outstanding during the period as shown below:

                                               Year ended     Six months ended
                                            December 31, 1998  June 30, 1999
                                            ----------------- ----------------
      Net loss.............................    $8,593,576         7,477,471
      Accrued dividends on preferred
       stock...............................       340,022           169,777
                                               ----------        ----------
      Pro forma net loss attributable to
       common shareholders.................    $8,933,598         7,647,248
                                               ==========        ==========
      Weighted average common shares
       outstanding.........................     7,222,344         8,424,298
      Conversion of Series A and Series C
       Convertible preferred stock into
       common stock........................     6,853,482         6,853,482
                                               ----------        ----------
      Pro forma weighted average common
       shares outstanding..................    14,075,826        15,277,780
                                               ==========        ==========
      Pro forma loss per share.............    $    (0.63)            (0.50)
                                               ==========        ==========

(3) Database Costs

   Database costs consist of the following:

                                                     December 31,
                                                 --------------------  June 30,
                                                    1997      1998       1999
                                                 ---------- --------- ----------
   Database costs............................... $6,696,994 9,303,468 14,509,095
   Less accumulated amortization................    468,110   736,939    937,658
                                                 ---------- --------- ----------
                                                 $6,228,884 8,566,529 13,571,437
                                                 ========== ========= ==========

(4) Property and Equipment

   Property and equipment consist of the following:

                                                    December 31,
                                                -------------------- June 30,
                                                   1997      1998      1999
                                                ---------- --------- ---------
   Office furniture and equipment.............. $  241,952   246,172   686,927
   Data processing equipment...................    906,243 1,916,936 3,107,174
   Leasehold improvements......................     18,073   149,611   186,942
                                                ---------- --------- ---------
                                                 1,166,268 2,312,719 3,981,043
   Less accumulated depreciation and
    amortization...............................    665,050   866,260 1,049,575
                                                ---------- --------- ---------
                                                $  501,218 1,446,459 2,931,468
                                                ========== ========= =========

                               LOISLAW.COM, INC.

           (Information as of June 30, 1999 and with respect to the six months ended June 30, 1998 and 1999 is unaudited)


(5) Long-Term Debt

   Long-term debt consists of the following:

                                                  December 31,
                                              ---------------------  June 30,
                                                 1997       1998       1999
                                              ---------- ---------- ----------
   12.5% Senior Subordinated Notes........... $4,000,000  8,000,000  9,989,434
   Notes payable.............................        --   2,907,000  4,567,750
   8.25% revolving line of credit, due June
    2000.....................................        --   1,331,000        --
   Capital lease obligation..................    107,384     34,524     28,614
                                              ---------- ---------- ----------
     Total long-term debt....................  4,107,384 12,272,524 14,585,798
   Less current installments.................     26,443    954,893 14,557,184
                                              ---------- ---------- ----------
                                              $4,080,941 11,317,631     28,614
                                              ========== ========== ==========

   Interest expense on related party borrowings was $204,344 in 1996 and $271,823 in 1997 (none in 1998).

   On November 24, 1997, the Company entered into an agreement ("CRL Agreement") with Capital Resource Lenders III, L.P. ("CRL") under which CRL agreed to purchase from the Company up to $10,000,000 of 12.5% Senior Subordinated Notes and a Warrant ("Notes") and $3,000,000 of Series A Convertible preferred stock ("Series A Preferred"). See note 7. At closing, CRL purchased $4,000,000 of the Notes and all of the Series A Preferred (931,044 shares). In accordance with the CRL Agreement, CRL purchased an additional $4,000,000 of the Notes during 1998 and purchased the remaining $2,000,000 of the Notes during January and February 1999. Interest on the Notes is payable quarterly beginning December 31, 1997 and principal is due November 30, 2003.

   The Warrant entitles CRL to purchase 1,944,586 shares of common stock of the Company at $.005 per share at any time prior to September 30, 2004. The value assigned to the warrant was $3,121,060 which has been reflected as deferred loan costs. Such deferred loan costs are being amortized over the term of the notes using the interest method. On January 1, 1998 CRL assigned 32,160 of its warrants and a proportionate share of its other obligations and rights under the CRL Agreement to CRP Investment Partners III, L.P. ("CRP") and Rowland Moriarty ("Moriarty").

   The Company paid $650,000 in cash and issued a warrant to purchase 730,692 shares of the Company's common stock at $.005 per share, at any time prior to September 30, 2004, to a third party for its assistance in obtaining the CRL Agreement. The value assigned to the warrant was $1,172,761 which has been allocated to deferred loan costs and cost of issuance of the Series A Preferred in the amounts of $902,124 and $270,637, respectively. Deferred loan costs are being amortized into expense over the life of the Notes using the interest method. During 1998, this warrant was exercised with the net proceeds reflected as an increase in redeemable common stock in the accompanying financial statements.

   The proceeds from the CRL Agreement were used to repay indebtedness of $2,240,855, to pay the $650,000 private placement fee referred to above and other closing costs of $141,418 (of which amount $237,263 has been charged to cost of issuance of the Series A Preferred) and to provide working capital for the Company.

                               LOISLAW.COM, INC.

            (Information as of June 30, 1999 and with respect to the
             six months ended June 30, 1998 and 1999 is unaudited)


   In connection with the CRL Agreement, a shareholders' agreement was entered into whereby the preferred shareholders and warrant holders were given put options which entitle such holders to put their preferred stock, warrants or any common shares obtained upon exercise of warrants or conversion of preferred shares to the Company between September 30, 2003 and September 30, 2005. Accordingly, all such preferred shares, warrants and common shares obtained upon exercise of warrants have been classified as redeemable equity securities in the accompanying balance sheets. The puts entitle such holders to have their underlying shares redeemed at the fair market value of the common stock as of the redemption date. The difference between the carrying value of such shares and the estimated fair market value of common stock is being accreted through a charge to retained earnings and, with respect to the preferred shares and warrants, is presented as an increase in loss attributable to common shareholders.

   In 1998, the Company entered into a credit agreement with Fleet National Bank ("Fleet") whereby Fleet agreed to advance up to a maximum of $12,000,000 to the Company. Borrowings under this agreement are evidenced by three separate notes including a working capital revolving line of credit ("Revolving Credit"), a converting equipment line of credit ("Equipment LOC"), and a converting SBLC line of credit ("SBLC LOC").

   In accordance with the terms and conditions of the Revolving Credit note, the Company may borrow up to the lesser of $2,500,000 or the borrowing base of eligible receivables as defined by the Fleet agreement ($1,336,240 at December 31, 1998). Advances under the Revolving Credit note at December 31, 1998, amount to $1,331,000, bear interest, payable monthly, at Fleet's prime rate plus 1/2% (8.25% at December 31, 1998), and are due June 30, 2000. In addition, the Company is required to pay a quarterly commitment fee of $6,250.

   Under the Equipment LOC note, the Company may borrow up to $2,500,000 for the purchase of qualified equipment, as defined by the Fleet agreement. Advances under the Equipment LOC note amounted to $407,000 at December 31, 1998 ($1,286,500 at June 30, 1999) and bear interest, payable monthly, at Fleet's prime rate plus 1 1/2% (9.25% at December 31, 1998). Aggregate advances under the Equipment LOC note at June 30, 1999 and June 30, 2000 shall automatically convert to term note A and term note B, respectively. Advances under term note A and term note B shall be repaid by the Company in thirty-six equal monthly installments, plus interest, beginning July 1999 and July 2000, respectively.

   Pursuant to the provisions of the SBLC LOC note, the Company may borrow up to $4,000,000 from Fleet through June 30, 2000, to finance development of its law library databases. Additionally, the Company may request and Fleet shall arrange to issue standby letters of credit, provided, however, that aggregate advances and outstanding letters of credit under the SBLC LOC note shall not exceed $7,000,000. Aggregate advances under the SBLC LOC note (excluding the letters of credit) amounted to $2,500,000 at December 31, 1998 ($3,281,250 at June 30, 1999). Such advances bear interest, payable monthly, at Fleet's prime rate plus 1 1/2% (9.25% at December 31, 1998). Borrowings under the SBLC LOC note are due in thirty-two monthly installments of $109,375, plus interest, commencing May 1999. At December 31, 1998, letters of credit amounting to approximately $2,100,000 are outstanding under the SBLC LOC note securing the Company's performance under its data compilation contract with its foreign supplier.

   Obligations under the CRL Agreement are subordinate to the Fleet borrowings. In addition, CRL, CRP and Moriarty have guaranteed 45% of any borrowings outstanding under the SBLC LOC. In exchange for this guaranty, the Company issued warrants in February 1999 to the guarantors. The warrants entitle the holders to purchase 204,182 shares of common stock of the Company and have the same terms as the original warrants issued in November 1997 and, accordingly, have been classified as redeemable equity securities in the

                               LOISLAW.COM, INC.

            (Information as of June 30, 1999 and with respect to the
             six months ended June 30, 1998 and 1999 is unaudited)

accompanying balance sheets. The value assigned to the warrants ($408,364) has been recorded as deferred loan costs and is being amortized into expense over the remaining term of the related Fleet debt. On May 19, 1999 CRL exercised all of the warrants it held (2,113,232 shares) in exchange for satisfaction of $10,566 of subordinated notes payable. After exercise of these warrants, all remaining warrants (35,536 shares) are held by CRP and Moriarty.

   The per share fair value of common stock warrants issued during 1997 and 1999 was $1.60 and $2.00, respectively, on the date of issuance and was determined using the Black Scholes option pricing model with the following assumptions: no expected dividend yield; risk-free interest rate of 4.5% in 1997 and 1999; and an expected life of 7.0 years and 5.5 years, respectively in 1997 and 1999.

   Prior to and in anticipation of the financing transaction discussed in the following paragraph, CRL advanced to the Company $5,000,000 in exchange for 12.5% Senior Subordinated Convertible Promissory Notes. These notes are subordinated to the Fleet borrowings and were issued as follows: March 10, 1999, $2,000,000; April 13, 1999, $2,000,000; and May 7, 1999, $1,000,000.

   On May 25, 1999, the Company entered into an agreement ("Dublind Agreement") with CRL, Dublind Partners, Inc. ("Dublind") Mark Beyland ("Beyland"), the president of the Company, and other purchasers whereby the Company issued 172,118 shares of common stock to Dublind for $500,002 in cash and 2,495,697 shares of Series C Convertible preferred stock ("Series C Preferred") to CRL, Beyland and the other purchasers for $14,500,000 of which 857,509 shares were issued in exchange for the $4,982,127 of senior subordinated convertible notes plus accrued interest thereon held by CRL and the remaining shares were issued to Beyland (129,088 shares) and the other purchasers (1,509,100 shares) for cash. In connection with the agreement, the Company paid Dublind a brokers' fee of $475,000 and paid other costs in connection with the financing amounting to $170,626. These costs of issuance have been allocated between common stock and the Series C Preferred in the amounts of $21,517 and $624,023, respectively. The net proceeds from the Dublind Agreement are being used for database development costs and other general corporate purposes.

   In connection with the Dublind Agreement, a new shareholders' agreement was entered into whereby all remaining warrants and the shares obtained by CRL upon exercise of warrants would have the same redemption feature as the Series A and Series C shares, which entitles these shareholders to have the underlying shares redeemed at the fair value of the common stock at the redemption date. The common shares issued to Dublind and the 730,692 shares previously obtained from exercising warrants in 1998 are no longer subject to such redemption agreements. Accordingly, such shares have been reclassified into common stock and additional paid-in capital as of May 25, 1999.

   The CRL Agreement and the Fleet agreement contain certain covenants requiring the Company to maintain certain financial ratios including minimum profitability, minimum tangible capital base, as defined, debt service coverage, and liquidity. At December 31, 1998, the Company was not in compliance with certain of these covenants. On May 25, 1999, CRL and Fleet waived compliance with these covenants. However, at June 30, 1999, the Company was not in compliance with one of the financial ratio covenants of the Fleet agreement. The Company has obtained a waiver of the noncompliance until March 31, 2000. Based upon current operations, however, the Company again expects to be in violation of this same covenant at March 31, 2000, the next measurement date for the covenant. Should the Company be in violation of its Fleet covenants, CRL could also accelerate the due date on its subordinated notes. On June 18, 1999, the Company filed a registration statement with the Securities and Exchange Commission to sell shares of common stock in an initial public offering. If the public offering is completed prior to March 31, 2000, the Company's management expects to be in compliance with this covenant as well as all other covenants. If the Company is unable to

                               LOISLAW.COM, INC.

            (Information as of June 30, 1999 and with respect to the
             six months ended June 30, 1998 and 1999 is unaudited)

complete its public offering, and should Fleet require repayment of the borrowings prior to their scheduled maturity, the Company will be required to obtain alternate sources of financing to repay such obligations. Since Fleet has waived violations through December 31, 1999, the Company has classified its debt according to its scheduled maturities at December 31, 1998. Since there can be no assurance that the Company will be able to successfully complete its public offering or obtain alternate sources of financing, the Company has classified all of the Fleet and CRL debt as current at June 30, 1999.

   The aggregate maturities of long-term debt for the five years ending December 31, 2003 are as follows: 1999, $954,893; 2000, $2,792,227; 2001,
$457,571; 2002, $67,833; and 2003, $8,000,000.

(6) Income Taxes

   There was no income tax expense for the years ended December 31, 1996, 1997 or 1998. The actual income tax benefit differs from the expected tax benefit (computed by applying the U.S. Federal corporate tax rate of 34% to loss before income taxes) as follows:

                                               1996        1997        1998
                                            -----------  ---------  ----------
   Computed expected tax benefit........... $(1,186,821)  (907,817) (2,921,816)
   Increase (reduction) in income taxes
    resulting from:
     State income taxes, net of Federal
      income tax benefit and change in
      valuation allowance applicable to
      state taxes of $226,322 in 1996;
      $172,283 in 1997; and $555,356 in
      1998.................................    (149,373)  (113,707)   (336,535)
     Change in valuation allowance due to
      operating losses not utilized........   1,333,213  1,014,879   3,271,474
     Other, net............................       2,981      6,645      16,877
                                            -----------  ---------  ----------
                                            $       --         --          --
                                            ===========  =========  ==========

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1997 are presented below.

                                                         1997         1998
                                                      -----------  ----------
   Deferred tax assets:
     Net operating loss carryforwards................ $ 3,029,026   7,109,861
     Accrued revenues and expenses reported on cash
      basis for tax purposes.........................   1,800,632   1,898,815
     Valuation allowance.............................  (2,417,790) (5,689,264)
                                                      -----------  ----------
       Total deferred tax assets.....................   2,411,868   3,319,412
                                                      -----------  ----------
   Deferred tax liabilities:
     Capitalized database production costs expensed
      as incurred for tax purposes...................  (2,385,040) (3,280,124)
     Other, net......................................     (26,828)    (39,288)
                                                      -----------  ----------
       Total deferred tax liabilities................  (2,411,868) (3,319,412)
                                                      -----------  ----------
       Net deferred tax liability.................... $       --          --
                                                      ===========  ==========

                               LOISLAW.COM, INC.

            (Information as of June 30, 1999 and with respect to the
             six months ended June 30, 1998 and 1999 is unaudited)


   The valuation allowance at January 1, 1997 was $1,402,911. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the levels of historical taxable losses and uncertainty regarding the generation of taxable income in future years, management has established a valuation allowance equal to net deferred tax assets at December 31, 1997 and 1998. At December 31, 1998, the Company has Federal net operating loss carryforwards of approximately $17,300,000 which begin to expire in 2010 and state net operating loss carryforwards of approximately $19,000,000 which begin to expire in 2000.

(7) Stockholders' Equity

 (a) Capital Stock

   The Company has authorized 60,000,000 shares of stock consisting of 50,000,000 shares of $.001 par value common stock and 10,000,000 shares of $.001 par value preferred stock.

   The Board of Directors of the Company may designate the relative rights and preferences of the preferred stock when and if issued. Such rights and preferences could include liquidation preferences, redemption rights, voting rights and dividends and the shares could be issued in multiple series with different rights and preferences. During 1997, the Board of Directors designated and issued 931,044 shares of Series A Preferred and during May 1999 designated and issued 2,495,697 shares of Series C Preferred. Simultaneous with the closing of the CRL Agreement discussed in note 5, the Company designated and issued 439,589 shares of Series B Preferred to a related party in exchange for the note payable to the related party. The Series B Preferred pays annual dividends at the rate of $.7735 per share which accrue from day to day beginning on November 24, 1997. On December 31, 2005 the Company shall redeem all outstanding shares of the Series B Preferred Stock for $10 per share plus unpaid dividends. As of June 30, 1999, there are 6,133,670 shares of undesignated and unissued preferred stock.

   The Series A Preferred shares, which have an initial liquidation value of $3,000,000, and the Series C Preferred shares, which have an initial liquidation value of $15,000,002, are convertible, at the option of the holder, into two shares of common stock and are entitled to receive non-cumulative dividends ratably and on a parity with such dividends as may be paid on the common stock as if such Series A Preferred and Series C Preferred shares had been converted into common stock. The Series A Preferred and Series C Preferred are redeemable at the option of the holder, beginning May 25, 2004, and will automatically convert to common stock upon an initial public offering of the Company's common stock.

   The unaudited pro forma balance sheet at June 30, 1999 is based upon the historical unaudited balance sheet and gives effect to the conversion of the Series A Preferred and Series C Preferred shares into shares of common stock and the elimination of the redemption feature on 2,113,232 shares of common stock and outstanding warrants for the purchase of 35,536 shares of common stock as if the conversion and the elimination of the redemption feature had occurred on June 30, 1999.

   As discussed in note 5, all of the common and preferred shareholders as well as all of the warrant and common stock option holders have entered into a shareholders' agreement which provides for the naming of directors by certain shareholder groups and restricts the sale of stock by parties to the agreement.

                               LOISLAW.COM, INC.

            (Information as of June 30, 1999 and with respect to the
             six months ended June 30, 1998 and 1999 is unaudited)


 (b) Stock Option Plan

   In June, 1996 the Board of Directors and shareholders adopted the 1996 Stock Option Plan ("Plan") which provides for the granting of options to purchase up to 1,000,000 shares of the Company's common stock. Incentive stock options may be granted to employees of the Company at an exercise price per share of not less than the fair value per common share at the date of the grant. Nonqualified stock options may be granted to employees, officers or directors of, or consultants or advisers to, the Company at an exercise price per share as determined by the Board of Directors. The options expire on dates as determined by the Board of Directors, not to exceed 10 years from the date of grant. Twenty-five percent of these options vest twelve months after the grant date, and the remaining shares vest ratably over the forty-eight months thereafter. At December 31, 1998, the weighted-average remaining contractual life of outstanding options was 3.53 years.

   The per share weighted-average fair value of stock options granted during 1996, 1997 and 1998 was 0.42, $0.55 and $0.18, respectively, on the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions: no expected dividend yield; risk-free interest rate of 4.5% in 1996, 1997 and 1998; and an expected life of 5 years.

   The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's pro forma net loss would not have been significantly different than the loss reported in the statement of operations for 1997 or 1998.

   Stock option activity during the periods indicated is as follows:

                                             Number     Weighted-      Number
                                               of        average      of shares
                                             shares   exercise price exercisable
                                            --------  -------------- -----------
   Balance at December 31, 1995............      --          --           --
     Granted...............................  210,000      $ 2.50
                                            --------
   Balance at December 31, 1996............  210,000        2.50          --
     Granted...............................   12,000        2.50
     Forfeited............................. (154,000)      (2.50)
                                            --------
   Balance at December 31, 1997............   68,000        2.50       14,000
     Granted...............................   73,668        2.50
                                            --------
   Balance at December 31, 1998............  141,668        2.50       29,562
                                            ========      ======       ======

   Under the terms of an employment agreement dated April 22, 1999 with Beyland, the Company is required to grant options equal to 2.5% of its fully diluted equity after giving effect to the financing transaction completed on May 25, 1999 (see note 5) and accordingly granted on option to Beyland on May 25, 1999 for 441,454 shares at an option price of $2.91 per share. The options will vest over a five year period with 50% vesting at the date of grant and the remaining options vesting in equal monthly amounts over the remaining four years.

 (c) Subsequent Event

   The Company was originally incorporated in 1987 in Arkansas as Law Office Information Systems, Inc. On June 18, 1999 the Company was reincorporated in Delaware as Loislaw.com, Inc.

                               LOISLAW.COM, INC.

            (Information as of June 30, 1999 and with respect to the
             six months ended June 30, 1998 and 1999 is unaudited)

   On July 22, 1999, the Board of Directors declared a two-for-one stock split, effected in the form of a stock dividend. All share and per share data in the financial statements have been restated to give effect to the stock split.

(8) Commitments and Contingencies

 (a) Leases

   The Company leases parking and office space under an operating lease with a related party that expires in December, 2003. The lease is renewable for two additional successive periods of five years each. Rent expense was approximately, $50,000 in both 1996 and 1997, and approximately $66,000 in 1998. Effective May 5, 1999 the lease was amended to provide for annual rentals of approximately $170,000 as a result of the expansion of space under lease.

 (b) Retirement Plan

   Effective January 1, 1999, the Company adopted a 401(k) plan which covers substantially all employees. Under the terms of the Plan, employees may contribute up to 15% of their annual compensation, subject to Internal Revenue Service limitations. The Company, at its discretion, may make matching contributions of employee deferrals.

 (c) Other

   The Company is involved in certain claims and pending litigation arising from the normal conduct of business. Based on the present knowledge of the facts and, in certain cases, opinions of outside counsel, management believes the resolution of these claims and pending litigation will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

--------------------------------------------------------------------------------

Until      , all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                               [Loislaw.com Logo]

                             Prudential Securities

                           U.S. Bancorp Piper Jaffray

                             Dain Rauscher Wessels
                      a division of Dain Rauscher Incorporated


--------------------------------------------------------------------------------

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

   The following is an itemized statement of the estimated amounts of all expenses payable by Loislaw.com in connection with the registration of the common stock offered hereby, other than underwriting discounts and commissions:

   SEC Registration Fee.............................................. $ 20,850
   NASD Filing Fee................................................... $  8,000
   Nasdaq National Market application and listing fees............... $ 95,000*
   Accountants' fees and expenses.................................... $200,000*
   Legal fees and expenses........................................... $250,000*
   Printing and engraving expenses................................... $245,000*
   Transfer agent's and registrar's fees............................. $  8,000*
   Blue sky fees and expenses........................................ $ 15,000*
   Miscellaneous..................................................... $  8,150*
                                                                      --------
     Total........................................................... $850,000
                                                                      ========

--------

* Estimate.

ITEM 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations.
Article VI of our certificate of incorporation (Exhibit 3.1 hereto) and Article VI of our bylaws (Exhibit 3.2 hereto) provide for the indemnification of its directors, officers and other authorized representatives to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

   Our bylaws permit us to purchase insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the applicable provisions of our bylaws. We currently carry directors and officers liability
insurance with policy limits of $    .

   We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification and expense advances in addition to those provided for in our certificate of incorporation and bylaws.

   Reference is made to Section 8 of the underwriting agreement filed as
Exhibit 1.1 hereto, indemnifying the officers and directors of Loislaw.com against certain liabilities.

ITEM 15. Recent Sales of Unregistered Securities

Issuance of Capital Stock.

   In the three years preceding the filing of this registration statement, we have issued and sold the following securities that were not registered under the Securities Act:

                           Title and Amount of        Name or Class of
      Date of Sale           Securities Sold      Purchaser of Securities      Consideration
      ------------       ------------------------ ------------------------ ---------------------
July 11, 1996........... 120,000 shares of common Johnnie L. Hernreich and $300,000
                         stock                    Larry Murray

April 23, 1997.......... 60,000 shares of common  Johnnie L. Hernreich and $150,000
                         stock                    Larry Murray

November 20, 1997....... 439,589 shares of Series Melissa Parker           Conversion of
                         B Redeemable preferred                            $4,395,890 in
                                                                           outstanding debt

November 24, 1997....... Warrant for the right to Dublind Investments, LLC Financial investment
                         purchase 730,692 shares                           services
                         of common stock

November 24, 1997....... 931,044 shares of Series Capital Resource         $2,998,934.12
                         A Convertible preferred  Lenders III, L.P.

November 24, 1997....... Warrant for the right to Capital Resource         (1)
                         purchase of 1,944,586    Lenders III, L.P.
                         shares of common stock

December 9, 1998........ 730,692 shares of common Dublind Investments, LLC $3,653.46 stock upon exercise of
                         warrant

February 9, 1999........ Warrant for the right to Capital Resource         (2)
                         purchase of 200,806      Lenders III, L.P.
                         shares of common stock

February 9, 1999........ Warrant for the right to CRP Investment           (2)
                         purchase of 236 shares   Partners, LLC
                         of common stock

February 9, 1999........ Warrant for the right to Rowland T. Moriarity     (2)
                         purchase of 3,140 shares
                         of common stock

March 10, 1999.......... Convertible Note         Capital Resource         $2,000,000 principal
                                                  Lenders III, L.P.        amount of note

April 13, 1999.......... Convertible Note         Capital Resource         $2,000,000 principal
                                                  Lenders III, L.P.        amount of note

May 7, 1999............. Convertible Note         Capital Resource         $1,000,000 principal
                                                  Lenders III, L.P.        amount of note

May 19, 1999............ 2,113,232 shares of      Capital Resource         $10,566.16
                         common stock upon        Lenders III, L.P.
                         exercise of warrant

May 25, 1999............ 857,509 shares of Series Capital Resource         Conversion of notes
                         C Convertible preferred  Lenders III, L.P.        totaling $4,982,127
                                                                           in principal amount


                           Title and Amount of       Name or Class of
      Date of Sale           Securities Sold      Purchaser of Securities     Consideration
      ------------       ------------------------ ----------------------- ---------------------
May 25, 1999............ 172,118 shares of common Dublind Partners, Inc.  $500,002.79 stock

May 25, 1999............ 390,340 shares of Series Exeter Capital          $2,267,875.40
                         C Convertible preferred  Partners IV, L.P.

May 25, 1999............ 793,680 shares of Series Sandler Capital         $4,611,280.80
                         C Convertible preferred  Partners IV, L.P.

May 25, 1999............ 325,080 shares of Series Sandler Capital         $1,888,714.80
                         C Convertible preferred  Partners IV, FTE, L.P.

May 25, 1999............ 129,088 shares of Series Mark O. Beyland         $750,001.28
                         C Convertible preferred

--------

(1) Loislaw.com issued a warrant to purchase 1,944,586 shares of its common stock to Capital Resource Lenders III at a purchase price of $.005 per share in connection with Capital Resource Lenders III, L.P.'s purchase of certain 12.5% Senior Subordinated Notes due 2003 under a Senior Subordinated Note and Securities Purchase Agreement dated November 24, 1997 between Loislaw.com and Capital Resource Lenders III, L.P., as amended.

(2) Loislaw.com issued warrants to purchase 200,806, 236 and 3,140 shares of common stock to Capital Resource Lenders III, L.P., CRP Investment Partners LLC and Rowland T. Moriarity, respectively, at a purchase price of $.005 per share in connection with the execution of Amendment No. 4 to the Senior Subordinated Note and Securities Purchase Agreement dated as of November 24, 1997 between Loislaw.com and Capital Resource Lenders III, L.P., as amended.

   No underwriters were involved in the foregoing sales of securities. Except for the sales made on May 19 and May 25, 1999, such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder. The sales made on May 19 and May 25, 1999 were made in reliance upon the exemption from the registration process provided by Rule 506 of the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Grants of Stock Options and Warrants.

   From November 1996 to May 1999, we granted incentive stock options to purchase an aggregate of 583,122 shares of common stock to employees and officers of Loislaw.com under the 1996 Stock Option Plan at exercise prices ranging from $2.50 to $2.91. In addition, in July 1999 our Compensation Committee approved the grant of incentive stock options to purchase an aggregate of 186,500 shares of common stock at an exercise price equal to the initial public offering price to employees and officers of Loislaw.com that will be effective on the date on which the initial public offering price for Loislaw.com's common stock is determined. These options vest over a period of time following their respective dates of grant. These issuances were exempt from registration under Section 4(2) of, and Rule 701 promulgated under, the Securities Act of 1933, as amended.

   In addition, on November 24, 1997 and on February 9, 1999, Loislaw.com granted warrants to investors to purchase an aggregate of 2,879,460 shares of common stock of Loislaw.com at an exercise price of $.005 per share. These issuances were exempt from registration under Section 4(2) of, and Rule 506 promulgated under, the Securities Act. On May 19, 1999, one investor exercised its warrants and purchased a total of 2,113,232 shares of common stock of Loislaw.com.

ITEM 16. Exhibits and Financial Statement Schedules

 (a) Exhibits

  Exhibit
  Number   Description
  -------  -----------
  ****1.1  Form of Underwriting Agreement

     *2.1  Agreement and Plan of Merger, dated as of June 16, 1999

     *2.2  Certificate and Articles of Merger of Law Office Information
           Systems, Inc. (an Arkansas Corporation) with and into Loislaw.com,
           Inc. (a Delaware Corporation).

     *3.1 Certificate of Incorporation of Loislaw.com, as filed with the Secretary of State of Delaware on June 16, 1999.

     *3.2  Bylaws of Loislaw.com

    **3.3  Certificate of Designation as filed with the State of Delaware

   ***4.1  Specimen Certificate for shares of common stock

     *4.2  Amended and Restated Stockholders' Agreement, dated as of May 25,
           1999 by and among Loislaw.com and certain stockholders

     *4.3  Amended and Restated Registration Rights Agreement, dated as of May
           25, 1999 by and among Loislaw.com and certain stockholders

  ****5.1  Opinion of Thompson & Knight, P.C.

    *10.1  1996 Stock Option Plan

  ***10.2  Employment Agreement by and between Loislaw.com and Kyle D. Parker

  ***10.3  Employment Agreement by and between Loislaw.com and Mark O. Beyland

    *10.4 Reimbursement Agreement by and among Kyle D. Parker, as Trustee for the Parker Trust, Melissa Ann Parker and Capital Resource Lenders
           III, L.P. dated as of November 24, 1997, as amended on June 17,
           1999.

    *10.5 Employment Agreement, effective as of July 2, 1996, by and between Loislaw.com and W. Clark Wigley

    *10.6  Corporate License and Services Agreement, effective as of February
           18, 1998, by and between Loislaw.com and Verity, Inc., as amended

    *10.7 Credit Agreement between Loislaw.com and Fleet National Bank, N.A., dated August 20, 1998

    *10.8  First Amendment to Credit Agreement, by and between Loislaw.com and
           Fleet National Bank, N.A., dated December 31, 1998

    *10.9  Second Amendment and Waiver to Credit Agreement, by and between
           Loislaw.com and Fleet National Bank, N.A., dated April 30, 1999

    *10.10 Third Amendment to Credit Agreement, by and between Loislaw.com and
           Fleet National Bank, N.A., dated May 25, 1999

  ***10.11 Form of Indemnity Agreement with a schedule of pending director and officer signatories.

    *10.12 Lease Agreement by and between Loislaw.com and the Parker Law Office dated May 5, 1999.

  +**10.13 Agreement by and between Loislaw.com and Pacific Data Conversion
           Corporation, dated December 29, 1998.

  +**10.14 Agreement by and between Loislaw.com and Infocon, dated July 1, 1998

  +**10.15 Master Services Agreement by and among Loislaw.com, Digital
           Publishing International Ltd. and Innodata Corporation, dated June
           10, 1998

 ****10.16 Employee Stock Purchase Plan.

  ***10.17 1999 Nonqualified Stock Option Plan for Nonemployee Directors

    *10.18 Senior Subordinated Note and Securities Purchase Agreement, dated as of November 24, 1997, by and between Loislaw.com and Capital
           Resource Lenders III, L.P., as amended.



 Exhibit
  Number  Description
 -------  -----------
 ***10.19 Amendment No. 4 to Subordinated Note and Securities Purchase
          Agreement and Amendment Agreement by and among Loislaw.com, Capital
          Resource Lenders III, L.P., CRP Investment Partners III, L.L.C.,
          Rowland Moriarty and certain stockholders, dated as of January 29,
          1999.

 ***10.20 Form of Loislaw.com, Inc. 1996 Stock Option Plan Option Agreement by and between Loislaw.com and Michael E. Romanies.

 ***10.21 Form of Law Office Information Systems, Inc. 1996 Stock Option Plan
          Option Agreement by and between Loislaw.com and Mark O. Beyland.

   *10.22 Form of Customer Subscription Agreement.

 ***10.23 Consent of Veronis Suhler & Associates, dated as of July 6, 1999.

 ***10.24 Consent of Simba Information, Inc., dated as of July 7, 1999.

   *21.0  Subsidiaries of Loislaw.com

 ***23.1  Consent of Thompson & Knight, P.C. (included in its opinion filed as
          Exhibit 5 hereto)

 ***23.2  Consent of KPMG LLP

   *24.1  Power of Attorney (included on signature page of the Registration
          Statement as initially filed)

 ***27.1  Financial Data Schedule

--------
*Previously filed on June 18, 1999.

** Previously filed on July 2, 1999.

***Filed herewith.

****To be filed by amendment.

+Confidential treatment has been requested with respect to certain portions of these agreements.

 (b) Financial Statement Schedules

   Schedule II -- Valuation and Qualifying Accounts.

   Schedules not listed above have been omitted because they are not required, are not applicable, or the information is included in the Financial Statements or Notes thereto.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, Loislaw.com, Inc. has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Buren, State of Arkansas, on August 2, 1999.

                                          Loislaw.com, Inc.

                                                   /s/ Kyle D. Parker
                                          By: _________________________________
                                            Kyle D. Parker
                                            Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons on August 2, 1999 in the capacities indicated:

              Signature                          Title
              ---------                          -----
          /s/ Kyle D. Parker           Chairman of the Board and
______________________________________  Chief Executive Officer
            Kyle D. Parker              (principal executive
                                        officer)


         /s/ Mark O. Beyland           President, Chief Financial
 ______________________________________  Officer and Director
           Mark O. Beyland

         /s/ Pamela G. Rogers          Controller and chief
 ______________________________________  accounting officer
           Pamela G. Rogers

         Robert C. Ammerman*           Director
 ______________________________________
          Robert C. Ammerman

             Randy Laney*              Director
 ______________________________________
            D. Randy Laney

           Hannah C. Stone*            Director
 ______________________________________
           Hannah C. Stone

   *BY:    /s/ Kyle D. Parker
______________________________________
            Kyle D. Parker
           Attorney-in-Fact

                                                                     SCHEDULE II

                               LOISLAW.COM, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                  Years ended December 31, 1996, 1997 and 1998

                                         Additions
                              Balance at charged to Bad debts     Bad    Balance
                              beginning  costs and   written     debts   at end
                               of year    expenses     off     recovered of year
                              ---------- ---------- ---------  --------- -------
1996:
 Allowance for doubtful
  accounts...................  $    --    525,000        --        --    525,000
                               ========   =======   ========    ======   =======
1997:
 Allowance for doubtful
  accounts...................  $525,000    94,381   (244,381)      --    375,000
                               ========   =======   ========    ======   =======
1998:
 Allowance for doubtful
  accounts...................  $375,000       --    (279,244)   29,218   124,974
                               ========   =======   ========    ======   =======

                                 EXHIBIT INDEX

  Exhibit
  Number
  -------
  ****1.1  Form of Underwriting Agreement

     *2.1  Agreement and Plan of Merger, dated as of June 16, 1999

     *2.2  Certificate and Articles of Merger of Law Office Information
           Systems, Inc. (an Arkansas Corporation) with and into Loislaw.com,
           Inc. (a Delaware Corporation).

     *3.1 Certificate of Incorporation of Loislaw.com, as filed with the Secretary of State of Delaware on June 16, 1999.

     *3.2  Bylaws of Loislaw.com

    **3.3  Certificate of Designation as filed with the State of Delaware

   ***4.1  Specimen Certificate for shares of common stock

     *4.2  Amended and Restated Stockholders' Agreement, dated as of May 25,
           1999 by and among Loislaw.com and certain stockholders

     *4.3  Amended and Restated Registration Rights Agreement, dated as of May
           25, 1999 by and among Loislaw.com and certain stockholders

  ****5.1  Opinion of Thompson & Knight, P.C.

    *10.1  1996 Stock Option Plan

  ***10.2  Employment Agreement by and between Loislaw.com and Kyle D. Parker

  ***10.3  Employment Agreement by and between Loislaw.com and Mark O. Beyland

    *10.4 Reimbursement Agreement by and among Kyle D. Parker, as Trustee for the Parker Trust, Melissa Ann Parker and Capital Resource Lenders
           III, L.P. dated as of November 24, 1997, as amended on June 17,
           1999.

    *10.5 Employment Agreement, effective as of July 2, 1996, by and between Loislaw.com and W. Clark Wigley

    *10.6  Corporate License and Services Agreement, effective as of February
           18, 1998, by and between Loislaw.com and Verity, Inc., as amended

    *10.7 Credit Agreement between Loislaw.com and Fleet National Bank, N.A., dated August 20, 1998

    *10.8  First Amendment to Credit Agreement, by and between Loislaw.com and
           Fleet National Bank, N.A., dated December 31, 1998

    *10.9  Second Amendment and Waiver to Credit Agreement, by and between
           Loislaw.com and Fleet National Bank, N.A., dated April 30, 1999

    *10.10 Third Amendment to Credit Agreement, by and between Loislaw.com and
           Fleet National Bank, N.A., dated May 25, 1999

  ***10.11 Form of Indemnity Agreement with a schedule of pending director and officer signatories.

    *10.12 Lease Agreement by and between Loislaw.com and the Parker Law Office dated May 5, 1999.

  +**10.13 Agreement by and between Loislaw.com and Pacific Data Conversion
           Corporation, dated December 29, 1998.

  +**10.14 Agreement by and between Loislaw.com and Infocon, dated July 1, 1998

  +**10.15 Master Services Agreement by and among Loislaw.com, Digital
           Publishing International Ltd. and Innodata Corporation, dated June
           10, 1998

 ****10.16 Employee Stock Purchase Plan.

  ***10.17 1999 Nonqualified Stock Option Plan for Nonemployee Directors

    *10.18 Senior Subordinated Note and Securities Purchase Agreement, dated as of November 24, 1997, by and between Loislaw.com and Capital
           Resource Lenders III, L.P., as amended.


 Exhibit
  Number
 -------
 ***10.19 Amendment No. 4 to Subordinated Note and Securities Purchase
          Agreement and Amendment Agreement by and among Loislaw.com, Capital
          Resource Lenders III, L.P., CRP Investment Partners III, L.L.C.,
          Rowland Moriarty and certain stockholders, dated as of January 29,
          1999.

 ***10.20 Form of Loislaw.com, Inc. 1996 Stock Option Plan Option Agreement by and between Loislaw.com and Michael E. Romanies.

 ***10.21 Form of Law Office Information Systems, Inc. 1996 Stock Option Plan
          Option Agreement by and between Loislaw.com and Mark O. Beyland.

   *10.22 Form of Customer Subscription Agreement.

 ***10.23 Consent of Veronis Suhler & Associates, dated as of July 6, 1999.

 ***10.24 Consent of Simba Information, Inc., dated as of July 7, 1999.

   *21.0  Subsidiaries of Loislaw.com

 ***23.1  Consent of Thompson & Knight, P.C. (included in its opinion filed as
          Exhibit 5 hereto)

 ***23.2  Consent of KPMG LLP

   *24.1  Power of Attorney (included on signature page of the Registration
          Statement as initially filed)

 ***27.1  Financial Data Schedule

--------
*  Previously filed on June 18, 1999.

**  Previously filed on July 2, 1999

*** Filed herewith

**** To be filed by amendment.

+ Confidential treatment has been requested with respect to certain portions of these agreements.